Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT

FOURTH AMENDMENT, dated as of June 6, 2017 (this “Amendment”), to the Credit Agreement, dated as of March 19, 2014, among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the lenders party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”), and the other agents party thereto (as amended by the First Amendment dated as of February 1, 2016, the Second Amendment effective as of September 30, 2016, the Third Amendment and Waiver dated as of May 1, 2017 and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; and the Existing Credit Agreement as amended by this Amendment, the “Credit Agreement”). Terms defined in the Existing Credit Agreement shall be used in this Amendment with their defined meanings unless otherwise defined herein.

W I T N E S S E T H :

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Existing Credit Agreement; and

WHEREAS, the Borrower desires to amend certain provisions of the Existing Credit Agreement;

WHEREAS, the Borrower desires to amend certain provisions of the Guarantee and Collateral Agreement;

WHEREAS, subject to the terms and conditions of this Amendment, the Lenders are willing to agree to amend the terms of the Existing Credit Agreement and the Guarantee and Collateral Agreement as herein provided;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Amendments. Pursuant to Section 10.1 of the Existing Credit Agreement, effective as of the Amendment Effective Date (as defined below):

(a) (i) The Existing Credit Agreement (excluding (subject to clauses (ii) through (iv) below) the Annexes, Schedules and the Exhibits thereto, which shall continue to be the Annexes, Schedules and Exhibits under the Credit Agreement) is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and to add Annex B as set forth in the pages of the Credit Agreement attached as Annex I hereto;

(ii) The document attached as Annex II hereto shall be added as Annex B to the Credit Agreement;

(iii) The document attached as Annex III hereto shall be added as Exhibit H to the Credit Agreement;

(iv) The document attached as Annex IV hereto shall be added as Exhibit I to the Credit Agreement; and

(b) The Guarantee and Collateral Agreement is hereby amended and restated in the form attached as Annex V hereto.

SECTION 2. Conditions to Effectiveness. This Amendment shall become fully effective upon the satisfaction of the conditions precedent set forth in Section 5.2 of the Credit Agreement (the “Amendment Effective Date”).

SECTION 3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and each Lender that (immediately before and after giving effect to this Amendment) the representations and warranties set forth in Section 4 of the Credit Agreement are true and correct in all material respects on and as of the Amendment Effective Date with the same effect as though made on and as of the Amendment Effective Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties were true and correct in all material respects on and as of such earlier date).

SECTION 4. GOVERNING LAW; WAIVER OF JURY TRIAL; MISCELLANEOUS:

(a) No Change. Except as expressly provided herein, no term or provision of the Credit Agreement or any other Loan Document shall be amended, modified or supplemented, and each term and provision of the Credit Agreement and each other Loan Document shall remain in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended by this Amendment. This Amendment shall constitute a Loan Document.

(b) Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be effective as delivery of a manually executed counterpart hereof.

(c) Payment of Fees and Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Amendment, including, without limitation, the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

(d) GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Signature Pages Follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

RENT-A-CENTER, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: Chief Executive Officer

FOURTH AMENDMENT SIGNATURE PAGE

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent and a Lender

By:	/s/ Thomas M. Vertin
Name: Thomas M. Vertin
Title: Authorized Officer

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: Bank of America, N.A.
as a Lender

By:	/s/ Lisa Huynh
Name: Lisa Huynh
Title: Vice President

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: COMPASS BANK, as a Lender

By:	/s/ Khoa Duong
Name: Khoa Duong
Title: Senior Vice President

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: Wells Fargo Bank,
as a Lender

By:	/s/ Jennifer L. Norris
Name: Jennifer L. Norris
Title: Senior Vice President

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: SunTrust Bank,
as a Lender

By:	/s/ Justin Lien
Name: Justin Lien
Title: Director

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: Fifth Third Bank,
as a Lender

By:	/s/ Brian Anderson
Name: Brian Anderson
Title: Director

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: Comerica Bank,
as a Lender

By:	/s/ Chris Reed
Name: Chris Reed
Title: Vice President

FOURTH AMENDMENT SIGNATURE PAGE

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By:	/s/ Janet L. Wheeler
Name: Janet L. Wheeler
Title: Vice President

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: Royal Bank of Canada,
as a Lender

By:	/s/ Kiran Krishnamurthy
Name:	Kiran Krishnamurthy
Title:	Vice President

NAME OF LENDER: ZB, N.A. dba Amegy Bank,
as a Lender

By:	/s/ Kathy Magee
Name: Kathy Magee
Title: Senior Vice President

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: Citizens Bank, N.A.,
as a Lender

By:	/s/ Elizabeth Aigler
Name: Elizabeth Aigler
Title: Assistant Vice President

FOURTH AMENDMENT SIGNATURE PAGE

NAME OF LENDER: INTRUST Bank, N.A.,
as a Lender

By:	/s/ Marlon E. King
Name: Marlon E. King
Title: Managing Director

FOURTH AMENDMENT SIGNATURE PAGE

ANNEX I

CREDIT AGREEMENT

~~CONFORMED DRAFT 5/8/17~~ EXECUTION VERSION

~~INTERNAL USE ONLY~~

CREDIT AGREEMENT

among

RENT-A-CENTER, INC.,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

BANK OF AMERICA, N.A., BBVA COMPASS BANK, WELLS FARGO BANK, NATIONAL

ASSOCIATION and SUNTRUST BANK,

as Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of March 19, 2014

J.P. MORGAN SECURITIES LLC, ~~MERRILL LYNCH, PIERCE, FENNER, & SMITH~~

~~INCORPORATED~~BANK OF AMERICA, N.A., BBVA SECURITIES INC., WELLS FARGO

SECURITIES, LLC and SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

Page
SECTION 1. DEFINITIONS		1

1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~28~~39

SECTION 2. AMOUNT AND TERMS OF FACILITIES		~~29~~40

2.1	Term Commitments; Term Loans; Incremental Term Loans	~~29~~40
2.2	Revolving Commitments; Revolving Loans; Incremental Revolving Loans	~~30~~41
2.3	Swingline Commitment and Protective Advances	~~31~~42
2.4	Procedure for Term Loan Borrowing	~~31~~43
2.5	Procedure for Revolving Loan Borrowing	~~31~~43
2.6	Procedure for Swingline Borrowing; Refunding of Swingline Loans	~~32~~44
2.7	Repayment of Loans	~~33~~45
2.8	Commitment Fees, Etc.	~~33~~45
2.9	Termination or Reduction of Commitments	~~34~~46
2.10	Optional Prepayments	~~34~~46
2.11	Mandatory Prepayments	~~34~~47
2.12	Conversion and Continuation Options	~~35~~48
2.13	Limitations on Eurodollar Tranches	~~36~~48
2.14	Interest Rates and Payment Dates	~~36~~49
2.15	Computation of Interest and Fees	~~36~~49
2.16	Inability to Determine Interest Rate	~~37~~49
2.17	Pro Rata Treatment and Payments	~~37~~50
2.18	Requirements of Law	~~38~~51
2.19	Taxes	~~40~~52
2.20	Indemnity	~~43~~56
2.21	Change of Lending Office	~~44~~56
2.22	Replacement of Lenders	~~44~~57
2.23	Illegality	~~44~~57
2.24	Defaulting Lenders	~~44~~57
2.25	Swap Agreements	60
2.26	MIRE Events	60

SECTION 3. LETTERS OF CREDIT		~~47~~60

3.1	LC Commitments	~~47~~60
3.2	Procedure for Issuance of Letter of Credit	~~47~~61
3.3	Fees and Other Charges	~~48~~62
3.4	LC Participations	~~48~~62
3.5	Reimbursement Obligation of the Borrower	~~49~~63
3.6	Obligations Absolute	~~50~~64
3.7	Letter of Credit Payments	~~50~~64
3.8	Applications	~~51~~64

i

Page
SECTION 4. REPRESENTATIONS AND WARRANTIES		~~51~~65

4.1	Financial Condition	~~51~~65
4.2	No Change	~~51~~65
4.3	Existence; Compliance with Law	~~51~~65
4.4	Power; Authorization; Enforceable Obligations	~~51~~65
4.5	No Legal Bar	~~52~~66
4.6	Litigation	~~52~~66
4.7	No Default	~~52~~66
4.8	Ownership of Property; Liens	~~52~~66
4.9	Intellectual Property	~~52~~66
4.10	Taxes	~~52~~66
4.11	Federal Regulations	~~53~~66
4.12	Labor Matters	~~53~~67
4.13	ERISA	~~53~~67
4.14	Investment Company Act; Other Regulations	~~53~~67
4.15	Subsidiaries	~~53~~67
4.16	Use of Proceeds	~~54~~67
4.17	Environmental Matters	~~54~~68
4.18	Accuracy of Information, etc.	~~55~~68
4.19	Security ~~Documents~~ Interest in Collateral	~~55~~69
4.20	Solvency	~~56~~70
4.21	Senior Indebtedness	~~56~~70
4.22	Regulation H	~~56~~70
4.23	Insurance	~~56~~70
4.24	Lease Payments	~~56~~70
4.25	Anti-Corruption Laws and Sanctions	~~56~~70
4.26	EEA Financial Institutions	70

SECTION 5. CONDITIONS PRECEDENT		~~57~~71

5.1	Conditions to Initial Extensions of Credit	~~57~~71
5.2	Conditions to Amendment	72
~~5.2~~5.3	Conditions to Each Extension of Credit	~~58~~74

SECTION 6. AFFIRMATIVE COVENANTS		~~58~~75

6.1	Financial Statements	~~58~~75
6.2	Certificates; Other Information	~~59~~76
6.3	Payment of Obligations	~~60~~78
6.4	Maintenance of Existence; Compliance	~~60~~78
6.5	Maintenance of Property; Insurance	~~60~~78
6.6	Inspection of Property; Books and Records; Discussions.	~~61~~79
6.7	Notices	~~61~~79
6.8	Environmental Laws	~~62~~80
6.9	Additional Collateral, etc.	~~62~~80
6.10	Permitted Acquisitions ~~and Permitted Foreign Acquisitions~~	~~64~~82
6.11	Further Assurances	~~64~~82
6.12	Real Property Mortgages	~~64~~83
6.13	Appraisals	84

Page
6.14	Rental and Sales Agreements	85
6.15	Deposit Account Control Agreements; Insurance	85

SECTION 7. NEGATIVE COVENANTS		~~66~~85

7.1	~~Financial Condition Covenants~~Consolidated Fixed Charge Coverage Ratio	~~66~~85
7.2	Indebtedness	~~67~~86
7.3	Liens	~~68~~88
7.4	Fundamental Changes	~~69~~89
7.5	Disposition of Property	~~70~~90
7.6	Restricted Payments	~~71~~90
7.7	Capital Expenditures	~~71~~91
7.8	Investments	~~72~~91
7.9	Payments and Modifications of Certain Debt Instruments and Qualified Preferred Stock	~~73~~93
7.10	Transactions with Affiliates	~~74~~93
7.11	Sales/Leaseback Transactions	~~74~~93
7.12	Changes in Fiscal Periods	~~74~~94
7.13	Negative Pledge Clauses	~~74~~94
7.14	Clauses Restricting Subsidiary Distributions	~~74~~94
7.15	Lines of Business	~~75~~94
7.16	Use of Proceeds	~~75~~94
7.17	Chattel Paper	95

SECTION 8. EVENTS OF DEFAULT		~~75~~95

SECTION 9. THE AGENTS		~~78~~98

9.1	Appointment	~~78~~98
9.2	Delegation of Duties	~~78~~98
9.3	Exculpatory Provisions	~~78~~98
9.4	Reliance by Administrative Agent	~~79~~99
9.5	Notice of Default	~~79~~99
9.6	Non-Reliance on Agents and Other Lenders	~~79~~99
9.7	Indemnification	~~80~~100
9.8	Agent in Its Individual Capacity	~~80~~100
9.9	Successor Administrative Agent	~~80~~100
9.10	Authorization to Release Guarantees and Liens	~~81~~101
9.11	Syndication Agents and Lead Arrangers	~~81~~101

SECTION 10. MISCELLANEOUS		~~81~~101

10.1	Amendments and Waivers	~~81~~101
10.2	Notices	~~83~~102
10.3	No Waiver; Cumulative Remedies	~~84~~104
10.4	Survival of Representations and Warranties	~~84~~104
10.5	Payment of Expenses and Taxes	~~84~~104
10.6	Successors and Assigns; Participations and Assignments	~~85~~105
10.7	Adjustments; Setoff	~~88~~108
10.8	Counterparts	~~88~~109
10.9	Severability	~~88~~109
10.10	Integration	~~88~~109

Page
10.11	GOVERNING LAW	~~89~~109
10.12	Submission To Jurisdiction; Waivers	~~89~~109
10.13	Acknowledgements	~~89~~110
10.14	Confidentiality	~~89~~110
10.15	WAIVERS OF JURY TRIAL	~~90~~111
10.16	USA Patriot Act	~~90~~111
10.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	111
10.18	No Novation	111

ANNEX:

A	Revolving Commitments and Term Commitments on the Closing Date
B	Revolving Commitments on the Amendment Effective Date

SCHEDULES:

1.1	Existing Letters of Credit
4.6	Litigation
4.15	Subsidiaries
4.19(a)	UCC and Other Filings / Jurisdictions and Offices
4.19(b)	Mortgaged Properties
7.2(d)	Existing Indebtedness
7.3(f)	Existing Liens
7.14	Existing Restrictions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Assumption
E-1	Form of Increased Term Facility Activation Notice
E-2	Form of Increased Revolving Facility Activation Notice
F	Form of New Lender Supplement
G	Form of U.S. Tax Compliance Certificate
H	Form of Borrowing Base Certificate
I	Form of Collateral Monitoring Template

v

CREDIT AGREEMENT (this “Agreement”), dated as of March 19, 2014, among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), BANK OF AMERICA, N.A., BBVA COMPASS BANK, WELLS FARGO BANK, NATIONAL ASSOCIATION and SUNTRUST BANK, as syndication agents (in such capacity, the “Syndication Agents”), and JPMORGAN CHASE BANK, N.A., as administrative agent.

W I T N E S S E T H :

WHEREAS, in connection with the consummation of the Refinancing, the Borrower has requested that the Lenders extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $225,000,000, and (b) Revolving Loans, Swingline Loans, Protective Advances and Letters of Credit at any time and from time to time prior to the Revolving Scheduled Commitment Termination Date, in an aggregate principal amount not in excess of $675,000,000 at any time outstanding;

NOW THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including in the recitals above), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Eurodollar Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurodollar Loan with a one-month Interest Period plus 1.0%; provided, that the ABR applicable to Term Loans shall not be less than 1.75%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Account”: as defined in the Guarantee and Collateral Agreement.

“Account Debtor”: any Person obligated on an Account.

“Administrative Agent”: JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agents and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to, without duplication, the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Amendment Effective Date”: the date on which the conditions precedent set forth in Section 5.2 shall have been satisfied, which date is June 6, 2017.

~~“Alternative Currency”: Canadian dollars, Mexican pesos and any other currency (other than Dollars) agreed to by the applicable Issuing Lender and the Borrower.~~

~~“Alternative Currency LC Commitment”: $100,000,000.~~

~~“Alternative Currency LC Exposure~~”~~: at any time, the sum of (a) the Dollar Equivalent of the aggregate undrawn and unexpired amount (that is available for drawing) of all outstanding Alternative Currency Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.~~

~~“Alternative Currency Letter of Credit”: a Letter of Credit denominated in an Alternative Currency.~~

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) with respect to the Revolving Loans, the Swingline Loans, and the Term Loans (other than Incremental Term Loans), the rate per annum set forth under the relevant column heading below:

	ABR Loans	Eurodollar Loans
Revolving Loans and Swingline Loans	1.25%	2.25%
Term Loans	2.00%	3.00%

provided, that (i) on and after the first Adjustment Date occurring after the Closing Date, the Applicable Margin with respect to the Revolving Loans and the Swingline Loans will be determined pursuant to the Applicable Pricing Grid and (ii) if the all-in pricing of any Incremental Term Loan (as calculated by the Administrative Agent upon written notice which shall provide sufficient detail to support such calculation (it being understood that any such all-in pricing may take the form of original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID), with OID being equated to an interest rate based on an assumed four-year life to maturity)) is greater than the pricing of any outstanding Term Loans by more than 0.50% per annum, the Applicable Margin with respect to such Term Loans shall be increased concurrently with the funding of such Incremental Term Loan such that such Applicable Margin is equal to the all-in pricing for such Incremental Term Loan (calculated in the manner provided above) minus 0.50%; and

(b) with respect to the Incremental Term Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental ~~Term~~ Lenders as shown in the applicable Increased Term Facility Activation Notice.

“Applicable Pricing Grid”:

Consolidated Total Leverage Ratio	Applicable Margin for Eurodollar Revolving Loans	Applicable Margin for ABR Revolving Loans and Swingline Loans	Commitment Fee Rate
>4.0 to 1.0	3.00%	2.00%	0.500%
<4.0 to 1.0 and >3.5 to 1.0	2.75%	1.75%	0.500%
<3.5 to 1.0 and >3.0 to 1.0	2.50%	1.50%	0.500%
<3.0 to 1.0 and >2.5 to 1.0	2.25%	1.25%	0.450%
<2.5 to 1.0 and >2.0 to 1.0	2.00%	1.00%	0.400%
<2.0 to 1.0 and >1.0 to 1.0	1.75%	0.75%	0.350%
<1.0 to 1.0	1.50%	0.50%	0.300%

Changes in the Applicable Margin or in the Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1(a) or (b) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 6.1(a) or (b), then, until such financial statements are delivered, the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than ~~3.5~~4.0 to 1.0. In addition, at all times while an Event of Default shall have occurred and be continuing, the Consolidated Total Leverage Ratio shall for the purposes of this definition be deemed to be greater than ~~3.5~~4.0 to 1.0. Each determination of the Consolidated Total Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower ending at the end of the period covered by the relevant financial statements.

“Application”: an application, in such form as the applicable Issuing Lender may specify from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Approved Fund”: as defined in Section 10.6(b).

“Asset Sale”: any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (f), (g), (h), (i) or (j) of Section 7.5 and any Disposition of Cash Equivalents) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $5,000,000.

“Assignee”: as defined in Section 10.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit D.

“Assumed Indebtedness”: Indebtedness assumed in connection with a Permitted Acquisition ~~or Permitted Foreign Acquisition~~; provided, that (a) such Indebtedness is outstanding at the time of such acquisition and was not incurred in connection therewith or in contemplation thereof and (b) in the event that such Permitted Acquisition ~~or Permitted Foreign Acquisition~~ constitutes an acquisition of property other than Capital Stock, such Indebtedness was incurred in order to acquire or improve such property.

“Attributable Indebtedness”: in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction determined in accordance with GAAP) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

“Availability”: at any time, an amount equal to (a) the lesser of (i) the Total Revolving Commitments minus Reserves and (ii) the Borrowing Base minus (b) the Total Revolving Extensions of Credit (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Revolving Percentage of all outstanding borrowings).

“Availability Threshold Amount”: $50,000,000.

“Available Revolving Commitment”: as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding~~; provided, that in calculating any Lender’s Revolving Extensions of Credit for the purpose of determining such Lender’s Available Revolving Commitment pursuant to Section 2.8(a), the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero~~.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation”: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services”: each and any of the following bank services provided to any Loan Party by the Administrative Agent, any Lender or any of their respective Affiliates: (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations”: any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Reserves”: all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided, that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Base”: at any time, the sum of:

(a) 65% of the Loan Parties’ Eligible Installment Sales Accounts at such time, plus

(b) the product of 80% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the Loan Parties’ Eligible Inventory Held for Rent, valued at the lower of cost (determined on a first-in-first-out basis) and market value, plus

(c) the product of 75% multiplied by (i) the Net Orderly Liquidation Value identified in the most recent Rental Agreement Portfolio appraisal ordered by the Administrative Agent or (ii) if the Administrative Agent has received a Collateral Monitoring Template pursuant to Section 6.1(d) subsequent to the delivery of the most recent Rental Agreement Portfolio appraisal ordered by the Administrative Agent, the monthly discounted cash flow amount set forth in the Collateral Monitoring Template most recently delivered pursuant to Section 6.1(d), minus

(d) Reserves, minus

(e) the Term Loan Reserve;

provided that in calculating the Borrowing Base, the value of that portion of the Borrowing Base described in clause (c) shall not exceed an amount equal to 75% of the Recent Rental Proceeds.

The Administrative Agent may, in its Permitted Discretion, reduce the advance rates set forth above, implement or adjust Reserves or reduce one or more of the other elements used in computing the Borrowing Base. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 6.2(g) or 6.2(h) of this Agreement.

“Borrowing Base Certificate”: a certificate, signed and certified as accurate and complete by the chief financial officer or treasurer of the Borrower, in substantially the form of Exhibit H or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

~~“Calculation Date”: two Business Days prior to the last Business Day of each calendar quarter (or any other day selected by the Administrative Agent in its discretion); provided, that each date that is on or about the date of any issuance, drawdown, expiration or extension of an Alternative Currency Letter of Credit shall also be a “Calculation Date” with respect to the relevant Alternative Currency.~~

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures (other than those made pursuant to Permitted Acquisitions ~~or Permitted Foreign Acquisitions~~) by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding merchandise inventory acquired during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Expenditures (Expansion)”: for any period, with respect to any Person, any Capital Expenditures made by such Person in connection with the opening of new stores to be operated by such Person.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Dominion Period”: each of the following shall be a Cash Dominion Period: (a) each period when a Specified Event of Default shall have occurred and be continuing and (b) each period beginning on the third consecutive Business Day on which Availability is less than the greater of (i) 15% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base and (ii) $50,000,000; provided that any such Cash Dominion Period commencing pursuant to this clause (b) shall end when and if Availability shall have been not less than such specified level for 30 consecutive days.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) short term investments (not exceeding 35 days) in loans made to obligors having an investment grade rating from each of S&P and Moody’s; (h) shares of money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (g) of this definition; or (i) investments by Foreign Subsidiaries in (A) bank accounts and cash management facilities maintained at one of the three largest banks in the country in which such Foreign Subsidiary maintains its chief executive office and (B) such investments as are comparable to the cash equivalents described in clauses (a) through (h) above that are customary investments for entities in such jurisdictions and that are consistent with the goal of preservation of capital and prudent under the circumstances.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is March 19, 2014.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document. Notwithstanding anything contained in this Agreement or any Security Document to the contrary, the term “Collateral” shall not include (i) the Capital Stock of any non-first tier Foreign Subsidiary, or (ii) more than 65% of the outstanding voting Capital Stock of any first tier Foreign Subsidiary.

“Collateral Access Agreement” as defined in the Guarantee and Collateral Agreement.

“Collateral Monitoring Template”: a certificate substantially in the form of Exhibit I.

“Collection Account” as defined in the Guarantee and Collateral Agreement.

“Commitment”: as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commitment Fee Rate”: 0.450% per annum; provided, that on and after the first Adjustment Date (as defined in the definition of “Applicable Pricing Grid”) occurring after the Closing Date, the Commitment Fee Rate will be determined pursuant to the Applicable Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated March 2014 and furnished to certain Lenders.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income or profits (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalents but including rental merchandise inventory) that would be classified as “short term assets” of the Borrower and its Subsidiaries, as determined by the Borrower.

“Consolidated Current Liabilities”: at any date, all liabilities of the Borrower and its Subsidiaries having a maturity of one year or less, but excluding (a) the current portion of any Funded Debt of the Borrower and its Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Revolving Loans ~~or~~, Swingline Loans or Protective Advances to the extent otherwise included therein.

“Consolidated EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation (excluding depreciation of rental merchandise) and amortization expense, including, without limitation, amortization of intangibles (including, but not limited to, goodwill) and organization costs, (d) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business) and (e) any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including (i) whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business and (ii) gains resulting from below-par purchases of Term Loans), (c) any other non-cash income earned outside the ordinary course of business and (d) any cash payments made during such period in respect of items described in the immediately preceding clause (d) or (e) above subsequent to the ~~fiscal quarter~~calendar month in which the relevant non-cash expenses, losses or charges were reflected as a charge in the statement of Consolidated Net

Income, all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any Reference Period pursuant to any determination of the Consolidated Total Leverage Ratio, if during such Reference Period the Borrower or any Subsidiary shall have made a Material Disposition or Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition (including any indebtedness incurred or acquired in connection therewith) occurred on the first day of such Reference Period. ~~As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $15,000,000 (or such lesser amount as the Borrower may determine in its discretion); and “Material Disposition” means any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $15,000,000 (or such lesser amount as the Borrower may determine in its discretion).~~ Notwithstanding anything to the contrary herein, if at any time the Permitted Non-Guarantor Subsidiaries represent (1) more than 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended ~~fiscal quarter~~calendar month of the Borrower, (2) more than 10% of the consolidated total revenues of the Borrower and its Subsidiaries for the ~~four fiscal quarters~~12 calendar months of the Borrower most recently ended, or (3) more than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the ~~four fiscal quarters~~12 calendar months of the Borrower most recently ended, in each case as determined on a consolidated basis in conformity with GAAP consistently applied, then the Consolidated EBITDA attributable to such Permitted Non-Guarantor Subsidiaries shall be disregarded for purposes of calculating “Consolidated EBITDA” hereunder except to the extent actually distributed to the Borrower or a Domestic Subsidiary that is not a Permitted Non-Guarantor Subsidiary.

“Consolidated Fixed Charge Coverage Ratio”: ~~for~~at any ~~period~~date, the ratio of (a) the sum of Consolidated EBITDA ~~for such period and, to the extent reducing Consolidated Net Income for such period, Consolidated Lease Expense for such period~~minus Unfinanced Capital Expenditures minus the excess (to the extent positive) of (i) expenses for income taxes paid in cash minus (ii) cash income tax refunds received to (b) Consolidated Fixed Charges ~~for such period.~~, all calculated for the period of 12 consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date for which financial statements are available).

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period and (b) ~~Consolidated Lease Expense for~~scheduled principal payments on Indebtedness actually made during such period, determined on a consolidated basis for the Borrower and its Subsidiaries.

“Consolidated Funded Debt”: at any date, the aggregate principal amount of all Funded Debt (which, for purposes of the calculation of Consolidated Funded Debt, shall be deemed to exclude any unfunded portion of the Letters of Credit) of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense”: for any period, total cash interest expense (including that attributable to Capital Lease Obligations), net of cash interest income, of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, commitment fees payable pursuant to Section 2.8 and net costs under Swap Agreements in respect of such Indebtedness to the extent such net costs are allocable to such period in accordance with GAAP).

~~“Consolidated Lease Expense”: for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower and its Subsidiaries for such period with respect to leases of real and personal property, determined on a consolidated basis in accordance with GAAP.~~

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary.

~~“Consolidated Net Worth”: at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of the Borrower and its Subsidiaries under stockholders’ equity at such date.~~

“Consolidated Senior Debt”: all Consolidated Funded Debt other than Subordinated Debt.

“Consolidated Senior Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Senior Debt on such day to (b) Consolidated EBITDA for such period.

~~“Consolidated Senior Secured Debt”: at any date, the aggregate principal amount of Consolidated Senior Debt (including, without limitation, Capital Lease Obligations) that is then secured (or purported to be secured) by Liens on property or assets of the Borrower or its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as prepayment of such Indebtedness is not prohibited).~~

~~“Consolidated Senior Secured Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.~~

“Consolidated Total Assets”: at any date, (a) all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date and (b) without duplication of clause (a) above, the book value of all rental merchandise inventory of the Borrower and its Subsidiaries at such date.

“Consolidated Total Leverage Ratio”: as at the last day of any period, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Continuing Directors”: the directors of the Borrower on the Closing Date, and each other director of the Borrower, if, in each case, such other director’s election, nomination for election or appointment to the board of directors of the Borrower is or was recommended or approved by at least a majority of the directors then in office (or a duly constituted committee thereof) either who were directors of the Borrower at the date of such election, nomination or appointment or whose election, nomination or appointment was approved by a majority of such directors.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

~~“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.~~

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied (including, in any event, a “Default” under and as defined in the Senior Subordinated Note Indenture or the Senior Unsecured Note Indenture).

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent and the Borrower, that (a) in the case of any Revolving Lender, has (i) failed to fund any portion of its Revolving Loans or participations in Letters of Credit ~~or~~, Swingline Loans or Protective Advances within three Business Days of the date required to be funded by it hereunder, (ii) notified the Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (iii) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Loans and participations in then outstanding Letters of Credit ~~and~~, Swingline Loans and Protective Advances or (iv) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (b) in the case of any Lender, has become (or whose Lender Parent has become) the subject of a Bankruptcy Event or a Bail-In Action.

“Deposit Account”: as defined in the Guarantee and Collateral Agreement.

“Deposit Account Control Agreement”: as defined in the Guarantee and Collateral Agreement.

“Designated Contacts”: employees of the Borrower or any of its Subsidiaries that are notified in writing by the Borrower to the Administrative Agent from time to time.

“Disposition”: with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, license (other than the grant of a non-exclusive license entered into in the ordinary course of business), abandonment or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings; provided, however, that a “Disposition” shall not include the non-exclusive license of intellectual property by a Subsidiary to another Subsidiary.

“Disqualified Stock”: any Capital Stock or other ownership or profit interest of any Loan Party that any Loan Party is or, upon the passage of time or the occurrence of any event, may become obligated to redeem, purchase, retire, defease or otherwise make any payment in respect of in consideration other than Capital Stock (other than Disqualified Stock).

~~“Dollar Equivalent”: with respect to the amount of any currency at any date, the equivalent in Dollars of such amount, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Administrative Agent for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Calculation Date. Not later than 12:00 Noon, New York City time, on each Calculation Date, the Administrative Agent shall (a) determine the exchange rate as of such Calculation Date to be used for calculating the Dollar Equivalent amounts of each currency in which an Alternative Currency Letter of Credit or unreimbursed LC Disbursement in respect thereof is denominated and (b) give notice thereof to the Borrower. The exchange rates so determined shall become effective on the relevant Calculation Date and shall remain effective until the next succeeding Calculation Date.~~

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States, any State thereof or the District of Columbia.

“ECF Percentage”: 50%; provided, that, with respect to each fiscal year of the Borrower, the ECF Percentage shall be reduced to (a) 25% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 3.00 to 1.00 but greater than or equal to 2.50 to 1.00 and (b) 0% if the Consolidated Total Leverage Ratio as of the last day of such fiscal year is less than 2.50 to 1.00.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Installment Sales Accounts”: at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans, Protective Advances and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Installment Sales Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 30 days after the original due date therefor (“Overage”) (when calculating the amount under this clause (i), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor), or (ii) which has been written off the books of the Borrower or other applicable Loan Party or otherwise designated as uncollectible;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true;

(e) which does not arise from the sale of goods in the ordinary course of business;

(f) which (i) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent which has been sent to the Account Debtor, (ii) represents a progress billing, (iii) is contingent upon the completion by a Loan Party of any further performance, (iv) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (v) relates to payments of interest;

(g) for which the goods giving rise to such Account have not been shipped to the Account Debtor or if such Account was invoiced more than once;

(h) which (to the knowledge of any Loan Party) is owed by an Account Debtor which has applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets;

(i) which is owed in any currency other than Dollars;

(j) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(k) which, for any Account Debtor, exceeds a credit limit determined by the Administrative Agent, to the extent of such excess;

(l) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(m) which is subject to any counterclaim, deduction, defense, setoff or dispute (but only to the extent of any such counterclaim, deduction, defense, setoff or dispute);

(n) which is evidenced by any promissory note or instrument;

(o) with respect to which the Borrower or the applicable Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction), or any Account which was partially paid and the Borrower or the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(p) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Consumer Financial Protection Bureau;

(q) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party; or

(r) which the Administrative Agent determines may not be paid by reason of the Account Debtor’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

Prior to any Accounts that are acquired in a Material Transaction becoming “Eligible Installment Sales Accounts”, the Administrative Agent shall have received an audit and field examination in respect of such Accounts, the results of which are satisfactory to the Administrative Agent.

In determining the amount of an Eligible Installment Sales Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account.

“Eligible Inventory Held for Rent”: at any time, the Inventory Held for Rent of the Loan Parties which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Revolving Loans, Swingline Loans and Protective Advances and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Inventory Held for Rent shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) which (i) is, in the Administrative Agent’s opinion, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity, (ii) is Inventory that has been Inventory Held for Rent for more than 12 months and has not been rented since the date of acquisition thereof or (iii) which is in disrepair or in the process of being repaired;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest (including rental interest) or title or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for rent in the ordinary course of business;

(g) which is not located in the United States;

(h) which is not located in a store, distribution center, collection center or national product service center which premises are, in each case, owned by a Loan Party, unless such store, distribution center, collection center or national product service center is leased by the Borrower and (A) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (B) a Reserve for rent, charges and other amounts due or to become due with respect to such facility (which Reserve shall be based off the liquidation scenario set forth in the most recent Inventory appraisal received by the Administrative Agent) has been established by the Administrative Agent in its Permitted Discretion;

(i) which is a discontinued product or component thereof;

(j) which is the subject of a consignment by the applicable Loan Party as consignor;

(k) which is perishable;

(l) which contains or bears any intellectual property rights licensed to a Loan Party unless the Administrative Agent is satisfied that it may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(m) which is not reflected in a current perpetual inventory report of the Borrower or the applicable Loan Party;

(n) for which reclamation rights have been asserted by the seller;

(o) which has been acquired from a Sanctioned Person; or

(p) which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

Prior to any Inventory that is acquired in a Material Transaction becoming “Eligible Inventory Held for Rent”, the Administrative Agent shall have received a field examination and an appraisal in respect of such Inventory, the results of which are satisfactory to the Administrative Agent.

“Eligible Rental Agreements”: at any time, rental agreements entered into by any Loan Party with a customer of such Loan Party which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Revolving Loans, Swingline Loans and Protective Advances and the issuance of Letters of Credit. Without limiting the Administrative Agent’s discretion provided herein, Eligible Rental Agreements shall not include any rental agreement:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) with respect to which the remaining value of the inventory in respect thereof has been written off the books of the Borrower or other applicable Loan Party or otherwise designated as uncollectible;

(d) with respect to which any covenant, representation or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached or is not true;

(e) which does not arise from the rent of goods in the ordinary course of business;

(f) for which the goods subject to such rental agreement have not been shipped to the applicable counterparty;

(g) with respect to which the amounts due under such rental agreement remain unpaid after the original due date for a period to be determined by the Administrative Agent from time to time in its Permitted Discretion;

(h) with respect to which the counterparty thereof (to the knowledge of any Loan Party) has applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets;

(i) with respect to which rental payments are owed in any currency other than Dollars;

(j) which is not governed by the law of the United States or any state thereof;

(k) which is not generated at a store located in the United States;

(l) with respect to which the counterparty thereof is an Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(m) with respect to which the counterparty thereof is a Person to which any Loan Party is indebted;

(n) with respect to which the payments thereunder are subject to any counterclaim, deduction, defense, setoff or dispute;

(o) with respect to which the Borrower or the applicable Loan Party has made any agreement with the counterparty thereof for any reduction in any rental payments or other amounts due thereunder, other than discounts and adjustments given in the ordinary course of business;

(p) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local;

(q) which is for goods that have been rented pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party; or

(r) with respect to which the Administrative Agent determines the rental payments or other payments thereunder may not be paid by reason of the counterparty’s inability to pay or which the Administrative Agent otherwise determines is unacceptable for any reason whatsoever.

Prior to any rental agreement that is acquired in a Material Transaction becoming an “Eligible Rental Agreement”, the Administrative Agent shall have received (unless the Administrative Agent otherwise agrees in its Permitted Discretion) a field examination and an appraisal in respect of such rental agreement, the results of which are satisfactory to the Administrative Agent.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as formerly, now or may at any time hereafter be in effect.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan (other than any Eurodollar Loan having a seven-day Interest Period), the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided, that, if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the

Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time. If the Eurodollar Base Rate is being determined in connection with any Eurodollar Loan having a seven-day Interest Period, such rate shall be determined by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein. The Eurodollar Base Rate applicable to Term Loans shall not be less than 0.75% and the Eurodollar Base Rate applicable to Revolving Loans shall not be less than 0.00%.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                    Eurodollar Base Rate

1.00 - Eurocurrency Reserve Requirements

; provided that if the Eurodollar Rate is less than 0.00%, it shall be 0.00% for purposes of this Agreement.

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided, that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (including, in any event, an “Event of Default” under and as defined in the Senior Subordinated Note Indenture or the Senior Unsecured Note Indenture).

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated EBITDA of the Borrower and its Subsidiaries for such fiscal year and (ii) decreases, if any, in Consolidated Working Capital for such fiscal year when measured against Consolidated Working Capital for the previous fiscal year over (b) the sum, without duplication, of (i) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures ~~and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount~~), (ii) increases, if any, in Consolidated Working Capital for such fiscal year when measured against Consolidated Working Capital for the previous fiscal year, (iii) the aggregate amount of all optional prepayments of the Term Loans during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of the Term Loans made during such fiscal year, (v) the aggregate amount of all principal payments of the Revolving Loans made during such fiscal year to the extent such payment was accompanied by a permanent reduction of the Revolving Commitments in at least a like amount, (vi) the amount of cash taxes actually paid or tax reserves set aside or payable (without duplication) during such fiscal year, (d) consolidated cash interest expense actually paid during such fiscal year (net of interest income) and (e) the amount of dividends actually paid during such fiscal year pursuant to Section~~s~~ 7.6(b).

“Excess Cash Flow Application Date”: as defined in Section 2.11(c).

“Excluded Swap Obligation”: with respect to any Loan Party, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Loan Party as specified in any agreement between the relevant Loan Parties and the counterparty applicable to such Swap Obligations, prompt notice of which shall be provided to the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income or profits (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.22) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.19, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.19(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing 2020 Senior Unsecured Notes”: the Borrower’s 6.625% senior unsecured notes in the aggregate principal amount of $300,000,000 due 2020 issued pursuant to the Existing 2020 Senior Unsecured Note Indenture.

“Existing 2020 Senior Unsecured Note Indenture”: the Senior Notes Indenture, dated as of November 2, 2010, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 6.625% Senior Notes due 2020, as amended, supplemented, restated or otherwise modified from time to time,

“Existing 2021 Senior Unsecured Notes”: the Borrower’s 4.75% senior unsecured notes in the aggregate principal amount of $250,000,000 due 2021 issued pursuant to the Existing 2021 Senior Unsecured Note Indenture.

“Existing 2021 Senior Unsecured Note Indenture”: the Senior Notes Indenture, dated as of May 2, 2013, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, relating to the 4.75% Senior Notes due 2021, as amended, supplemented, restated or otherwise modified from time to time; provided, that only for purposes of Section 7.6(b) and Section 7.9, (a) the “Existing 2021 Senior Unsecured Note Indenture” shall be deemed to be the indenture in effect on the Closing Date, without giving effect to any subsequent amendments, waivers, supplements or other modifications thereto and (b) the reference in the first sentence of Section 4.07(b) of the Existing 2021 Senior Unsecured Note Indenture to Section 4.09(a) shall be deemed to be a reference to Section 4.07(a) thereunder.

“Existing Credit Agreement”: the Fourth Amended and Restated Credit Agreement, dated as of May 28, 2003, as amended and restated as of July 14, 2011 and as amended by the First Amendment dated as of April 13, 2012, among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto, Bank of America, N.A., Compass Bank and Wells Fargo Bank, N.A., as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letter of Credit”: each letter of credit issued under the Existing Credit Agreement identified on Schedule 1.1 hereto that is outstanding on the Closing Date and each renewal of such letter of credit, each of which shall be deemed, on and after the Closing Date, to have been issued hereunder.

“Facility”: the credit facility consisting of, as applicable, (a) the Term Commitments and the Term Loans (the “Term Facility”) and (b) the Revolving Commitments and the extensions of credit made thereunder (the “Revolving Facility”).

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than 0.00%, it shall be deemed to be 0.0% for purposes of this Agreement.

“Flood Insurance Laws”: collectively, (i) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968~~, (ii)~~ and the Flood Disaster Protection Act of 1973~~, (iii) the National Flood Insurance Reform Act of 1994 and (iv)~~) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004~~, in each case,~~ as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fourth Amendment”: Fourth Amendment to this Agreement, dated as of June 6, 2017, among the Borrower, the other Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Funded Debt”: as to any Person, on any date, (a) all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans and the Reimbursement Obligations (but excluding, in the case of the Borrower, any Guarantee Obligations of the Borrower in respect of Indebtedness of franchisees, to the extent permitted by Section 7.2(h)), minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and its Subsidiaries on such date that is in excess of $25,000,000 and not subject to any Lien (other than pursuant to the Loan Documents).

“Funding Office”: the office of the Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time, except that for purposes of Section 7.1 and the calculations of the Consolidated Total Leverage Ratio in respect of the Applicable Pricing Grid, GAAP shall be determined on the basis of such principles in effect on the Closing Date and consistent with those used in the preparation of the most recent audited financial statements referenced in Section 4.1. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee and Collateral Agreement”: the Amended and Restated Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A, as the same has been or may be amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing ~~P~~person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued or incurred a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: as defined in the Guarantee and Collateral Agreement.

“Increased Facility Activation Date”: any Business Day on which any Lender shall execute and deliver to the Administrative Agent, as applicable, (i) an Increased Term Facility Activation Notice pursuant to Section 2.1(c) or (ii) an Increased Revolving Facility Activation Notice pursuant to Section 2.2(b).

“Increased Revolving Facility Activation Notice”: a notice substantially in the form of Exhibit E-2.

“Increased Revolving Facility Closing Date”: any Business Day designated as such in an Increased Revolving Facility Activation Notice.

“Increased Term Facility Activation Notice”: a notice substantially in the form of Exhibit E-1.

“Increased Term Facility Closing Date”: any Business Day designated as such in an Increased Term Facility Activation Notice.

“Incremental Lenders”: (a) on any Increased Facility Activation Date, the Lenders signatory to the applicable Increased Term Facility Activation Notice or Increased Revolving Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Loan.

“Incremental Loans”: Incremental Revolving Loans and Incremental Term Loans.

“Incremental Revolving Commitments”: as defined in Section 2.2(b).

“Incremental Revolving Loans”: as defined in Section 2.2(b).

“Incremental Term Loans”: as defined in Section 2.1(c).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) the liquidation value of all redeemable preferred Capital Stock of such Person (other than any Qualified Preferred Stock) and all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation; (j) all Attributable Indebtedness of such Person and (k) for the purposes of Section 8(e) only, all obligations of such Person in respect of Swap Agreements (which, for purposes of such Section 8(e), will be deemed to have an outstanding principal amount equal to the net amount which would be payable (or would permit the counterparty thereto to cause to become payable) by the Borrower or Subsidiary party thereto (including any net termination payment) upon the occurrence of any default, event or condition specified in such Section 8(e)).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insurance Subsidiary”: Legacy Insurance Co., Ltd., a Bermuda company and a Wholly Owned Subsidiary of the Borrower formed for the sole purpose of writing insurance only for the risks of the Borrower and its Subsidiaries.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright works, copyright licenses, patents, patent licenses, trademarks, trademark licenses, domain names, technology, inventions, know-how, methods and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Security Agreements”: the Trademark Security Agreement(s), Copyright Security Agreement(s) and Patent Security Agreement(s) between certain Loan Parties and the Administrative Agent, substantially in the form of Exhibit B-1 to the Guarantee and Collateral Agreement.

“Interest Payment Date”: (a) as to any ABR Loan (other than any Swingline Loan and Protective Advance), the ~~last~~first Business ~~d~~Day of each ~~March, June, September and December~~January, April, July and October to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Loan (other than any Revolving Loan that is an ABR Loan ~~and~~, any Swingline Loan and any Protective Advance), the date of any repayment or prepayment made in respect thereof and (e) as to any Swingline Loan and Protective Advance, the day that such Loan is required to be repaid.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending seven days (in the case of Revolving Loans only) or one, two, three or six months thereafter, as selected by the

Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending seven days (in the case of Revolving Loans only) or one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 Noon, New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided, that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period for a particular Facility that would extend beyond the final maturity date applicable thereto;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

Notwithstanding the foregoing, clause (iii) above shall not apply to Eurodollar Loans having a seven-day Interest Period.

“Interpolated Rate”: as defined in the definition of “Eurodollar Base Rate”.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Inventory Held for Rent”: Inventory of a Loan Party which is being held for rent.

“Investments”: as defined in Section 7.8.

“IRS”: the United States Internal Revenue Service.

“Issuing Lender”: each of JPMorgan Chase Bank, N.A. and any other Revolving Lender reasonably approved by the Borrower that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as an issuer of any Letter of Credit. Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“LC Disbursement”: as defined in Section 3.5(a).

“LC Exposure”: with respect to any Revolving Lender, such Lender’s Revolving Percentage of the LC Obligations then outstanding.

“LC Fee Payment Date”: (a) each date that is ~~three~~the first Business Day~~s after the last day~~ of each ~~March, June, September and December~~January, April, July and October and (b) the last day of the Revolving Commitment Period.

“LC Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount available for drawing of the then outstanding Letters of Credit and (b) the aggregate amount of LC Disbursements that have not then been reimbursed pursuant to Section 3.5. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.2( ~~f~~e). For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices 1998 published by the Institute of International Banking and Law Practice (or such latest version thereof as may be in effect at the time of issuance), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LC Participants”: the collective reference to all Revolving Lenders (including each Issuing Lender), as participants in each Letter of Credit.

“Lead Arrangers”: the Joint Lead Arrangers and Joint Bookrunners identified on the cover page of this Agreement.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: as defined in the preamble hereto and including each Issuing Lender and the Swingline Lender.

“Letters of Credit”: the letters of credit issued pursuant to Section 3.1, which shall be deemed to include the Existing Letters of Credit.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing) or any purchase option, call option, right of first refusal or similar right.

“Loan”: any loan made by any Lender pursuant to this Agreement, including any Protective Advance.

“Loan Documents”: this Agreement, the Security Documents and the Notes.

“Loan Parties”: the Borrower and each Subsidiary of the Borrower that is a party to a Loan Document.

“Majority Facility Lenders”: (a) with respect the Term Facility, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans outstanding under the Term Facility and (b) with respect to the Revolving Facility, the holders of more than 50% of the Total Revolving Extensions of Credit (or, prior to any termination of the Revolving Commitments, the holders of more than 50% of the Total Revolving Commitments) outstanding under such Facility.

“Margin Capital Stock”: Capital Stock issued by the Borrower that (i) constitutes “margin stock” within the meaning of such term under Regulation U as now or from time to time hereafter in effect and (ii) would, taking into account all other “margin stock” (within the meaning of such term under Regulation U as now or from time to time hereafter in effect) held by the Borrower or any of its Subsidiaries, cause the value of all such “margin stock” to exceed 25% of the value of all assets of the Borrower and its Subsidiaries that directly or indirectly secure (within the meaning of Regulation U) the Obligations.

“Material Acquisition”: any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $15,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, property, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Secured Parties hereunder or thereunder or (c) the validity, enforceability or priority of the Liens intended to be created by the Security Documents taken as a whole.

“Material Disposition”: any Disposition of property or series of related Dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $15,000,000.

“Material Transaction”: any acquisition or series of related acquisitions in which a Loan Party acquires assets that, if included in the Borrowing Base, would increase the Borrowing Base by an amount in excess of $10,000,000.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Minimum Availability Period”: each period commencing on a Test Date on which the Borrower is not in compliance with the financial covenant set forth in Section 7.1 and ending on the first subsequent Test Date on which the Borrower is in compliance with the financial covenant set forth in Section 7.1.

“MIRE Event”: if there are any Mortgaged Properties at such time, any increase, extension or renewal of any of the Commitments or Loans (including any Incremental Revolving Commitments, Incremental Term Loans or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Loan or (iii) the issuance, renewal or extension of Letters of Credit).

“Moody’s”: as defined in the definition of “Cash Equivalents”.

“Mortgage”: any mortgage or deed of trust made by any Loan Party in favor of, or for the benefit of, the Administrative Agent for the benefit of the Secured Parties, in form and substance reasonably acceptable to the Administrative Agent.

“Mortgaged Property”: any real property of any Loan Party as to which the Administrative Agent for the benefit of the Secured Parties has been granted a Lien pursuant to any Mortgage.

“Multiemployer Plan”: a multiemployer plan, as defined in Section 4001(a)(3) of ERISA.

“Net Cash Effect”: in any fiscal year, the absolute difference between (a) the Net Cash Proceeds received in such fiscal year with respect to Dispositions consummated pursuant to Section 7.5(k) in such fiscal year and (b) with respect to any acquisitions consummated pursuant to Section 7.8(k) in such fiscal year, the sum (without duplication) of (i) the amount of cash paid by the Borrower and its Subsidiaries in connection with such acquisitions during such fiscal year and (ii) the principal amount (or, if less, the accreted value) at the time of such acquisitions of all Assumed Indebtedness with respect thereto.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of reasonable attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable currently as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of reasonable attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Orderly Liquidation Value”: with respect to Inventory or Eligible Rental Agreements of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent by an appraiser acceptable to the Administrative Agent, net of all costs of liquidation thereof.

“New Lender Supplement”: a supplement, substantially in the form of Exhibit F, pursuant to which a New Term Lender or a New Revolving Lender, as applicable, becomes a Lender hereunder.

“New Revolving Lender”: as defined in Section 2.2(c).

“New Term Lender”: as defined in Section 2.1(d).

“Non-U.S. Lender”: a Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Notes”: the collective reference to any promissory note evidencing Loans.

“Notice Period”: as defined in Section 2.26.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of any Loan Party to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, Banking Services or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that (i) Obligations of the Borrower or any other Loan Party under any Specified Swap Agreement or in respect of Banking Services Obligations (A) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (B) shall not include any such obligations entered into after the counterparty to such Specified Swap Agreement ceases to be a Lender or an Affiliate of a Lender or after assignment by such counterparty to another Person that is not a Lender or an Affiliate of a Lender, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Swap Agreements or holders of Banking Services Obligations and (iii) the amount of secured Obligations under any Specified Swap Agreements shall not exceed the net amount, including any net termination payments, that would be required to be paid to the counterparty to such Specified Swap Agreement on the date of termination of such Specified Swap Agreement.

“Original Credit Agreement”: this Agreement immediately prior to giving effect to the Amendment Effective Date.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.22).

“Participant”: as defined in Section 10.6(c).

. “Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.16.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

~~“Permitted Acquisition”: any acquisition, consisting of a single transaction or a series of related transactions~~, ~~by the Borrower or any one or more of its Wholly Owned Subsidiary Guarantors (or Subsidiaries who will concurrently with such acquisition become Wholly Owned Subsidiary Guarantors) of all of the Capital Stock of, or all or a substantial part of the assets of, or of a business, unit or division of, any Person organized under the laws of the United States or any state thereof (or a business, unit or division of any Person organized under the laws of any governmental instrumentality other than the United States or any state thereof, which business unit or division operates entirely within the United States) (such business, unit or division, the “Acquired Business”), provided, that (a) the consideration paid by the Borrower or such Subsidiary or Subsidiaries pursuant to such acquisition shall be solely in a form referred to in clause (a), (b), (c) or (d) of the definition of “Purchase Price” (or some combination thereof), (b) the requirements of Section 6.10 have been satisfied with respect to such acquisition, (c) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such~~

~~compliance, (d) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (e) all actions required to be taken with respect to any acquired or newly formed Subsidiary or otherwise with respect to the Acquired Business in such acquisition under Section 6.9 and 6.10 shall have been taken, (f) if the pro forma Consolidated Total Leverage Ratio as of the last day of the most recent fiscal quarter for which the relevant financial information is available is greater than 3.00 to 1.00, the aggregate Purchase Price in respect of such acquisition and all other Permitted Acquisitions consummated during such fiscal year (including acquisitions made when this restriction is not applicable) shall not exceed, in such fiscal year, the sum of (i) $150,000,000 and (ii) an additional amount up to $50,000,000 to the extent not expended as Capital Expenditures (Expansion) during such fiscal year pursuant to Section 7.7, and (g) any such acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person (or whose business, unit or division is, as the case may be) being. acquired.~~

“Permitted ~~Foreign~~ Acquisition”: any acquisition, consisting of a single transaction or a series of related transactions, by the Borrower or any one or more of its Wholly Owned ~~Subsidiary Guarantors (or~~ Subsidiaries ~~who will concurrently with such acquisition become Wholly Owned Subsidiary Guarantors) or Foreign Subsidiaries (that are Wholly Owned Subsidiaries)~~ of all of the Capital Stock of, or all or a substantial part of the assets of, or of a business, unit or division of, any Person ~~organized under the laws of any governmental instrumentality other than the United States or any state thereof (or a business, unit or division of any Person organized under the laws of the United States or any state thereof, which business unit or division operates entirely outside of the United States)~~ (such business, unit or division, the “Acquired ~~Foreign~~ Business”)~~, provided, that (a) the consideration paid by the Borrower or such Subsidiary or Subsidiaries pursuant to such acquisition shall be solely in a form referred to in clause (a), (b), (c) or (d) of the definition of “Purchase Price” (or some combination thereof), (b) the requirements of Section 6.10 have been satisfied with respect to such acquisition, (c) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the covenants contained in Section 7.1, in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower as if such acquisition had occurred on the first day of each relevant period for testing such compliance, (d) no Default or Event of Default shall have occurred and be continuing, or would occur after giving effect to such acquisition, (e) all actions required to be taken with respect to any acquired or newly formed Subsidiary or otherwise with respect to the Acquired Foreign Business in such acquisition under Section 6.9 and 6.10 shall have been taken, (f) the aggregate Purchase Prices in respect of such acquisition and all other Permitted Foreign Acquisitions consummated in accordance with this Agreement shall not exceed $300,000,000 from and after the Closing Date through the remaining term of this Agreement, and (g) any such acquisition shall have been approved by the Board of Directors or such comparable governing body of the Person (or whose business, unit or division is, as the case may be) being acquired~~.

“Permitted Discretion”: a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances”:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (h) of Section 8; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations, are not in a material amount and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investors”: the collective reference to the Speese Persons.

“Permitted Non-Guarantor Subsidiary”: as defined in Section 6.9(c).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, that is covered by ERISA, and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069(b) of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity Interests”: as defined in the Guarantee and Collateral Agreement.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Projections”: as defined in Section 6.2(c).

“Properties”: as defined in Section 4.17(a).

“Protective Advance Exposure”: at any time, the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Revolving Lender at any time shall be its Revolving Percentage of the total Protective Advance Exposure at such time.

“Protective Advances”: as defined in Section 2.3(b).

“Purchase Price”: with respect to any Permitted Acquisition or ~~Permitted Foreign Acquisition~~Investment, the sum (without duplication) of (a) the amount of cash paid by the Borrower and its Subsidiaries in connection with such acquisition, (b) the value (as determined for purposes of such acquisition in accordance with the applicable acquisition agreement) of all Capital Stock of the Borrower issued or given as consideration in connection with such acquisition, (c) the Qualified Net Cash Equity Proceeds applied to finance such acquisition and (d) the principal amount (or, if less, the accreted value) at the time of such acquisition of all Assumed Indebtedness with respect thereto.

“Qualified Net Cash Equity Proceeds”: the Net Cash Proceeds of any offering of Capital Stock of the Borrower, provided, that (a) such offering was made in express contemplation of a Permitted Acquisition ~~or Permitted Foreign Acquisition~~, (b) such Capital Stock is not mandatorily redeemable and (c) such Permitted Acquisition ~~or Permitted Foreign Acquisition~~ is consummated within 90 days after receipt by the Borrower of such Net Cash Proceeds.

“Qualified Preferred Stock”: any preferred stock of the Borrower that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (a) (i) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) become convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock that is not Qualified Preferred Stock unless such conversion or exchange is subject, as a condition precedent thereto, to the Borrower’s ability to incur Indebtedness hereunder in accordance with the terms hereof, or (iii) become redeemable at the option of the holder thereof (other than as a result of a change of control event), in whole or in part, in each case on or prior to the date that is one year after the latest maturity date for Loans hereunder that is in effect on the date of issuance of such preferred stock unless such redemption is subject, as a condition precedent thereto, to the Borrower’s ability to make a Restricted Payment of like amount in accordance with the terms hereof, (b) provide holders thereunder with any rights to any payments upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Loan Documents unless such payments would be permitted as Restricted Payments in accordance with the terms hereof, or (c) require the payment of cash dividends or other cash distributions to the extent the payment thereof would not be permitted at such time pursuant to this Agreement or any other agreement relating to borrowed money of the Borrower or any of its Subsidiaries; provided, that, immediately after giving effect to the issuance of such preferred stock, the Borrower is in pro forma compliance with Section 7.1 (with such compliance calculated as of the last day of the most recent ~~fiscal quarter~~calendar month for which the relevant financial information is available and demonstrated in a written certificate delivered to the Administrative Agent prior to the issuance of such preferred stock).

“RAC East”: Rent-A-Center East, Inc., a Delaware corporation.

“Recent Rental Proceeds”: as of any day, the aggregate cash proceeds from rental payments and fees (excluding sales tax) received by the Loan Parties pursuant to Eligible Rental Agreements during the three calendar months most recently ended on or prior to such day.

“Recipient”: (a) the Administrative Agent, (b) any Lender and (c) any Issuing ~~Bank~~Lender, as applicable.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries.

“Reference Month”: as defined in Section 7.1.

“Reference Period”: with respect to any date, the period of ~~four~~12 consecutive ~~fiscal quarters~~calendar months of the Borrower immediately preceding such date or, if such date is the last day of a ~~fiscal quarter~~calendar month, ending on such date.

“Refinancing”: the repayment in full or deemed repayment in full, as the case may be, of all Indebtedness outstanding under the Existing Credit Agreement and the termination of all commitments thereunder.

“Refunded Swingline Loans”: as defined in Section 2.6(b).

“Refunding Date”: as defined in Section 2.6(c).

“Register”: as defined in Section 10.6(b).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 3.5 for amounts paid under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans (or, following the payment in full of the Term Loans, any outstanding Revolving Loans, Swingline Loans or Protective Advances) pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary of the Borrower other than a Specified Subsidiary (unless such Specified Subsidiary was the recipient of such Net Cash Proceeds)) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire assets useful in the businesses of the Borrower or any of its Subsidiaries.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire assets useful in the Borrower’s business.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 12 months after such Reinvestment Event (or, in the case of a Recovery Event with respect to owned real property, 36 months after such Recovery Event) and (b) the date on which the Borrower (directly or indirectly through a Subsidiary of the Borrower) shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

~~“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.~~

“Rental Agreement Portfolio”: at any time, the Eligible Rental Agreements of the Loan Parties.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Reports”: as defined in Section 6.6.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (a) the aggregate unpaid principal amount of the Term Loans then outstanding and (b) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves”: any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including an availability reserve, reserves for accrued and unpaid interest on the Obligations, volatility reserves, reserves for rent at locations leased by any Loan Party and for consignee’s, warehousemen’s and bailee’s charges, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for Obligations in respect of Specified Swap Agreements, Banking Services Reserves, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. For the avoidance of doubt, (i) Reserves deducted from the Borrowing Base and Reserves deducted from the Total Revolving Commitments may be different and (ii) the Term Loan Reserve shall not be deducted from the Total Revolving Commitments.

“Responsible Officer”: the chief executive officer, president, chief financial officer or treasurer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or president of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and participate in Swingline Loans, Protective Advances and Letters of Credit, in an aggregate principal amount of such Loans and/or amount of such Letters of Credit (determined in accordance with Section 1.2( ~~f~~e)) not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Annex ~~A~~B, or, as the case may be, in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Revolving Commitments as of the ~~Closing~~Amendment Effective Date is $~~675,000,000~~350,000,000.

“Revolving Commitment Period”: the period from and including the Closing Date to but excluding the earlier of the Revolving Scheduled Commitment Termination Date and the date of termination of the Revolving Commitments.

“Revolving Extensions of Credit”: as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s LC Exposure then outstanding ~~and~~, (c) such Lender’s Swingline Exposure then outstanding and (d) such Lender’s Protective Advance Exposure then outstanding.

“Revolving Lender”: each Lender that has a Revolving Commitment or that holds Revolving Loans.

“Revolving Loans”: as defined in Section 2.2.

“Revolving Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans then outstanding).

“Revolving Scheduled Commitment Termination Date”: the date that is the fifth anniversary of the Closing Date, which is March 19, 2019.

“S&P”: as defined in the definition of “Cash Equivalents”.

“Sale/Leaseback Transaction”: any arrangement providing for the leasing to the Borrower or any Subsidiary of real or personal property that has been or is to be (a) sold or transferred by the Borrower or any Subsidiary or (b) constructed or acquired by a third party in anticipation of a program of leasing to the Borrower or any Subsidiary.

“Sanctioned Country”: at any time, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“SEC Reports”: as defined in Section 4.18(b).

“Secured Parties”: collectively, the Lead Arrangers, the Agents, the Lenders, each provider of Banking Services (including any Affiliate of a Lender that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto) and, with respect to any Specified Swap Agreement, any Affiliate of any Lender party thereto (or any Person that was a Lender or an Affiliate thereof when such Specified Swap Agreement was entered into) that has agreed to be bound by the provisions of Section 7.2 of the Guarantee and Collateral Agreement as if it were a party thereto and by the provisions of Section 9 hereof as if it were a Lender party hereto; provided, that no counterparty to a Specified Swap Agreement or holder of Banking Services Obligations, in their capacity as such, shall have any rights under any Loan Document in connection with the management or release of any Collateral or the obligations of any Guarantor under the Loan Documents.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages, the Intellectual Property Security Agreements and all other security documents delivered by a Loan Party to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Subordinated Note Indenture”: the collective reference each indenture, if any, entered into by the Borrower or any of its Subsidiaries in connection with any issuance of Senior Subordinated Notes, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“Senior Subordinated Notes”: any subordinated notes of the Borrower issued after the Closing Date pursuant to Section 7.2(f).

“Senior Unsecured Note Indenture”: the collective reference to (a) the Existing 2020 Senior Unsecured Note Indenture, (b) the Existing 2021 Senior Unsecured Note Indenture and (c) each other indenture, if any, entered into by the Borrower or any of its Subsidiaries in connection with any issuance of Senior Unsecured Notes, together with all instruments and other agreements entered into by the Borrower or any of its Subsidiaries in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.9.

“Senior Unsecured Notes”: the collective reference to (a) the Existing 2020 Senior Unsecured Notes, (b) the Existing 2021 Senior Unsecured Notes and (c) any other senior unsecured notes of the Borrower that (i) have no scheduled principal payments prior to the date that is one year after the latest maturity date for Loans hereunder that is in effect on the date of issuance of such senior unsecured notes and (ii) have terms (excluding the interest rate) no less favorable in any material respect to the Borrower and its Subsidiaries (taken as a whole) and the Lenders (taken as a whole) than those applicable to offerings of “high-yield” senior unsecured debt by similar issuers of similar debt at or about the same time, as determined by the Borrower in consultation with the Administrative Agent. For avoidance of doubt, senior unsecured notes of the Borrower shall only constitute “Senior Unsecured Notes” if any one or more Subsidiaries of the Borrower has a Guarantee Obligation in respect thereof.

“Single Employer Plan”: any Plan that is a defined benefit plan (as defined in Section 3(35) of ERISA) that is covered by Title IV of ERISA.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) the realization of the current assets of such Person in the ordinary course of business will be sufficient for such Person to pay recurring current debt, short-term debt and long-term debt service as such debts mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Change of Control”: a “~~C~~change of ~~C~~control” or similar event (however defined) as defined in any Senior Subordinated Note Indenture or Senior Unsecured Note Indenture.

“Specified Event of Default”: the occurrence of any of the following:

(a) an Event of Default under clause (a) or (f) of Section 8,

(b) an Event of Default arising under clause (b) of Section 8 in respect of a Borrowing Base Certificate,

(c) an Event of Default arising under clause (d)(i) of Section 8 and

(d) an Event of Default arising under clause (d)(ii) of Section 8 as a result of a breach of Section 5.13 of the Guarantee and Collateral Agreement.

“Specified Location”: One or more locations in the continental United States identified in writing by the Borrower to the Administrative Agent from time to time.

“Specified Subsidiaries”: the collective reference to the Insurance Subsidiary, any Foreign Subsidiary and any Permitted Non-Guarantor Subsidiary.

“Specified Swap Agreement”: any Swap Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Lender or any Affiliate thereof, or any Person that was a Lender or an Affiliate thereof when such Swap Agreement was entered into as counterparty and (b) which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery thereof by the Borrower or such Subsidiary, as a Specified Swap Agreement; provided, that the designation of any Swap Agreement as a Specified Swap Agreement shall not create in favor of any Lender or affiliate thereof that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Guarantee and Collateral Agreement.

“Speese Persons”: the collective reference to Mark E. Speese, any person having a relationship with Mark E. Speese by blood, marriage or adoption not more remote than first cousin and any trust established for the benefit of any such person.

~~“Stock Payments”: as defined in Section 7.6(b).~~

“Subordinated Debt”: any unsecured subordinated notes issued by the Borrower in a transaction permitted by Section 7.2(f).

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Subsidiary of the Borrower other than the Specified Subsidiaries.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Swingline Commitment”: the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.6 in an aggregate principal amount at any one time outstanding not to exceed $35,000,000.

“Swingline Exposure”: with respect to any Revolving Lender, ~~such Lender’s~~the sum of (a) its Revolving Percentage of the aggregate principal amount of Swingline Loans then outstanding~~.~~ other than with respect to any Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender and (b) the principal amount of all Swingline Loans made by such Revolving Lender in its capacity as the Swingline Lender outstanding at such time (less the amount of participations funded by the other Revolving Lenders in such Swingline Loans).

“Swingline Lender”: JPMorgan Chase Bank, N.A., in its capacity as the lender of Swingline Loans.

“Swingline Loans”: as defined in Section 2.3(a).

“Swingline Participation Amount”: as defined in Section 2.6(c).

“Syndication Agents”: as defined in the preamble hereto.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Annex A. The aggregate amount of the Term Commitments as of the Closing Date is $225,000,000.

“Term Lenders”: each Lender that holds a Term Loan.

“Term Loan Reserve”: at any time, an amount equal to (a) two multiplied by (b) the outstanding principal amount of Term Loans and Incremental Term Loans as of such date.

“Term Loans”: as defined in Section 2.1(a).

“Term Loan Maturity Date”: the date that is the seventh anniversary of the Closing Date, which is March 19, 2021.

“Term Percentage”: as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Test Date”: as defined in Section 7.1.

“Total Revolving Commitments”: at any time, the aggregate amount of the Revolving Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

~~“Transferee”: any Assignee or Participant.~~

“Type”: as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Unfinanced Capital Expenditures”: for any period, Capital Expenditures made during such period which are not financed from the proceeds of any Indebtedness (other than the Revolving Loans or Swingline Loans; it being understood and agreed that, to the extent any Capital Expenditures are financed with Revolving Loans or Swingline Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

“Uniform Customs”: the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“United States”: the United States of America.

“U.S. Lender”: a Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.19(d).

“Voting Stock”: with respect to any Person, any class or series of Capital Stock of such Person that is ordinarily entitled to vote in the election of directors thereof at a meeting of stockholders called for such purpose, without the occurrence of any additional event or contingency.

“Weekly Borrowing Base Period”: each of the following shall be a Weekly Borrowing Base Period: (a) each period when a Specified Event of Default shall have occurred and be continuing and (b) each period during which Availability is less than the greater of (i) 20% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base and (ii) $60,000,000; provided that any Weekly Borrowing Base Period commencing pursuant to this clause (b) shall end if and when Availability is not less than such specified level for 30 consecutive days.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests, rights and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, restatements or modifications set forth herein).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

~~(e) Unless the context otherwise requires, all calculations of amounts relating to Alternative Currency Letters of Credit shall be based on the Dollar Equivalent thereof.~~

(~~f~~e) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that by its terms provides for one or more automatic increases or decreases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time, or decreases.

SECTION 2. AMOUNT AND TERMS OF FACILITIES

2.1 Term Commitments; Term Loans; Incremental Term Loans.

(a) Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a term loan (together with the Incremental Term Loans defined below, the “Term Loans”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender.

(b) The Term Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.4 and 2.12.

(c) The Borrower and any one or more Term Lenders may from time to time agree that such Term Lenders shall increase the amount of their Term Loans (“Incremental Term Loans”) by executing and delivering to the Administrative Agent an Increased Term Facility Activation Notice specifying (i) the principal amount of such increase, (ii) the Increased Term Facility Closing Date, (iii) the applicable maturity date for such Loans, (iv) the amortization schedule for such Incremental Term Loans, which shall comply with the next succeeding sentence, and (v) the Applicable Margin for such Incremental Term Loans; provided that (x) at the time of the borrowing of any Incremental Term Loans and after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Borrower on a pro forma basis is no less than 1.1:1.0 and (y) no Incremental Term Loans may be borrowed (1) if after giving effect to such borrowing the Total Revolving Extensions of Credit would exceed the Borrowing Base (calculated after giving effect to the borrowing of such Incremental Term Loans and the increase of the Term Loan Reserve) or (2) if such borrowing would occur during a Minimum Availability Period and after giving effect to such borrowing, Availability would be less than Availability Threshold Amount. The amortization schedule for any Incremental Term Loans shall be identical to or longer than, on a percentage basis, the then remaining amortization schedule for the Term Loans. Other than with respect to the pricing, amortization and final maturity date applicable thereto, the Incremental Term Loans shall otherwise have the same terms as are applicable to the then outstanding Term Loans. Notwithstanding the foregoing, without the consent of the Required Lenders, the aggregate amount of Incremental Term Loans plus Incremental Revolving Commitments obtained pursuant to Section 2.2(b) shall not exceed $~~250,000,000~~100,000,000. No Term Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(d) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), elects to become a “Term Lender” under this Agreement in connection with any transaction described in Section 2.1(c) shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity (a “New Term Lender”) shall become a Term Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

2.2 Revolving Commitments; Revolving Loans; Incremental Revolving Loans. (a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans hereunder (together with the Incremental Revolving Loans defined below, collectively, the “Revolving Loans”) in Dollars to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding ~~which, when added to such Lender’s LC Exposure and Swingline Exposure, does not exceed the amount of~~that will not result (after giving effect to any application of proceeds of such borrowing pursuant to Section 2.7(b)) in (i) such Lender’s Revolving Extensions of Credit exceeding such Lender’s Revolving Commitment, (ii) the Total Revolving Extensions of Credit exceeding the lesser of (x) the Total Revolving Commitments minus Reserves and (y) the Borrowing Base or (iii) during a Minimum Availability Period, Availability being less than the Availability Threshold Amount, subject, in each case to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.3(b). During the Revolving Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower and any one or more Revolving Lenders may agree that each such Lender shall increase the amount of its existing Revolving Commitment (the “Incremental Revolving Commitment”) to make incremental revolving credit loans (the “Incremental Revolving Loans”) by executing and delivering to the Administrative Agent an Increased Revolving Facility Activation Notice specifying (i) the principal amount of such increase and (ii) the Increased Revolving Facility Closing Date; provided that (x) at the time of any such increase and after giving effect thereto, the Consolidated Fixed Charge Coverage Ratio of the Borrower on a pro forma basis (calculated assuming that the Incremental Revolving Commitments have been fully drawn during the applicable 12 calendar month period) is no less than 1.1:1.0 and (y) no Incremental Revolving Loans may be borrowed (1) if after giving effect to such borrowing the Total Revolving Extensions of Credit would exceed the Borrowing Base or (2) if such borrowing would occur during a Minimum Availability Period and after giving effect to such borrowing, Availability would be less than the Availability Threshold Amount. Notwithstanding the foregoing, without the consent of the Required Lenders, (i) the aggregate amount of Incremental Revolving Commitments obtained pursuant to this paragraph plus Incremental Term Loans obtained pursuant to Section 2.1(c) shall not exceed $~~250,000,000~~100,000,000 and (ii) no more than three Increased Revolving Facility Closing Dates may be selected by the Borrower during the term of this Agreement. No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(c) Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned), elects to become a “Revolving Lender” under this Agreement in connection with any transaction described in Section 2.2(b) shall execute a New Lender Supplement, whereupon such bank, financial institution or other entity (a “New Revolving Lender”) shall become a Revolving Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(d) For the purpose of providing that the respective amounts of Revolving Loans that are Eurodollar Loans (and Eurodollar Tranches in respect thereof) held by the Revolving Lenders are held by them on a pro rata basis according to their respective Revolving Percentages, on each Increased Revolving Facility Closing Date (i) all outstanding Revolving Loans that are Eurodollar Loans shall be converted into a single Revolving Loan that is a Eurodollar Loan (with an interest period to be selected by the Borrower), and upon such conversion the Borrower shall pay any amounts owing pursuant to Section 2.20, if any, (ii) any new borrowings on such date of Revolving Loans that are Eurodollar Loans and that have the same Interest Period shall also be part of such single Revolving Loan and (iii) all Revolving Lenders (including the New Revolving Lenders) shall hold a portion of such single Revolving Loan equal to its Revolving Percentage thereof and any fundings on such date shall be made in such a manner so as to achieve the foregoing.

2.3 Swingline Commitment and Protective Advances~~.~~ (a) Subject to the terms and conditions hereof, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower under the Revolving ~~Commitments~~Facility from time to time during the Revolving Commitment Period by making swing line loans (“Swingline Loans”) to the Borrower; provided, that (~~a~~i) the aggregate principal amount of Swingline Loans outstanding at any time shall not exceed the Swingline Commitment then in effect ~~(notwithstanding that the Swingline Loans outstanding at any time, when aggregated with the Swingline Lender’s other outstanding Revolving Loans hereunder, may exceed the Swingline Commitment then in effect)~~ and (~~b~~ii) the Borrower shall not request, and the Swingline Lender shall not make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, (x) the ~~aggregate amount of the Available~~Revolving Extensions of Credit of any Lender (including the Swingline Lender) would exceed its Revolving Commitment, (y) the Total Revolving Extensions of Credit would exceed the lesser of (1) the Total Revolving Commitments minus Reserves and (2) the Borrowing Base and (z) during a Minimum Availability Period, Availability would be less than ~~zero~~the Availability Threshold Amount; provided further that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan, . During the Revolving Commitment Period, the Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrower and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.5) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed $35,000,000; provided further that, the Total Revolving Extensions of Credit after giving effect to the Protective Advances being made shall not exceed the Total Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 5.3 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 5.3 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.3(c). Protective Advances shall be ABR Loans only.

(c) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Revolving Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder and so funds, the Administrative Agent shall promptly distribute to such Lender such Lender’s Revolving Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

2.4 Procedure for Term Loan Borrowing.The Borrower shall give the Administrative Agent irrevocable notice (a) which notice, in the case of Term Loans to be made on the Closing Date, must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least one Business Day prior to the anticipated Closing Date with respect to ABR Loans and at least three Business Days prior to the anticipated Closing Date with respect to Eurodollar Loans, requesting that the Term Lenders make Term Loans on the Closing Date, or (b) in the case of Incremental Term Loans, which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least one Business Day prior to the anticipated Increased Term Facility Closing Date for such Loans with respect to any such Loans that are ABR Loans and at least three Business Days prior to such anticipated Increased Term Facility Closing Date with respect to Eurodollar Loans, requesting that the relevant Term Lenders make such Incremental Term Loans on the applicable Increased Term Facility Closing Date, and in each case specifying the principal amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each relevant Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in like funds.

2.5 Procedure for Revolving Loan Borrowing. (a) The Borrower may borrow under the Revolving ~~Commitments~~Facility during the Revolving Commitment Period on any Business Day, provided, that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, at least (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans), specifying (i) the principal amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. If no election as to the Type of Loans to be borrowed is specified, then the requested Revolving Loans shall be ABR Loans. If no Interest Period is specified with respect to any requested borrowing of Eurodollar Loans, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each borrowing under the Revolving ~~Commitments~~Facility shall be in an amount equal to (x) in the case of ABR Loans, $2,000,000 or a whole multiple of $500,000 in excess thereof (or, if ~~the then aggregate~~ Availabil~~e~~ity ~~Revolving Commitments are~~is less than $2,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $3,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, that the Swingline Lender may request, on behalf of the Borrower, borrowings under the Revolving ~~Commitments~~Facility that are ABR Loans in other amounts pursuant to Section 2.6 and the Borrower may request borrowings under the Revolving ~~Commitments~~Facility that are ABR Loans in other amounts pursuant to Section 3.5.

(b) Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof. Each relevant Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the relevant Lenders and in like funds as received by the Administrative Agent or~~,~~ (i) if the borrowing was made to finance the reimbursement of a Protective Advance, shall be retained by the Administrative Agent and (ii) if the borrowing was made pursuant to Section 3.5, by paying the Issuing ~~Bank~~Lender the amounts funded by it with respect to the Letter of Credit drawing which gave rise to such borrowing.

2.6 Procedure for Swingline Borrowing; Refunding of Swingline Loans. (a) Whenever the Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 P.M., New York City time, on the proposed Borrowing Date), specifying (i) the principal amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Revolving Commitment Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 P.M., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the amount of the Swingline Loan to be made by the Swingline Lender. The Administrative Agent shall make the proceeds of such Swingline Loan available to the Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may (and, not later than ~~10~~five Business Days after the making of a Swingline Loan, shall) on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 Noon, New York City time (with a copy of such notice being provided to the Borrower), request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans (with notice of such charge being provided to the Borrower, provided, that the failure to give such notice shall not affect the validity of such charge).

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.6(b), one of the events described in Section 8(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.6(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.6(b) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.6(b) and to purchase participating interests pursuant to Section 2.6(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.7 Repayment of Loans. (a) The Term Loans (other than Incremental Term Loans) shall mature in consecutive quarterly installments on the last day of each fiscal quarter (or, in the case of the last installment, on the Term Loan Maturity Date), commencing on June 30, 2014, each of which installments shall be in an aggregate principal amount equal to 0.25% of the aggregate principal amount of the Term Loans outstanding on the Closing Date; provided, that with respect to the installment payable on the Term Loan Maturity Date, such installment shall be in an amount equal to the then outstanding principal amount of the Term Loans.

(b) The Borrower shall repay (i) all outstanding Revolving ~~Loans and Swingline~~ Loans on the Revolving Scheduled Commitment Termination Date~~.~~, (ii) to the Swingline Lender, the then unpaid amount of each Swingline Loan on the earlier of the Revolving Scheduled Commitment Termination Date and the fifth Business Day after each Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrower shall repay all Swingline Loans then outstanding (and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans then outstanding) and (iii) all outstanding Protective Advances on the earlier of the Revolving Scheduled Commitment Termination Date and demand by the Administrative Agent.

(c) The Borrower shall repay all Incremental Term Loans in accordance with the applicable Increased Term Facility Activation Notice and Section 2.1(c).

2.8 Commitment Fees, Etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee accruing during the Revolving Commitment Period, computed at a per annum rate equal to the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable in arrears on the ~~last~~first Business ~~d~~Day of each ~~March, June, September and December~~January, April, July and October and on the Revolving Scheduled Commitment Termination Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

2.9 Termination or Reduction of Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided, that no such termination or reduction of Revolving Commitments shall be permitted if and to the extent that, (x) after giving effect thereto and to any prepayments of the Revolving Loans ~~and~~, Swingline Loans and Protective Advances made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the lesser of (i) the Total Revolving Commitments minus Reserves and (ii) the Borrowing Base or (y) such termination or reduction would occur during a Minimum Availability Period and after giving effect thereto, Availability would be less than the Availability Threshold Amount. Any such partial reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect. The aggregate amount of the unused Term Commitments shall terminate immediately upon the making of Term Loans on the Closing Date.

2.10 Optional Prepayments. Subject to Section 2.17, the Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 12:00 Noon, New York City time, at least (a) three Business Days prior thereto, in the case of Eurodollar Loans, or (b) one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and, if applicable, whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20; provided further that in the event of any prepayment of Term Loans made on or prior to the ~~twelve-month~~12-month anniversary of the Closing Date (i) with the proceeds of any Indebtedness incurred by the Borrower from a substantially concurrent incurrence of syndicated term loans (including any Incremental Term Loans) having a lower effective yield (taking into account applicable interest rate, including floors, original issue discount (“OID”) and fees, with OID and fees being equated to interest rate based on a four-year life to maturity) than the effective yield (taking into account applicable interest rate, including floors, OID and fees, with OID and fees being equated to interest rate based on a four-year life to maturity) for the Term Loans, which prepayment was made for the primary purpose of refinancing the Term Loans at a lower effective yield or (ii) pursuant to any repricing amendment in connection with the Term Loans resulting in the total yield (as so calculated) payable thereon on the date of such amendment being lower than the total yield (as so calculated) with respect to the Term Loans, the Borrower shall pay to the applicable Lenders with respect to such Term Loans a prepayment premium equal to 1% of the principal amount of the Term Loans so prepaid or refinanced or, in the case of a repricing amendment, 1% of the aggregate principal amount of the Term Loans outstanding immediately prior to such amendment. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans ~~and~~, Swingline Loans and Protective Advances) accrued interest to such date on the amount prepaid. Partial prepayments of Loans (other than Swingline Loans and Protective Advances) shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Partial prepayments of Swingline Loans and Protective Advances shall be in an aggregate principal amount of $100,000 or a whole multiple thereof.

2.11 Mandatory Prepayments. (a) If any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence toward the prepayment of the Term Loans.

(b) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, an amount equal to 75% of such Net Cash Proceeds shall be applied within five Business Days following such date toward the prepayment of the Term Loans (or, following the payment in full of the Term Loans, any outstanding Revolving Loans, Swingline Loans or Protective Advances); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed, in any fiscal year of the Borrower, an amount equal to 5% of Consolidated Total Assets as of the last day of the Borrower’s immediately preceding fiscal year, and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans (or, following the payment in full of the Term Loans, any outstanding Revolving Loans, Swingline Loans or Protective Advances); provided, further, that, notwithstanding the foregoing, the Borrower shall not be required to prepay the Term Loans in accordance with this paragraph (b) except to the extent that the Net Cash Proceeds from all Asset Sales or Recovery Events which have not been so applied equals or exceeds $20,000,000 in the aggregate; provided further that any prepayment of Revolving Loans, Swingline Loans or Protective Advances pursuant to this Section 2.11(b) shall not result in a reduction in the Revolving Commitments.

(c) If, for any fiscal year of the Borrower commencing with the fiscal year ending December 31, 2014, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Term Loans. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than five Business Days after the earlier of (i) the date on which the financial statements of the Borrower referred to in Section 6.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered to the Lenders and (ii) the date such financial statements are actually delivered.

(d) [Reserved].

(~~d~~e) ~~If on any Calculation Date,~~(i) In the event and on the occasion that the Total Revolving Extensions of Credit exceed ~~105%~~the lesser of (x) the Total Revolving Commitments ~~or the Alternative Currency LC Exposure exceeds 105% of the Alternative Currency LC Commitment~~minus Reserves and (y) the Borrowing Base, the Borrower shall, without notice or demand, within ~~three~~one Business Day~~s after such Calculation Date,~~ prepay the Revolving Loans, Swingline Loans and Protective Advances (or, if no Revolving Loans, Swingline Loans and Protective Advances remain outstanding, cash collateralize Letters of Credit in a manner satisfactory to the Administrative Agent and the Issuing Lender) in an aggregate amount ~~such that, after giving effect thereto, the Total Revolving Extensions of Credit do not exceed the Total Revolving Commitments and the Alternative Currency LC Exposure does not exceed the Alternative Currency LC Commitment.~~equal to such excess and (ii) in the event that during a Minimum Availability Period, Availability is less than the Availability Threshold Amount, the Borrower shall, without notice or demand, within one Business Day prepay the Revolving Loans, Swingline Loans and Protective Advances (or, if no Revolving Loans, Swingline Loans and Protective Advances remain outstanding, cash collateralize Letters of Credit in a manner satisfactory to the Administrative Agent and the Issuing Lender) such that after giving effect to such actions Availability is equal to or greater than the Availability Threshold Amount.

(~~e~~f) The application of any prepayment of Loans pursuant to this Section 2.11 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans ~~and~~, Swingline Loans and Protective Advances) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid and shall in every case be without premium, charge or penalty on account of such prepayment except such as would otherwise be due on account of a prepayment prior to the last day of an Interest Period.

(g) At all times during a Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account on such Business Day or the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances then outstanding and second to prepay the Revolving Loans and Swingline Loans and to cash collateralize Letters of Credit in a manner satisfactory to the Administrative Agent and the Issuing Lender. Notwithstanding the foregoing, to the extent any funds credited to the Collection Account constitute Net Cash Proceeds from any Asset Sale or Recovery Event, the application of such Net Cash Proceeds shall be subject to Section 2.11(b).

2.12 Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided, that, unless the Borrower pays any amounts owing pursuant to Section 2.20(c), any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided, that no ABR Loan under a particular Facility may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions, provided, further, if Borrower requests a conversion of ABR Loans into Eurodollar Loans but fails to specify an Interest Period with respect thereto then Borrower shall be deemed to have elected an Interest Period of one month’s duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided, that no Eurodollar Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, ~~and~~ provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period, and provided, further, if Borrower requests a continuation of Eurodollar Loans but fails to specify an Interest Period with respect thereto then Borrower shall be deemed to have elected an Interest Period of one month’s duration. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.13 Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 15 Eurodollar Tranches shall be outstanding at any one time.

2.14 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan (other than a Protective Advance) shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin. Each Protective Advance shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin for Revolving Loans that are ABR Loans plus 2%.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans and Reimbursement Obligations (whether or not overdue) shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to ABR Loans under the Revolving Facility plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any commitment fee, Letter of Credit fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided, that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.15 Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means (including, without limitation, by means of an Interpolated Rate) do not exist for ascertaining the Eurodollar Base Rate or the Eurodollar Rate, as applicable, for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Majority Facility Lenders in respect of the relevant Facility that the Eurodollar Base Rate or the Eurodollar Rate, as applicable, determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (which notice shall be so withdrawn, by giving telecopy or telephonic notice thereof to the Borrower and the relevant Lenders, as soon as practicable after the relevant circumstances have ceased to be applicable), no further Eurodollar Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to Eurodollar Loans.

2.17 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the relevant Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans pro rata based upon the respective then remaining principal amounts thereof; provided, that optional prepayments shall be allocated to the installments of the Term Loans as directed by the Borrower. Amounts repaid or prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata to the Revolving Lenders according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.18 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i) shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or Issuing Lender, by an amount that such Lender or Issuing Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such

Lender or Issuing Lender, upon its demand, any additional amounts necessary to compensate such Lender or Issuing Lender for such increased cost or reduced amount receivable. If any Lender or Issuing Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify (no more frequently than quarterly) the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (which may be submitted no more frequently than quarterly), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided, that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in the Requirement of Law made subsequent to the Closing Date, regardless of the date enacted, adopted, issued or implemented.

(d) In determining any additional amounts payable pursuant to this Section 2.18, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided, that such Lender’s determination of compensation owing under this Section 2.18 shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.18, shall give prompt written notice of such determination to the Borrower, which notice shall show the basis for calculation of such additional amounts. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes. (a) Except as otherwise required due to a Requirement of Law, all payments made by or on behalf of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes. If any applicable Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirement of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.19) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Whenever any Taxes are payable by a Loan Party to a Governmental Authority pursuant to this Section 2.19, as promptly as possible thereafter the applicable Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, the original or a certified copy of an original official receipt received by such Loan Party showing payment thereof, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) (i) Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments under any Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirement of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.19(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a U.S. ~~Person~~Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN (or any successor form) or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any successor form) or W-8BEN-E (or any successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) IRS Form W-8ECI (or any successor form);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that (A) such Non-U.S. Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) the interest payment in question is not effectively connected with a United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN (or any successor form) or W-8BEN-E (or any successor form);

(4) to the extent a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender granting a typical participation), an IRS Form W-8IMY (or any successor form), accompanied by an IRS Form W-8ECI (or any successor form), W-8BEN (or any successor form), W-8BEN-E (or any successor form), U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such ~~Foreign~~Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment under FATCA. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees (x) to promptly notify the Borrower and the Administrative Agent of any change in circumstances which modify or render invalid any claimed exemption or reduction of withholding Taxes with respect to payments any Loan Document, and (y) that if any form or certification previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Each Lender shall severally indemnify the Administrative Agent within 10 days after demand therefor, for (i) the full amount of any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.6(c) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (~~e~~f).

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.19 (including by the payment of additional amounts pursuant to this Section 2.19), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of the First Amendment, dated as of February 1, 2016, to this Agreement, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) ~~the Credit~~this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471 -2(b)(2)(i).

(i) For purposes of this Section 2.19, the term “Lender” includes any Issuing Lender and the term “applicable Requirement of Law” includes FATCA.

(j) Each party’s obligation under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment, or a conversion, or the consummation of an assignment pursuant to Section 2.22, in each case of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.18, 2.19(a) or 2.23 with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of ~~any~~the Borrower or the rights of any Lender pursuant to Section 2.18, 2.19(a) or 2.23.

2.22 Replacement of Lenders. The Borrower shall be permitted to replace with a replacement financial institution any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.18 or 2.19(a), (b) gives notice pursuant to Section 2.23 or (c) becomes a Defaulting Lender; provided, that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a) or the consequences of a notice delivered pursuant to Section 2.23, (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.20 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided, that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) ~~until such time as~~through the date of consummation of such replacement ~~shall be consummated~~, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that any Loan Party, the Administrative Agent or any other Lender shall have against the replaced Lender. Any such replacement with respect to a Defaulting Lender may involve a partial replacement of the Loans and/or Commitments of such Defaulting Lender, as determined by the Borrower with the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

2.23 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.20.

2.24 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.8(a);

(b) the Revolving Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1), provided, that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure, Protective Advance Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure, Protective Advance Exposure and LC Exposure shall be reallocated among the ~~non-Defaulting~~ Revolving Lenders that are non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting ~~Revolving~~ Lenders’ Revolving Extensions of Credit does not exceed the total of all non-Defaulting ~~Revolving~~ Lenders’ Revolving Commitments and (y) the conditions set forth in Section ~~5.2~~5.3 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Protective Advance Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), (y) second, prepay such Defaulting Lender’s Swingline Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) and (~~y~~z) ~~second~~third, cash collateralize 100% of such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in a manner reasonably satisfactory to the Administrative Agent and the Issuing Lender for so long as such LC Exposure is outstanding, the prepayment or cash collateralization of which may be financed with proceeds of Revolving Loans or Swingline Loans provided, that the conditions precedent set forth in Section ~~5.2~~5.3 are satisfied at such time;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.24(c) (ii), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting ~~Revolving~~ Lenders is reallocated pursuant to Section 2.24(c)(i), then the fees payable to the Revolving Lenders pursuant to Section 2.8(a) and 3.3(a) shall be adjusted in accordance with such non-Defaulting ~~Revolving~~ Lenders’ Revolving Percentages; and

(v) if any such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.24(c), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Lender until such LC Exposure is cash collateralized and/or reallocated;

(d) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-~~non-~~Defaulting ~~Revolving~~ Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.24(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among ~~non-Defaulting~~ Revolving Lenders that are non-Defaulting Lenders in a manner consistent with Section 2.24(c)(i) (and any such Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 10.7 but excluding Section 2.22) shall, in lieu of being distributed to such Defaulting Lender and without duplication, be retained by the Administrative Agent in a segregated interest-bearing account reasonably satisfactory to the Administrative Agent and the Borrower and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Lender or Swingline Lender hereunder, (iii) third, if such Defaulting Lender is a Revolving Lender and if so determined by the Administrative Agent or requested by an Issuing Lender or Swingline Lender, held in such account as cash collateral for existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future funding obligations of the Defaulting Lender in respect of any existing or (unless such Defaulting Lender has no remaining unutilized Revolving Commitment) future participating interest in any Swingline Loan, Protective Advance or Letter of Credit, (iv) fourth, if such Defaulting Lender is a Revolving Lender, to the funding of any Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if such Defaulting Lender is a Revolving Lender and if so determined by the Administrative Agent and the Borrower, unless such Defaulting Lender has no remaining unutilized Revolving Commitment, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Revolving Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to any Issuing Lender or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by such Issuing Lender or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, that, with respect to this clause (viii), if such payment is (x) a prepayment of the principal amount of any Revolving Loans or Reimbursement Obligations in respect of LC Disbursements as to which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section ~~5.2~~5.3 are satisfied, such payment shall be applied solely to prepay the Revolving Loans of, and Reimbursement Obligations owed to, all non-Defaulting ~~Revolving~~ Lenders pro rata prior to being applied to the prepayment of any Revolving Loans of, or Reimbursement Obligations owed to, any Defaulting Lender.

(f) Upon not less than three Business Days’ prior notice to such Defaulting Lender and the Administrative Agent (which the Administrative Agent will promptly provide to the Lenders, each Issuing Lender and the Swingline Lender), the Borrower shall have the right to terminate the then unused Revolving Commitment of such Defaulting Lender, after taking into account the portion of such Revolving Commitment, if any, which theretofore has been, or substantially contemporaneous therewith is being, assigned pursuant to Section 2.22. In the event of any such termination, future extensions of credit under the Revolving Facility shall be allocated to the non-Defaulting ~~Revolving~~ Lenders in a manner that disregards the existence of any remaining Revolving Commitment of such Defaulting Lender.

(g) If all or any portion of a Defaulting Lender’s Swingline Exposure, Protective Advance Exposure or LC Exposure is reallocated to non-Defaulting Lenders pursuant to Section 2.24(c), then defined terms (including “Revolving Percentage”, but excluding “Aggregate Exposure Percentage”) shall, as necessary or advisable (in the reasonable determination of the Administrative Agent) be read as used in this Agreement to give effect to such reallocation.

In the event that the Administrative Agent, the Borrower, each Issuing Lender and the Swingline Lender each agrees that any such Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, Protective Advance Exposure and LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage.

The provisions of this Agreement relating to funding, payment and other matters with respect to the Revolving Facility may be adjusted by the Administrative Agent, in consultation with the Borrower, to the extent necessary to give effect to the provisions of this Section 2.24. The provisions of this Section 2.24 may not be amended, supplemented or modified without, in addition to consents required by Section 10.1, the prior written consent of the Administrative Agent, the Swingline Lender, each Issuing Lender and the Borrower.

2.25 Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services, written notice setting forth the aggregate amount of all Banking Services Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof providing Banking Services and any Lender or Affiliate thereof party to a Specified Swap Agreement shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and any Specified Swap Agreements. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of Banking Services Obligations and/or Obligations in respect of Specified Swap Agreements pursuant to Section 6.5 of the Guarantee and Collateral Agreement and which tier of the waterfall, contained in Section 6.5 of the Guarantee and Collateral Agreement, such Banking Services Obligations and/or Obligations in respect of Specified Swap Agreements will be placed.

2.26 MIRE Events. Notwithstanding the foregoing, no MIRE Event may be closed until the date that is (a) if there are no Mortgaged Properties in a “special flood hazard area”, ten (10) Business Days or (b) if there are any Mortgaged Properties in a “special flood hazard area”, thirty (30) days (in each case, the “Notice Period”), after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (iii) if required by Flood Insurance Laws, evidence of required flood insurance; provided that any such MIRE Event may be closed prior to the Notice Period if the Administrative Agent shall have received confirmation from each applicable Lender that such Lender has completed any necessary flood insurance due diligence to its reasonable satisfaction; provided, further, that in the case of both (a) and (b), if Bank of America, N.A. provides written notice to the Administrative Agent before the expiration of the Notice Period that its flood insurance due diligence and/or flood insurance compliance has not been completed, together with reasonable supporting detail regarding such non-completion, such Notice Period shall be extended until such time that the Administrative Agent shall have received written confirmation from such bank (or banks) that flood insurance due diligence and flood insurance compliance have been completed by such banks (or banks) (such written confirmation not to be unreasonably withheld, conditioned or delayed).

SECTION 3. LETTERS OF CREDIT

3.1 LC Commitments. (a) Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the LC Participants set forth in this Section 3, agrees to issue, on any Business Day during the Revolving Commitment Period, Letters of Credit for the account of the Borrower (including the account of the Borrower acting on behalf of any of its Subsidiaries) in such form as may be approved from time to time by such Issuing Lender; provided, that such Issuing Lender shall

~~have no obligation to~~not issue any Letter of Credit if, after giving effect to such issuance, (i) the LC Obligations would exceed ~~the~~$150,000,000, (ii) any Revolving Lender’s Revolving Extensions of Credit would exceed its Revolving Commitment, (iii) the Total Revolving Extensions of Credit would exceed the lesser of (x) the Total Revolving Commitments ~~or (ii) the aggregate amount of the Available Revolving Commitments~~minus Reserves and (y) the Borrowing Base or (iv) during a Minimum Availability Period, Availability would be less than ~~zero~~the Availability Threshold Amount. It is understood that the Existing Letters of Credit shall be deemed to constitute Letters of Credit hereunder. Each Letter of Credit shall (i) be denominated in Dollars ~~or (if and to the extent agreed in writing from time to time between the applicable Issuing Lender and the Borrower, and provided, that no Alternative Currency Letter of Credit shall be issued if, after giving effect thereto, the Alternative Currency LC Exposure shall exceed the Alternative Currency LC Commitment) in one or more Alternative Currencies and~~and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Revolving Scheduled Commitment Termination Date; provided, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above; provided, however, that the Administrative Agent and the applicable Issuing Lender may agree (such agreement not to be unreasonably withheld, delayed or conditioned) with respect to any Letter of Credit that clause (y) above shall not be applicable to such extensions so long as no later than the first date on which such Letter of Credit is permitted to extend beyond the date set forth in clause (y), such Letter of Credit shall be either cash collateralized at ~~102~~103% of face value, or supported by a back-to-back letter of credit ~~(in each case, in the relevant currency)~~ in form and substance reasonably satisfactory to the Administrative Agent and such Issuing Lender); provided, further, that upon the cash collateralization of any Letter of Credit as described above and the occurrence of the Revolving Scheduled Commitment Termination Date, the LC Participants other than the applicable Issuing Lender shall be released from all reimbursement obligations for such Letter of Credit.

(b) Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

(c) No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any LC Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender at its address for notices specified herein an Application therefor (and, with respect to Letters of Credit, delivery of a copy of such Application to the Administrative Agent), completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may reasonably request. Upon receipt of any Application, the applicable Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Lender and the Borrower. The applicable Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower (and, with respect to Letters of Credit, to the Administrative Agent) promptly following the issuance thereof. The applicable Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount and stated maturity thereof).

3.3 Fees and Other Charges. (a) The Borrower will pay a Letter of Credit fee calculated at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility and payable on the portion that is available for drawing of the face amount of all outstanding Letters of Credit, shared ratably among the Revolving Lenders and payable quarterly in arrears on each LC Fee Payment Date. In addition, the Borrower shall pay to the applicable Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit issued by such Issuing Lender that is available for drawing, payable quarterly in arrears on each LC Fee Payment Date.

(b) In addition to the foregoing fees, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary costs and expenses as are incurred or charged by such Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4 LC Participations. (a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each LC Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each LC Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such LC Participant’s own account and risk an undivided interest equal to such LC Participant’s Revolving Percentage in such Issuing Lender’s obligations and rights under each Letter of Credit (including, for the avoidance of doubt, any portion of an Existing Letter of Credit deemed to be a Letter of Credit in accordance with Section 3.1 and as indicated on Schedule 1.1) issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each LC Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit for which the applicable Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such LC Participant shall pay to the Administrative Agent for the account of such Issuing Lender upon demand at the Administrative Agent’s address for notices specified herein (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to such LC Participant’s Revolving Percentage of the relevant LC Disbursement ~~(or, in the case of an Alternative Currency Letter of Credit, the Dollar Equivalent thereof)~~, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any LC Participant to an Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit issued by such Issuing Lender is paid to such Issuing Lender within three Business Days after the date such payment is due, such Issuing Lender shall so notify the Administrative Agent, who shall promptly notify the LC Participants, and each such LC Participant shall pay to the Administrative Agent, for the account of such Issuing Lender, on demand (and thereafter the Administrative Agent shall promptly pay to such Issuing Lender) an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any LC Participant pursuant to Section 3.4(a) is not made available to the Administrative Agent for the account of the applicable Issuing Lender by such LC Participant within three Business Days after the date such payment is due, the Administrative Agent on behalf of such Issuing Lender shall be entitled to recover from such LC Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Facility. A certificate of the Administrative Agent submitted on behalf of the applicable Issuing Lender to any LC Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after an Issuing Lender has made payment under any Letter of Credit issued by it and has received from the Administrative Agent any LC Participant’s pro rata share of such payment in accordance with Section 3.4(a), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Administrative Agent for the account of such LC Participant (and thereafter the Administrative Agent will promptly distribute to such LC Participant) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such LC Participant shall return to the Administrative Agent for the account of such Issuing Lender (and thereafter the Administrative Agent shall promptly return to such Issuing Lender) the portion thereof previously distributed by such Issuing Lender.

(d) Each LC Participant’s obligation to purchase participating interests pursuant to Section 3.4(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such LC Participant or the Borrower may have against any Issuing Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 5; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

3.5 Reimbursement Obligation of the Borrower. (a) The Borrower agrees to reimburse the applicable Issuing Lender in accordance with this Section upon notification to the Borrower of the date and amount of a draft presented under any Letter of Credit issued by and paid by such Issuing Lender for the amount of (i) such draft so paid (an “LC Disbursement”) and (ii) any taxes, fees, charges or other reasonable costs or expenses incurred by such Issuing Lender in connection with such payment.

(b) If the Borrower is notified as provided in the immediately preceding sentence by 2:00 P.M., New York City time, on any day, then the Borrower shall so reimburse such Issuing Lender by 12:00 Noon, New York City time, on the next succeeding Business Day, and, if so notified after 2:00 P.M., New York City time, on any day, the Borrower shall so reimburse such Issuing Lender by 12:00 Noon, New York City time, on the second succeeding Business Day.

(c) Each drawing under a Letter of Credit shall (unless an event of the type described in Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures set forth in Section 3.4 for the funding of participations shall apply~~, and other than an LC Disbursement in respect of an Alternative Currency Letter of Credit~~) constitute a request by the Borrower to the Administrative Agent for a borrowing, in the amount of such drawing of ABR Revolving Loans pursuant to Section 2.5 (or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a borrowing of Swingline Loans pursuant to Section 2.6). The Borrowing Date with respect to any such borrowing shall be the first date on which a borrowing of Revolving Loans (or, if applicable, Swingline Loans) could be made pursuant to Section 2.5 (or, if applicable, Section ~~2.7~~2.6) if the Administrative Agent had received a notice of such borrowing at the time of such drawing under such Letter of Credit.

(d) Each payment under this Section 3.5 shall be made to the applicable Issuing Lender at its address for notices specified herein in immediately available funds in ~~(i) in the case of any Letter of Credit which is not an Alternative Currency Letter of Credit,~~ Dollars~~, and (ii) in the case of any Alternative Currency Letter of Credit, the relevant Alternative Currency~~. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full, at the rate set forth in (i) until the second Business Day following the date of payment of the applicable drawing, Section 2.14(b) and (ii) thereafter, Section 2.14(c), in each case payable on demand. ~~If the Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the applicable Issuing Lender or any Revolving Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrower shall, at its option, either (i) pay the amount of any such tax requested by the Administrative Agent, such Issuing Lender or such Revolving Lender, as the case may be, or (ii) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent of such LC Disbursement. If the Borrower fails to reimburse such Issuing Lender for the amount of any LC Disbursement in respect of an Alternative Currency Letter of Credit issued by such Issuing Lender, (i) automatically and with no further action required, the Borrower’s obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the Dollar Equivalent of such LC Disbursement and (ii) the Administrative Agent shall notify the applicable Issuing Lender and each Revolving Lender of the applicable LC Disbursement, the Dollar Equivalent thereof, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Percentage thereof.~~

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the applicable Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with each Issuing Lender that such Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Issuing Lender. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit issued by such Issuing Lender or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of such Issuing Lender to the Borrower.

3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the applicable Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof. The responsibility of such Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by such Issuing Lender shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1 Financial Condition. The audited consolidated balance sheet of the Borrower as at December 31, 2013, and the related consolidated statements of earnings, stockholder’s equity and cash flows for the fiscal year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of the Borrower as at such date, and the consolidated results of its earnings and its consolidated cash flows for the fiscal year then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

4.2 No Change. Since December 31, 2013 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3 Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing, if applicable, under the laws of the jurisdiction of its organization, (b) has the corporate (or similar) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate (or similar) power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate (or similar) action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained or made by any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices which have been or will be obtained or made and are in full force and effect on the Closing Date, (ii) the filings referred to in Section 4.19, (iii) filings with the SEC that may be required to be made following the execution and delivery hereof in connection herewith and (iv) immaterial consents, authorizations, filings and notices. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5 No Legal Bar. The execution, delivery and performance by each Loan Party of this Agreement and the other Loan Documents to which it is a party, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any material Contractual Obligation of the Borrower or any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No violation of any Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6 Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7 No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, or a valid leasehold interest in, all its material real property, and good title to, or a valid leasehold interest in, all its other material property, and none of such property is subject to any Lien except as permitted by Section 7.3.

4.9 Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10 Taxes. (a) The Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority to the extent due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be) and (b) except for Liens for Taxes not yet delinquent, no material Tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted in writing, that could give rise to a material Tax Lien for any unpaid Tax on any asset or property of the Borrower or its Subsidiaries, except to the extent that the validity thereof is being contested in good faith pursuant to appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

4.11 Federal Regulations. No part of the proceeds of any Loans will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect except in compliance with the provisions of the ~~R~~regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13 ERISA. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, ~~during the five-year period prior to the date on which this representation is made or deemed made,~~ (a) no Reportable Event has occurred with respect to any Single Employer Plan, (b) no non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Plan for which the Borrower or any Commonly Controlled Entity is liable; (c) no Single Employer Plan has failed to satisfy the “minimum funding standards” (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code; (e) no Single Employer Plan has been determined to be, or expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (f) no termination of a Single Employer Plan has occurred; (g) no Lien against the Borrower or any Commonly Controlled Entity and in favor of the PBGC or a Single Employer Plan has arisen; (h) the actuarial present value of the accumulated plan benefits of each Single Employer Plan (determined utilizing the assumptions used for purposes of Accounting Standards Codification No. 715-30) did not exceed the fair market value of the assets of such Single Employer Plan allocable to such accrued benefits; (i) neither the Borrower nor any Commonly Controlled Entity has incurred or, to the knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan; and (j) neither the Borrower nor any Commonly Controlled Entity has received notice concerning the imposition of withdrawal liability or a determination that a Multiemployer Plan is, or is expected to be, ~~in Reorganization,~~ Insolvent, or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA).

4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

4.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, independent contractors or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Subsidiary, except as created by the Loan Documents or as set forth on Schedule 4.15.

4.16 Use of Proceeds. The proceeds of the Term Loans shall be used to refinance Indebtedness of the Borrower under the Existing Credit Agreement, and the proceeds of the Revolving Loans and the Swingline Loans, and the Letters of Credit, shall be used for general corporate purposes.

4.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation by Borrower or its Subsidiaries of, or could give rise to liability of Borrower or its Subsidiaries under, any Environmental Law;

(b) neither the Borrower nor any of its Subsidiaries has received any notice of, or is otherwise aware of, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business presently or formerly operated by the Borrower or any of its Subsidiaries (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of by or on behalf of the Borrower or its Subsidiaries from the Properties or otherwise in connection with the Business, in violation of, or in a manner or to a location that could give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored, or disposed of, or have otherwise come to be located at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at, to, on, under or from the Properties or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could give rise to liability of Borrower or its Subsidiaries under Environmental Laws;

(f) the Borrower, its Subsidiaries, the Business, the Properties and all operations at the Properties are in compliance and have in the last five years been in compliance with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) neither the Borrower nor any of its Subsidiaries has, by contract or by operation of law, assumed any liability of any other Person or agreed to indemnify any other person for liability under Environmental Laws.

4.18 Accuracy of Information, etc. (a) No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or if otherwise specified herein or therein, as of such date), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which such statements were made. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

(b) The Annual Report on Form 10-K of the Borrower for the year ended December 31, 2013 (the “SEC Report”) as of its filing date complied in all material respects with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations promulgated thereunder. The SEC Report at the time of filing did not contain any untrue statements of material fact or omitted a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Forward looking statements and other statements contained in the SEC Report are subject to the cautionary language and risk factors contained in the SEC Report.

4.19 Security ~~Documents~~Interest in Collateral. (a) The ~~Guarantee and Collateral~~provisions of this Agreement ~~is~~and the other Loan Documents are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral ~~described in Section 3 thereof and proceeds of such Collateral~~. In the case of (i) the Pledged Equity Interests described in the Guarantee and Collateral Agreement, when stock certificates representing such certificated Pledged Equity Interests are delivered to the Administrative Agent (together with a properly completed and executed stock power or endorsement) or when financing statements in appropriate form are filed in the offices specified on Schedule 4.19(a) ~~and~~, (ii) Deposit Accounts, when such Deposit Accounts are subject to a Deposit Account Control Agreement and (iii) the other Collateral described in the Guarantee and Collateral Agreement, when financing statements and other filings specified on Schedule 4.19(a) (or otherwise notified to the Administrative Agent) in appropriate form are filed in the offices specified on Schedule 4.19(a) (or otherwise notified to the Administrative Agent), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral (other than motor vehicles, aircraft, vessels, ~~Deposit Accounts (as defined in the Guarantee and Collateral Agreement),~~ leasehold estates in real property and intellectual property registrations outside the United States) and the proceeds thereof, as security for the Obligations ~~(as defined in the Guarantee and Collateral Agreement)~~, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3).

(b) Upon execution and delivery thereof, each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 4.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person except Liens permitted by Section 7.3. Schedule 4.19(b) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any of its Subsidiaries that has a value, in the reasonable opinion of the Borrower, in excess of $750,000.

4.20 Solvency. Each Loan Party is Solvent on the Closing Date and will continue to be, Solvent.

4.21 Senior Indebtedness. The Obligations constitute “Senior Indebtedness” of the Borrower under and as defined in each Senior Subordinated Note Indenture, if any. The obligations of each Subsidiary Guarantor under the Guarantee and Collateral Agreement constitute “Guarantor Senior Indebtedness” of such Subsidiary Guarantor under and as defined in each Senior Subordinated Note Indenture, if any.

4.22 Regulation H. No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

4.23 Insurance. Each of the Borrower and its Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which it is engaged; and none of the Borrower or any of its Subsidiaries (a) has received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

4.24 Lease Payments. Each of the Borrower and its Subsidiaries has paid all payments required to be made by it within any specified grace periods under leases of real property where any of the Collateral is or may be located from time to time (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be), except as could not reasonably be expected to have a Material Adverse Effect; no landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such payments, in each case that could, when taken together with any other such liens or claims, reasonably be expected to have a Material Adverse Effect.

4.25 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No ~~B~~borrowing or Letter of Credit, use of proceeds or other transaction contemplated by ~~the Credit~~this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

4.26 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Initial Extensions of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent (it being understood that defined terms used in this Section 5.1 have the meaning given thereto under this Agreement on the Closing Date):

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and each Lender and (ii) the Guarantee and Collateral Agreement and the Intellectual Property Security Agreement, executed and delivered by a duly authorized officer of each relevant Loan Party.

(b) Refinancing. The Administrative Agent shall have received evidence reasonably satisfactory to it that all Indebtedness incurred pursuant to the Existing Credit Agreement (other than any letters of credit issued thereunder which are outstanding on the Closing Date and continued as Letters of Credit hereunder) shall have been repaid (or shall be repaid substantially contemporaneously with the initial funding of Loans on the Closing Date) and all commitments, security interests and guarantees in connection therewith shall have been terminated.

(c) Projections. The Lenders shall have received satisfactory projections for the fiscal years 2014 through 2018.

(d) Financial Statements. The Lenders shall have received the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income and of stockholders’ equity and cash flows for such fiscal year.

(e) Closing Certificate. The Administrative Agent shall have received a certificate of the Borrower and each Subsidiary Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments.

(f) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of the Borrower.

(g) Fees. The Lenders, the Lead Arrangers and each Agent shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Closing Date. All such amounts may be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Legal Opinion. The Administrative Agent shall have received legal opinions of Fulbright & Jaworski LLP, counsel to the Borrower and its Subsidiaries, and such other local counsel as may be reasonably required by the Administrative Agent, in each case covering such matters as the Administrative Agent may reasonably request.

(i) Patriot Act. The Administrative Agent shall have received, at least three days prior to the Closing Date, all documentation and other information timely requested by the Administrative Agent or any Lender and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(j) Flood Hazard Determinations and Flood Insurance Documentation. The Administrative Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination together with (A) a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party~~)~~ and (B) a copy of, or a certificate as to coverage under, and a declaration page relating to, any insurance policies with respect to any Mortgaged Property located in a special flood hazard area, in form and substance reasonably acceptable to the Administrative Agent.

5.2 Conditions to Amendment. The agreement of each Lender to make any extension of credit (including any increase or extension of a Letter of Credit) requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit (or increase or extension of a Letter of Credit) on the Amendment Effective Date, of the following conditions precedent:

(a) Fourth Amendment and Other Loan Documents. The Administrative Agent shall have received (i) the Fourth Amendment, executed and delivered by a duly authorized officer of the Borrower and the Required Lenders, (ii) the Guarantee and Collateral Agreement executed and delivered by a duly authorized officer of each relevant Loan Party, (iii) a reaffirmation agreement executed and delivered by a duly authorized officer of each relevant Loan Party and (iv) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, all in form and substance satisfactory to the Administrative Agent and its counsel.

(b) Financial Statements and Projections. The Lenders shall have received (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries for the fiscal years ended December 31, 2014, December 31, 2015 and December 31, 2016, and the related consolidated statements of income and of stockholders’ equity and cash flows for such fiscal years, (ii) unaudited interim consolidated balance sheets of the Borrower and its consolidated Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available and the related consolidated statements of income and of stockholders’ equity and cash flows for such fiscal quarters and (iii) satisfactory projections through the fiscal year 2021.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower and each Subsidiary Guarantor, dated the Amendment Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (ii) a good standing certificate for the Borrower and each Subsidiary Guarantor from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for the Borrower and each Subsidiary Guarantor from the appropriate governmental officer in such jurisdiction.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by the chief financial officer or treasurer of the Borrower, dated as of the Amendment Effective Date (i) stating that no Default or Event of Default has occurred and is continuing, (ii) stating that each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents are true and correct in all material respects (or in all respects if qualified by materiality or by reference to a Material Adverse Effect) on and as of such date, and (iii) certifying as to any other factual matters as may be reasonably requested by the Administrative Agent.

(e) Fees. The Lenders, the Lead Arrangers and each Agent shall have received all fees required to be paid, and all reasonable expenses for which invoices have been presented (including, without limitation, the reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Amendment Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and where the assets of the Loan Parties are located, and such search shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 7.3 or discharged on or prior to the Amendment Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received a notice pursuant to Section 2.9 of the Original Credit Agreement that on the Amendment Effective Date the Revolving Commitments shall be reduced to $350,000,000.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer of the Borrower.

(i) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of April 30, 2017, together with such supporting documentation and supplemental reporting as agreed by the Administrative Agent and the Borrower.

(j) Closing Availability. After giving effect to all borrowings to be made on the Amendment Effective Date, the issuance of any Letters of Credit on the Amendment Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, Availability shall not be less than $125,000,000.

(k) Pledged Capital Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l) Filings, Registrations and Recordings. Subject to Section 6.15, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(m) Legal Opinion. The Administrative Agent shall have received legal opinions of Winston & Strawn LLP, counsel to the Borrower and its Subsidiaries, and such other local counsel as may be reasonably required by the Administrative Agent, in each case covering such matters as the Administrative Agent may reasonably request.

(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 6.5 hereof and Section 5.3 of the Guarantee and Collateral Agreement.

(o) Field Examination. The Administrative Agent or its designee shall have conducted a field examination of the Loan Parties’ Accounts, Inventory and related working capital matters and of the Borrower’s related data processing and other systems, the results of which shall be satisfactory to the Administrative Agent in its sole discretion.

(p) Appraisals. The Administrative Agent shall have received appraisals of the applicable Loan Parties’ Inventory and Rental Agreement Portfolio from one or more firms satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its sole discretion.

(q) Patriot Act. The Administrative Agent shall have received, at least three days prior to the Amendment Effective Date, all documentation and other information timely requested by the Administrative Agent or any Lender and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

The Administrative Agent shall notify the Borrower, the Lenders and the Issuing Lender of the Amendment Effective Date, and such notice shall be conclusive and binding.

~~5.2~~5.3 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (including any Incremental Term Loan and any increase or extension of a Letter of Credit) requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (unless such representations expressly relate to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) No Protective Advances. No Protective Advances shall be outstanding.

Each borrowing by and issuance, increase or extension of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such borrowing or issuance, increase or extension of such Letter of Credit that the conditions contained in this Section ~~5.2~~5.3 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitment remains in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall promptly provide to each Lender, by posting to Intralinks or otherwise):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; provided, that the Borrower shall be deemed to have furnished said financial statements for purposes of this Section 6.1(a) once (i) the same shall have been made available on “EDGAR” (or any successor thereto) on the Borrower’s Annual Report on Form 10-K or on the Borrower’s home page on the worldwide web (which page is, as of the date of this Agreement, located at www.rentacenter.com) and (ii) the Borrower shall have sent the Administrative Agent notice thereof; ~~and~~

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of earnings and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes thereto); provided, that the Borrower shall be deemed to have furnished said financial statements for purposes of this Section 6.1(b) once (i) the same shall have been made available on “EDGAR” (or any successor thereto) on the Borrower’s Quarterly Report on Form 10-Q or on the Borrower’s home page on the worldwide web (which page is, as of the date of this Agreement, located at www.rentacenter.com) and (ii) the Borrower shall have sent the Administrative Agent notice thereof~~.~~;

(c) as soon as available, but in any event not later than 30 days after the end of each calendar month of the Borrower (other than the third, sixth, ninth and twelfth such month), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such month and the related unaudited consolidated statements of earnings and of cash flows for such month and the portion of the fiscal year through the end of such month, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of notes thereto); and

(d) as soon as available, but in any event not later than 30 days after the end of each calendar month of the Borrower, a Collateral Monitoring Template.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2 Certificates; Other Information. Furnish to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making under Section 7.1 the examination necessary therefor no knowledge was obtained of any Event of Default, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1(a), (b) or (c), (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) (x) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the calendar month, fiscal quarter or fiscal year of the Borrower, as applicable, and (y) to the extent not previously disclosed to the Administrative Agent, a report describing each new Subsidiary of any Loan Party, any change in the name or jurisdiction of organization of any Loan Party and any new fee owned real property or material Intellectual Property acquired by any Loan Party since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income, resulting applicable financial covenant ratios and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year; provided, that delivery of the Report on Form 10-Q filed with the SEC with respect to such fiscal quarter shall be deemed to satisfy the foregoing requirement;

(e) no later than five Business Days prior to the proposed date of effectiveness thereof, copies of any proposed amendment, supplement, waiver or other modification with respect to the Senior Unsecured Note Indenture if the effectiveness thereof requires the approval of any percentage of the holders of Indebtedness thereunder;

(f) within five Business Days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities; ~~and~~

(g) as soon as available but in any event within 30 days of the end of each calendar month (or, at any time during a Weekly Borrowing Base Period, within three Business Days of the end of each calendar week), a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(h) prior to any sale or other disposition (in one transaction or a series of related transactions) of assets that provide in excess of $20,000,000 of value to the Borrowing Base, a Borrowing Base Certificate (giving effect to such sale or other disposition) and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(i) as soon as available but in any event within 30 days of the end of each calendar month (or, at any time during a Weekly Borrowing Base Period, within three Business Days of the end of each calendar week), as of the period then ended, all delivered electronically in a text formatted file acceptable to the Administrative Agent:

(i) a detailed aging of the Loan Parties’ Accounts in respect of installment sales, including all invoices aged by due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a schedule detailing the Loan Parties’ Inventory Held for Rent, in form satisfactory to the Administrative Agent, (1) by location (showing any such Inventory in transit and any such Inventory located with a third party under any consignment, bailee arrangement or warehouse agreement), (2) by product type, and by volume on hand, which Inventory shall be valued at the lower of cost (determined on a first-in, first-out basis) or market and adjusted for Reserves as the Administrative Agent has previously indicated to the Borrower are deemed by the Administrative Agent to be appropriate, and (3) including a report of any variances or other results of Inventory counts performed by the Borrower since the last Inventory schedule (including information regarding sales or other reductions, additions, returns, credits issued by the Borrower and complaints and claims made against the Borrower);

(iii) a schedule (in electronic form) detailing the Loan Parties’ Eligible Rental Agreements;

(iv) a worksheet of calculations prepared by the Borrower to determine Eligible Installment Sales Accounts, Eligible Inventory Held for Rent and Eligible Rental Agreements, such worksheet detailing the Accounts arising from installment sales agreements excluded from Eligible Installment Sales Accounts, the Inventory Held for Rent excluded from Eligible Inventory Held for Rent and the rental agreements excluded from Eligible Rental Agreements and, in each case, the reason for such exclusion;

(v) a reconciliation of the Borrower’s Eligible Installment Sales Accounts and Eligible Inventory Held for Rent between (A) the amounts shown in the Borrower’s general ledger and financial statements and the reports delivered pursuant to clauses (i), (ii) and (iii) above and (B) the amounts and dates shown in the reports delivered pursuant to clauses (i), (ii) and (iii) above and the Borrowing Base Certificate delivered pursuant to Section 6.2(g) as of such date; and

(vi) a reconciliation of the loan balance per the Borrower’s general ledger to the loan balance under this Agreement;

(j) as soon as available but in any event within 30 days of the end of each calendar month, as of the month then ended (or, at any time during a Weekly Borrowing Base Period, within three Business Days of the end of each calendar week, as of the calendar week then ended), a schedule and aging of the Borrower’s accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(k) promptly upon the Administrative Agent’s request:

(i) copies of invoices issued by the Borrower in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto;

(ii) copies of purchase orders, invoices, and shipping and delivery documents in connection with any Inventory purchased by any Loan Party; and

(iii) a schedule detailing the balance of all intercompany accounts of the Loan Parties; and

(~~g~~l) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

Information required to be delivered pursuant to subsection (d) or (f) of this Section 6.2 shall be deemed to have been delivered once (i) the same shall have been made available on “EDGAR” (or any successor thereto) on the Borrower’s annual report, quarterly report or current reports or on the Borrower’s home page on the worldwide web (which page is, as of the date of this Agreement, located at www.rentacenter.com) and (ii) the Borrower shall have sent the Administrative Agent notice thereof.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its corporate (or similar) existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures designed to achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption expense coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business and as required pursuant to the Security Documents. Without limiting the foregoing, if at any time any Building (as defined in the Flood Insurance Laws) located on any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (A) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount reasonably satisfactory to the Administrative Agent and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and ~~(b)~~ subject to the provisions of Section 10.14, permit representatives of the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to each Loan Party’s assets for internal use by the Administrative Agent and the Lenders (“Reports”). The Loan Parties shall be responsible for the costs of expenses of one field examination during any 12-month period and one (1) additional field examination (for the total of two such field examinations during any 12-month period) conducted at any time after Availability falls below the greater of (i) $70,000,000 and (ii) 25% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base. Additionally, the Loan Parties shall be responsible for the costs and expenses of any field examinations conducted while a Specified Event of Default has occurred and is continuing.

6.7 Notices. Promptly give notice to the Administrative Agent (and the Administrative Agent shall promptly provide such notice to each Lender, by posting to Intralinks or otherwise) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that exists at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if reasonably expected to be adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Borrower or any of its Subsidiaries in which injunctive or similar relief is sought which could reasonably be expected to be granted and which, if granted, could reasonably be expected to have a Material Adverse Effect;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan; a failure to make any required contribution to a Plan or a Multiemployer Plan that, in each case, could reasonably be expected to have a Material Adverse Effect; a determination that any Single Employer Plan is in “at risk” status; the creation of any Lien in favor of the PBGC or a Single Employer Plan; any withdrawal from, or the termination of, any Single Employer Plan; any withdrawal from, or the termination~~, Reorganization~~ or ~~I~~insolvency of, any Multiemployer Plan; or the determination that any Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 or Title IV of ERISA); or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Borrower, any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the termination of any Single Employer Plan or Multiemployer Plan, or the ~~Reorganization or I~~insolvency any Multiemployer Plan;

(e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that Borrower or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Borrower or any of its Commonly Controlled Entities have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Borrower and/or its Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; and further provided, that the rights granted to the Administrative Agent in this section shall be exercised not more than once during a 12-month period; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8 Environmental Laws. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) comply with, and contractually require compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and contractually require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

6.9 Additional Collateral, etc. (a) With respect to any property acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (v) Capital Stock issued by the Borrower, (w) any vehicles, aircraft, vessels, leasehold interests, foreign registrations related to Intellectual Property, and any immaterial inventory and equipment, (x) any property described in paragraph (b), (c) or (d) below, (y) any property subject to a Lien expressly permitted by Section 7.3( ~~g~~c) and (z) property acquired by any Specified Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $750,000 acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than (x) any such real property subject to a Lien expressly permitted by Section 7.3( ~~g~~c) or (~~j~~f) and (z) real property acquired by any Specified Subsidiary), within sixty (60) days (as such time period may be extended by the Administrative Agent in its sole discretion) of the acquisition of such real property ~~(i)~~ execute and/or deliver, as applicable, the items set forth in Section ~~5.1(j) and Section~~ 6.12 with respect to such real property. Notwithstanding the foregoing, the Administrative Agent shall not enter into any Mortgage in respect of any real property acquired by any Loan Party after the Closing Date until the date that is (i) if such Mortgaged Property relates to a property not located in a “special flood hazard area”, ten (10) Business Days or (ii) if such Mortgaged Property relates to a property located in a “special flood hazard area”, thirty (30) days, after the Administrative Agent has delivered to the Lenders the following documents in respect of such real property: (x) a completed flood hazard determination from a third party vendor; (y) if such real property is located in a “special flood hazard area”, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Parties of such notice; and (z) if required by Flood Insurance Laws, evidence of required flood insurance; provided, that in the case of both (i) and (ii), if Bank of America, N.A. provides written notice to the Administrative Agent before the expiration of the applicable period that its flood insurance due diligence and/or flood insurance compliance has not been completed, together with reasonable supporting detail regarding such non-completion, such period shall be extended until such time that the Administrative Agent shall have received written confirmation from such bank (or banks) that flood insurance due diligence and flood insurance compliance have been completed by such banks (or banks) (such written confirmation not to be unreasonably withheld, conditioned or delayed).

(c) With respect to any new Subsidiary (other than a Foreign Subsidiary) created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (which, for the purposes of this paragraph (c), shall include any existing Subsidiary that ceases to be a Foreign Subsidiary or a Permitted Non-Guarantor Subsidiary but shall exclude the Insurance Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Loan Party (except Capital Stock constituting Investments permitted under Section 7.8(g) or (j)), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements and Intellectual Property Security Agreements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments; provided, that such new Subsidiary shall not be required to comply with the requirements of clause (iii) above if (w) such Subsidiary is not a Wholly Owned Subsidiary, (x) the Investment in such Subsidiary is permitted under Section 7.8( ~~k~~h), (y) such Subsidiary promptly notifies the Administrative Agent in writing of its election not to comply with the requirements of clause (iii) above and (z) such Subsidiary, together with each other Subsidiary that elects not to comply with the requirements of clause (iii) above, represents, as of the date of such notice under the foregoing clause (y), (1) less than 10% of the consolidated total assets of the Borrower and its Subsidiaries as of the most recently ended ~~fiscal quarter~~calendar month of the Borrower, (2) less than 10% of the consolidated total revenues of the Borrower and its Subsidiaries for the ~~four fiscal quarters~~12 calendar months of the Borrower most recently ended, and (3) less than 10% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the ~~four fiscal quarters~~12 calendar months of the Borrower most recently ended, in each case as determined on a consolidated basis in conformity with GAAP consistently applied (any such new Subsidiary, a “Permitted Non-Guarantor Subsidiary”).

(d) With respect to any new Foreign Subsidiary that is a first tier Foreign Subsidiary and that is created or acquired after the Closing Date by the Borrower or any of its Subsidiaries (other than any Specified Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any Domestic Subsidiaries (provided, that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock (or other transfer) powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein; provided, that the Borrower and its Subsidiaries shall not be required to comply with the requirements of this Section 6.9(d) if the Administrative Agent, in its sole discretion, determines the cost of such compliance is excessive in relation to the value of the collateral security to be afforded thereby.

6.10 Permitted Acquisitions ~~and Permitted Foreign Acquisitions~~. Deliver to the Lenders, within 30 Business Days after the closing date of any Permitted Acquisition ~~or Permitted Foreign Acquisition~~ involving a Purchase Price greater than or equal to $75,000,000, each of the following: (a) a description of the property, assets and/or equity interest being purchased, in reasonable detail; (b) a copy of the purchase agreement pursuant to which such acquisition was or is to be consummated or a term sheet or other description setting forth the essential terms and the basic structure of such acquisition; (c) projected statements of income for the entity that is being acquired (or the assets, if an acquisition of assets) for at least a two-year period following such acquisition (including a summary of assumptions or pro forma adjustments for such projections); (d) to the extent made available to the Borrower, historical financial statements for the entity that is being acquired (or the assets, if an acquisition of assets) (including balance sheets and statements of income, retained earnings and cash flows for at least a two-year period prior to such acquisition); and (e) confirmation, supported by detailed calculations, that the Borrower and its Subsidiaries would have been in compliance with all the covenants in Section 7.1 for the ~~fiscal quarter~~calendar month ending immediately prior to the consummation of such acquisition, with such compliance determined on a pro forma basis as if such acquisition had been consummated on the first day of the Reference Period ending on the last day of such ~~fiscal quarter~~calendar month.

6.11 Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property, rights or assets hereafter acquired by the Borrower or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental

Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Borrower or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.12 Real Property Mortgages. Within 90 days of the Closing Date (as such time period may be extended by the Administrative Agent in its sole discretion) with respect to any Mortgaged Property owned in fee simple by any Loan Party on the Closing Date:

(~~a~~i) Mortgages; Fixture Filings. A Mortgage encumbering such Mortgaged Property in favor of the Administrative Agent, for the benefit of the Secured Parties, duly executed and acknowledged by each Loan Party that is the owner of or holder of any interest in such Mortgaged Property, and otherwise in form for recording in the recording office of the appropriate Clerk of Court of the County where each such Mortgaged Property is situated, together with such certificates, affidavits, questionnaires or returns as may be necessary or advisable in connection with the recording or filing thereof to create a lien under applicable laws, and such financing statements and other instruments as may be necessary or advisable to grant a mortgage or deed of trust lien under the laws of the applicable jurisdiction on the Mortgaged Property and fixtures located thereon;

(~~b~~ii) Consents and Approvals. Such consents, approvals, assignments, amendments, supplements, estoppels, tenant subordination agreements, ~~non~~ non-disturbance agreements or other instruments as may be reasonably necessary or advisable in order for the applicable Loan Party to grant the Lien of the Mortgage with respect thereto;

(~~c~~iii) Title Insurance Policies. A policy of title insurance (or marked-up title insurance commitment having the effect of a policy of title insurance) (a “Title Policy”) insuring the Lien of such Mortgage as a valid first mortgage or deed of trust Lien on the Mortgaged Property described therein in an amount not less than the estimated fair market value of such Mortgaged Property as reasonably determined by the Borrower and, if applicable, which Title Policy shall (A) be issued by a nationally-recognized title insurance company reasonably acceptable to the Administrative Agent (the “Title Company”), (B) include such reinsurance arrangements (with provisions for direct access, if necessary) as shall be reasonably acceptable to the Administrative Agent, (C) be supplemented by a “tie-in” or “aggregation” endorsement, if available under applicable law, and such other endorsements as may reasonably be requested by the Administrative Agent (including endorsements on matters relating to usury, first loss, zoning, contiguity, revolving credit, doing business, public road access, survey, variable rate, environmental lien, subdivision, mortgage recording tax, separate tax lot, and so-called comprehensive coverage over covenants and restrictions) if available under applicable law, and (~~E~~D) contain no exceptions to title other than Liens permitted by Section 7.3 and other exceptions acceptable to the Administrative Agent in its sole discretion;

(~~d~~iv) Affidavits and Other Information. Such affidavits, certificates, information (including financial data) and instruments of indemnification (including a so-called “gap” indemnification) as may be required to induce the Title Company to issue the Title Policies and endorsements contemplated above;

(~~e~~v) Payment of Title Fees and Premiums. Evidence reasonably acceptable to the Administrative Agent of payment by Borrower of all Title Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgages and issuance of the Title Policies and endorsements contemplated above;

(~~f~~vi) Leases. Copies of all leases (or other agreements relating to possessory interests, if any) affecting such Mortgaged Property pursuant to which any Loan Party holds the lessor’s (or other grantor’s or licensor’s) interest, which agreement shall, if so requested by the Administrative Agent, be subordinate to the Lien of the applicable Mortgage, either expressly by its terms or pursuant to a subordination, non-disturbance and attornment agreement in form and substance reasonably acceptable to the Administrative Agent;

(~~g~~vii) Opinions. Favorable written opinions, addressed to the Administrative Agent and the Secured Parties, of local counsel to the Loan Parties in each jurisdiction (i) where such Mortgaged Property is located and (ii) where the applicable Loan Party granting the Mortgage on such Mortgaged Property is organized, regarding the due execution, delivery and enforceability of each such Mortgage, the corporate formation, existence and good standing of the applicable Loan Party, and such other matters as may be reasonably requested by the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent; and

(~~h~~viii) Surveys. A survey of such Mortgaged Property that is (A) (w) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (x) certified to the Administrative Agent and the Title Company, (y) compliant with the minimum requirements of the American Land Title Association as such requirements are in effect on the date of preparation thereof and (z) sufficient for the Title Company to remove the standard survey exception from the applicable Title Policy and to provide reasonable and customary survey-related endorsements thereto or (B) otherwise acceptable to the Administrative Agent (a “Survey”); provided, however, that a Survey shall not be required to the extent that (x) an existing survey together with an “affidavit of no change” satisfactory to the Title Company is delivered to the Administrative Agent and the Title Company and (y) the Title Company removes the standard survey exception from the applicable Title Policy and provides reasonable and customary survey-related endorsements thereto.

6.13 Appraisals. At any time that the Administrative Agent requests, the Borrower will, and will cause each Subsidiary to, provide the Administrative Agent with appraisals or updates thereof of its Inventory and Rental Agreement Portfolio from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include information required by any applicable Requirement of Law. The Loan Parties shall be responsible for the costs of expenses of one Inventory and Rental Agreement Portfolio appraisal during any 12-month period and (a) during the first 12 months ending after the Amendment Effective Date, one (1) additional Inventory and Rental Agreement Portfolio appraisal (for a total of two such Inventory and Rental Agreement Portfolio appraisals during such 12-month period) and (b) one (1) additional Inventory and Rental Agreement Portfolio appraisal (for a total of two such Inventory and Rental Agreement Portfolio appraisals during any 12-month period (other than the first 12 months ending after the Amendment Effective Date) and a total of three such Inventory and Rental Agreement Portfolio appraisals during the first 12 months ending after the Amendment Effective Date) conducted at any time after Availability falls below the greater of (i) $70,000,000 and (ii) 25% of the lesser of (x) the Total Revolving Commitments and (y) the Borrowing Base. Additionally, the Loan Parties shall be responsible for the costs and expenses of any such appraisals conducted while a Specified Event of Default has occurred and is continuing.

6.14 Rental and Sales Agreements. (a) From and after the date that is 90 days after the Amendment Effective Date, any new rental agreements entered into by a Loan Party with a customer of such Loan Party and any new installment sales agreements entered into by a Loan Party with a customer of such Loan Party (the foregoing agreements, the “Subject Agreements”) shall be promptly delivered either (i) to the Specified Location or (ii) to the Administrative Agent (or a designee thereof), and if so delivered to the Administrative Agent (or a designee thereof), duly indorsed in a manner reasonably satisfactory to the Administrative Agent. For so long as any Subject Agreements are located at the Specified Location, (x) the Subject Agreement shall be kept under lock and key and only the Designated Contacts shall have keys, (y) such Specified Location shall be subject to a Collateral Access Agreement and (z) the Borrower shall permit representatives of the Administrative Agent, upon reasonable prior notice, to visit the Specified Location and inspect the Subject Agreements.

(b) From and after the date that is 90 days after the Amendment Effective Date, the Borrower shall ensure that any new Subject Agreements bear the following legend: “This writing and the obligations evidenced hereby are subject to the security interest of JPMorgan Chase Bank, N.A., as Administrative Agent.”

6.15 Deposit Account Control Agreements; Insurance. Within 90 days after the Amendment Effective Date (or such later date as the Administrative Agent may agree), the Administrative Agent shall have received (a) each Deposit Account Control Agreement required to be provided pursuant to Section 5.13 of the Guarantee and Collateral Agreement and (b) evidence of insurance in respect of the Inventory of the Loan Parties, which insurance shall be with financially sound and reputable insurance companies and in at least such amounts as reasonably satisfactory to the Administrative Agent in its Permitted Discretion.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Commitment remains in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 ~~Financial Condition Covenants~~Consolidated Fixed Charge Coverage Ratio.

Permit, as of the last day of any calendar month of the Borrower (the “Reference Month”) (each date on which the foregoing is tested, a “Test Date”), the Consolidated Fixed Charge Coverage Ratio as of the last day of the period of 12 consecutive months of the Borrower ending on such Reference Month to be less than 1.10:1.00; provided that the sole consequence of the breach of this Section 7.1 shall be that a Minimum Availability Period shall result.

~~(a) Consolidated Total Leverage Ratio. Permit, as of the last day of any fiscal quarter of the Borrower (the “Reference Quarter”), the Consolidated Total Leverage Ratio as at the last day of the period of four consecutive fiscal quarters of the Borrower ending on such Reference Quarter to be greater than the ratio set forth opposite such Reference Quarter below:~~

~~Reference Quarter~~	~~Consolidated Total Leverage Ratio~~
~~March 31, 2014~~	~~4.50~~	~~to~~	~~1.00~~
~~June 30, 2014~~	~~4.50~~	~~to~~	~~1.00~~
~~September 30, 2014~~	~~4.50~~	~~to~~	~~1.00~~
~~December 31, 2014~~	~~4.50~~	~~to~~	~~1.00~~
~~March 31, 2015~~	~~4.50~~	~~to~~	~~1.00~~
~~June 30, 2015~~	~~4.50~~	~~to~~	~~1.00~~
~~September 30, 2015~~	~~4.50~~	~~to~~	~~1.00~~

~~December 31, 2015~~	~~4.25~~	~~to~~	~~1.00~~
~~March 31, 2016~~	~~4.25~~	~~to~~	~~1.00~~
~~June 30, 2016~~	~~4.25~~	~~to~~	~~1.00~~
~~September 30, 2016~~	~~4.25~~	~~to~~	~~1.00~~
~~December 31, 2016 and thereafter~~	~~4.00~~	~~to~~	~~1.00~~

~~(b) Consolidated Senior Secured Leverage Ratio. (i) Prior to December 31, 2016, permit, as of the last day of any Reference Quarter, the Consolidated Senior Secured Leverage Ratio as of the last day of the period of four consecutive fiscal quarters of the Borrower ending on such Reference Quarter to exceed 2.75 to 1.00, (ii) permit, as of December 31, 2016, the Consolidated Senior Secured Leverage Ratio as of the last day of the period of four consecutive fiscal quarters of the Borrower ending on such date to exceed 2.50 to 1.00, and (iii) commencing on March 31, 2017 and thereafter, permit, as of the last day of any Reference Quarter, the Consolidated Senior Secured Leverage Ratio as of the last day of the period of four consecutive fiscal quarters of the Borrower ending on such Reference Quarter to exceed 2.00 to 1.00.~~

~~(c) Consolidated Fixed Charge Coverage Ratio. Permit, as of the last day of any Reference Quarter, the Consolidated Fixed Charge Coverage Ratio as of the last day of the period of four consecutive fiscal quarters of the Borrower ending on such Reference Quarter to be less than the ratio set forth opposite such Reference Quarter:~~

~~Reference Quarter~~	~~Consolidated Fixed Charge~~
~~Coverage Ratio~~
~~March 31, 2014~~	~~1.50~~	~~to~~	~~1.00~~
~~June 30, 2014~~	~~1.50~~	~~to~~	~~1.00~~
~~September 30, 2014~~	~~1.50~~	~~to~~	~~1.00~~
~~December 31, 2014~~	~~1.50~~	~~to~~	~~1.00~~
~~March 31, 2015~~	~~1.50~~	~~to~~	~~1.00~~
~~June 30, 2015~~	~~1.50~~	~~to~~	~~1.00~~
~~September 30, 2015~~	~~1.50~~	~~to~~	~~1.00~~
~~December 31, 2015~~	~~1.75~~	~~to~~	~~1.00~~
~~March 31, 2016~~	~~1.75~~	~~to~~	~~1.00~~
~~June 30, 2016~~	~~1.75~~	~~to~~	~~1.00~~
~~September 30, 2016 and thereafter~~	~~1.50~~	~~to~~	~~1.00~~

7.2 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) (i) Indebtedness of the Borrower to any Subsidiary and of any Wholly Owned Subsidiary Guarantor to the Borrower or any other Subsidiary, (ii) Indebtedness of the Borrower and of any Subsidiary to the Insurance Subsidiary in an aggregate principal amount not to exceed $75,000,000 at any time outstanding that cannot be subordinated to the obligations of such Loan Party under the Loan Documents for regulatory reasons or would cause the carrying value for regulatory valuation purposes to be decreased, (iii) Indebtedness of the Insurance Subsidiary permitted by Section 7.8(f) and (iv) Indebtedness of any Foreign Subsidiary to the Borrower or any other Subsidiary resulting from Investments made pursuant to Section 7.8( ~~k) or 7.8(l~~h);

(c) ~~(i)~~ Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any (i) Wholly Owned Subsidiary Guarantor ~~or~~, (ii) any Foreign Subsidiary~~;~~ which Guarantee Obligations are outstanding on the Amendment Effective Date (and if the underlying obligation that is so guaranteed is renewed, refinanced or replaced, Guarantee Obligations in respect of such renewed, refinanced or replaced obligation so long as the amount so guaranteed is either not increased or such increase is permitted (and constitutes a usage) under clause (iii) below) or (iii) any Foreign Subsidiary in an aggregate outstanding amount (with respect to this clause (iii)) not to exceed $10,000,000 at any time outstanding;

(d) Indebtedness (other than the Indebtedness referred to in Section 7.2(b), (e), (f), (h) and (j)) outstanding on the Closing Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity or any scheduled amortization date of, the principal amount (or any amortization payment amount) thereof (and such amounts resulting from the reasonable fees and expenses actually paid and by accrued and unpaid interest and premium paid in connection with any such refinancing, refunding, renewal or extension));

(e) Indebtedness (including, without limitation, Capital Lease Obligations, mortgage financings and purchase money obligations) secured by Liens permitted by Section 7.3( ~~g);~~c), which Indebtedness is either (i) outstanding on the Fourth Amendment Effective Date (or constitutes a renewal, refinancing or replacement of such Indebtedness so long as the aggregate principal amount of Indebtedness is not increased or such increase is permitted (and constitutes a usage) under clause (ii) below) or (ii) in an aggregate outstanding amount not to exceed $10,000,000;

(f) (i) subject to pro forma compliance with Section 7.1 (as demonstrated in a written certificate delivered to the Administrative Agent prior to the issuance thereof), unsecured subordinated notes of the Borrower that (x) have no scheduled principal payments prior to the date that is one year after the latest maturity date for Loans hereunder that is in effect on the date of issuance of such subordinated notes and (y) have terms (including subordination terms, but excluding the interest rate) no less favorable in any material respect to the Borrower and its Subsidiaries (taken as a whole) and the Lenders (taken as a whole) than those applicable to offerings of “high-yield” subordinated debt by similar issuers of similar debt at or about the same time, as evidenced by written advice of the Borrower’s financial advisors of recognized national standing, and (ii) Guarantee Obligations of any Subsidiary Guarantor in respect of Indebtedness incurred pursuant to clause (i) above, provided, that such Guarantee Obligations are subordinated to the same extent as the obligations of the Borrower in respect of the subordinated notes issued pursuant to clause (i) above;

(g) Assumed Indebtedness incurred pursuant to Permitted Acquisitions ~~or Permitted Foreign Acquisitions~~ consummated after the Closing Date in an aggregate amount not to exceed $100,000,000 at any time outstanding;

(h) Guarantee Obligations of the Borrower or any Subsidiary in respect of Indebtedness of franchisees not to exceed $25,000,000 at any one time outstanding;

(i) Indebtedness in connection with any Sale/Leaseback Transaction permitted by Section 7.11;

(j) Indebtedness of RAC East, the Borrower and its other Subsidiaries to INTRUST Bank, N.A. pursuant to a line of credit in an aggregate principal amount (for the Borrower and all Subsidiaries) not to exceed $20,000,000 at any one time outstanding and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); and

(k) additional Indebtedness of the Borrower or any of its Subsidiaries so long as (i) the aggregate principal amount of such Indebtedness incurred by the Borrower and all Subsidiaries (excluding Guarantee Obligations of any Subsidiary Guarantor in respect of any Senior Unsecured Notes) shall not exceed $250,000,000 at any one time outstanding and (ii) the aggregate principal amount of such Indebtedness incurred by all Subsidiaries (excluding Guarantee Obligations of any Subsidiary Guarantor in respect of any Senior Unsecured Notes) shall not exceed $50,000,000 at any one time outstanding.

7.3 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(a) Permitted Encumbrances;

~~(a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings, provided, that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;~~

~~(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;~~

~~(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;~~

~~(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;~~

~~(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;~~

(~~f~~b) Liens in existence on the Closing Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided, that no such Lien is spread to cover any additional property after the Closing Date (other than “products” and “proceeds” thereof, as each such term is defined in the Uniform Commercial Code of the State of New York) and that the amount of Indebtedness secured thereby is not increased;

(~~g~~c) Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 7.2(e) to finance the acquisition of fixed or capital assets, provided, that (i) such Liens (other than in the case of Liens refinancing Indebtedness permitted under Section 7.2(e)) shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness (including the “products” and “proceeds” thereof, as each such term is defined in the Uniform Commercial Code of the State of New York) and (iii) the amount of Indebtedness secured thereby is not increased;

(~~h~~d) Liens created pursuant to the Security Documents;

(~~i~~e) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased;

(~~j~~f) Liens on the property, rights or assets of an Acquired Business ~~or Acquired Foreign Business~~ occurring or arising after the Closing Date and securing Assumed Indebtedness in an amount not to exceed $50,000,000, provided, that such Liens (i) were not incurred in contemplation of the Permitted Acquisition ~~or the Permitted Foreign Acquisition~~ consummated in conjunction with the assumption of such Assumed Indebtedness and (ii) do not encumber any property other than the property acquired pursuant to such acquisition;

(~~k~~g) Liens of securities intermediaries and depository banks on the accounts held by them to secure the payment of fees and expenses payable to them in respect of the maintenance of such accounts;

(~~l~~h) Liens on Margin Capital Stock that is held by the Borrower as treasury stock or that is held by any of its Subsidiaries; and

(~~m~~i) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) $10,000,000 at any one time.

7.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all of its property or business, except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any other Person (provided, that a Wholly Owned Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary;

(b) (i) any Subsidiary of the Borrower may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Foreign Subsidiary; and

(c) (i) any Permitted Acquisition ~~and any Permitted Foreign Acquisition~~ may be structured as a merger with or into the Borrower (provided, that the Borrower shall be the continuing or surviving corporation) or with or into any Wholly Owned Subsidiary Guarantor (provided, that the continuing or surviving corporation is or becomes a Wholly Owned Subsidiary Guarantor) and (ii) any Permitted ~~Foreign~~ Acquisition consummated by a Foreign Subsidiary may be structured as a merger with or into any Foreign Subsidiary (provided, that the continuing or surviving corporation is or becomes a Foreign Subsidiary).

7.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Borrower, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions (i) by the Borrower of any of its assets to any Wholly Owned Subsidiary Guarantor, (ii) by any Subsidiary of the Borrower of any of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Wholly Owned Subsidiary Guarantor, (iii) by any Subsidiary of patent, trademark or copyright registrations under laws of any nation other than the United States to any other Subsidiary and (iv) by any Foreign Subsidiary to any other Foreign Subsidiary;

(d) the sale or issuance of (i) any Subsidiary’s Capital Stock to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary’s Capital Stock to any other Foreign Subsidiary;

(e) the Disposition in any fiscal year of other property (other than the Borrower’s corporate headquarters in Plano, Texas) having a fair market value not to exceed, as of the last day of the immediately preceding fiscal year for any fiscal year of the Borrower, 5% of Consolidated Total Assets; provided~~,~~ that the requirements of Section 2.11(b) are complied with in connection therewith;

(f) Dispositions referred to in Sections 7.8(f), (g) and (j);

(g) Dispositions to or by the Insurance Subsidiary of Capital Stock of the Borrower;

(h) Dispositions to or by the Insurance Subsidiary of Indebtedness described in Section 7.2(b) to the Borrower or any Wholly Owned Subsidiary Guarantor;

(i) Dispositions by the Insurance Subsidiary effected solely for the purpose of liquidating assets in order to permit the Insurance Subsidiary to pay expenses and to make payments on insurance claims of the Borrower and/or any of its Subsidiaries with the proceeds of such Dispositions;

(j) Dispositions of Margin Capital Stock that is held as treasury stock by the Borrower or that is held by any of its Subsidiaries; and

(k) ~~[Reserved]~~the Disposition of stores in a swap transaction for fair market value so long as the Net Cash Effect in any fiscal year of the Borrower does not exceed $5,000,000.

7.6 Restricted Payments. Declare or pay any dividend (other than dividends payable solely in (i) common stock of the Person making such dividend or (ii) the same class of Capital Stock of the Person making such dividend on which such dividend is being declared or paid, other than, in any such case, Disqualified Stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary (collectively, “Restricted Payments”), except that:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Wholly Owned Subsidiary Guarantor and (ii) any Foreign Subsidiary may make Restricted Payments to any other Foreign Subsidiary;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would immediately result therefrom, the Borrower may declare and make regularly scheduled dividends (“dividends”) with respect to its Capital Stock as follows: if, after giving pro forma effect to such dividends, the Consolidated Senior Leverage Ratio as of the last day of the most recent ~~fiscal quarter~~calendar month for which the relevant financial information available is:

(i) less than or equal to 2.50 to 1.00, then such dividends shall not exceed $25,000,000 in the aggregate in any fiscal year of the Borrower;

(ii) less than or equal to 3.75 to 1.00 and is greater than 2.50 to 1.00, then such dividends shall not exceed $20,000,000 in the aggregate in any fiscal year of the Borrower, when taken together with the dividends made pursuant to Section 7.6(b)(i) in such fiscal year; and

(iii) greater than 3.75 to 1.00, then such dividends shall not exceed $15,000,000 in the aggregate in any fiscal year of the Borrower, when taken together with the dividends made pursuant to Section 7.6(b)( i) and Section 7.6(b)(ii) in such fiscal year;

(c) [Reserved];

(d) the Borrower may repurchase shares of its common stock from the Insurance Subsidiary in an amount not to exceed (when taken together with the amount of cash Dispositions made pursuant to Section 7.5(i)) the amount necessary to (i) pay operating costs and expenses of the Insurance Subsidiary incurred in the ordinary course of business (not to exceed $250,000 per fiscal year of the Borrower) and (ii) permit the Insurance Subsidiary to make payments on insurance claims of the Borrower and/or any of its Subsidiaries with the proceeds of such repurchase; and

(e) the Insurance Subsidiary may purchase shares of the common stock of the Borrower from the Borrower or any Subsidiary.

7.7 Capital Expenditures. Make or commit to make any Capital Expenditure (Expansion) if, after giving pro forma effect thereto, the Consolidated Total Leverage Ratio as of the last day of the most recent ~~fiscal quarter~~calendar month for which the relevant financial information is available is greater than 3.00 to 1.00, except ~~(a)~~ Capital Expenditures (Expansion) of the Borrower and its Subsidiaries during such fiscal year (including Capital Expenditures (Expansion) when this restriction is not in effect) ~~shall~~in an aggregate amount not to exceed $100,000,000 ~~in the aggregate and (b) Capital Expenditures (Expansion) made with the proceeds of any Reinvestment Deferred Amount~~.

7.8 Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees of the Borrower or any Subsidiary of the Borrower in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Subsidiaries not to exceed $5,000,000 at any one time outstanding;

(e) intercompany Investments by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to and after giving effect to such Investment and any related transactions, is a Wholly Owned Subsidiary Guarantor;

(f) Investments made on or after the Closing Date in the Insurance Subsidiary to the extent required to meet regulatory capital guidelines, policies or rules in an amount not to exceed $35,000,000 in the aggregate;

(g) Investments in the Insurance Subsidiary consisting of the contribution of common stock of the Borrower and Investments by the Insurance Subsidiary in the common stock of the Borrower;

~~(h) Investments constituting Permitted Acquisitions or Permitted Foreign Acquisitions;~~

(h) Investments, including Permitted Acquisitions, so long as the Borrower has either (i) (A) immediately after giving effect to and at all times during the 20-day period immediately prior to such Investment, Availability (calculated on a pro forma basis after giving effect to such Investment (as if such Investment had occurred on the first day of such period)) of not less than the greater of (x) 20% of the lesser of (1) the Total Revolving Commitments and (2) the Borrowing Base in effect at such time and (y) $72,500,000 and (B) a Consolidated Fixed Charge Coverage Ratio for the trailing 12 calendar months calculated on a pro forma basis after giving effect to such Investment of not less than 1.1:1.0 or (ii) immediately after giving effect to and at all times during the 20-day period immediately prior to such Investment, Availability (calculated on a pro forma basis after giving effect to such Investment (as if such Investment had occurred on the first day of such period)) of not less than the greater of (x) 35% of the lesser of (1) the Total Revolving Commitments and (2) the Borrowing Base and (y) $125,000,000;

(i) Investments by the Insurance Subsidiary in indebtedness of the Borrower and the Wholly Owned Subsidiary Guarantors described in Section 7.2(b);

(j) Investments in the Insurance Subsidiary in amounts not to exceed, in any fiscal year of the Borrower, the lesser of (x) $75,000,000 and (y) the amount that will appear as an expense for self-insurance costs on the Borrower’s consolidated income statement; and

(k) acquisitions of stores in a swap transaction by Loan Parties so long as the Net Cash Effect in any fiscal year of the Borrower does not exceed $5,000,000.

~~(k) Investments in Subsidiaries made at any time when (i) no Default or Event of Default shall have occurred and be continuing, or would occur immediately after giving effect to such Investment and (ii) after giving effect to such Investment and any Indebtedness incurred in connection therewith, the pro forma Consolidated Total Leverage Ratio as of the last day of the most recent fiscal quarter for which the relevant financial information is available is less than 3.00 to 1.00; and~~

~~(l) other Investments not otherwise permitted by this Section, so long as the aggregate amount expended pursuant to this clause (l) after the Closing Date shall not exceed $25,000,000.~~

7.9 Payments and Modifications of Certain Debt Instruments and Qualified Preferred Stock. (a) Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds with respect to the Senior Subordinated Notes or the Senior Unsecured Notes, other than interest payments expressly required by the terms thereof and other than pursuant to prepayments or repayments thereof with the proceeds of Senior Subordinated Notes or, in the case of the Senior Unsecured Notes, with the proceeds of other Senior Unsecured Notes.

(b) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Subordinated Notes or the Senior Subordinated Note Indenture if, after giving effect thereto, the relevant Senior Subordinated Notes would cease to satisfy the requirements of Section 7.2(f), other than the requirement to be in pro forma compliance with Section 7.1.

(c) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Senior Unsecured Notes or the Senior Unsecured Note Indenture if, after giving effect thereto, the relevant Senior Unsecured Notes would cease to satisfy the requirements of the definition of “Senior Unsecured Notes” (other than, for the avoidance of doubt, the last sentence of the definition thereof).

(d) Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Qualified Preferred Stock if, after giving effect thereto, the relevant Qualified Preferred Stock would cease to satisfy the requirements of the definition thereof, other than the requirement to be in pro forma compliance with Section 7.1.

(e) Designate any Indebtedness (other than obligations of the Loan Parties pursuant to the Loan Documents) as “Designated Senior Indebtedness” (howsoever defined) for the purposes of the Senior Subordinated Note Indenture.

7.10 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Wholly Owned Subsidiary) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, provided, that the foregoing limitation shall not apply to (i) Investments, Dispositions or Restricted Payments involving the Insurance Subsidiary to the extent expressly permitted by this Agreement or (ii) Restricted Payments that are permitted by Section 7.6 hereof.

7.11 Sales/Leaseback Transactions. Enter into any Sale/Leaseback Transaction other than with respect to any assets disposed of pursuant to Section 7.5(e) or (k).

7.12 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining calendar months or fiscal quarters.

7.13 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries (other than the Insurance Subsidiary) to create, incur, assume or suffer to exist any Lien upon any of its property (other than Margin Capital Stock that is held by the Borrower as treasury stock or that is held by any of its Subsidiaries) or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreement governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and proceeds thereof), (c) any agreement acquired pursuant to a Permitted Acquisition ~~or a Permitted Foreign Acquisition~~ that restricts assignment of such acquired agreement, provided, that such restrictions on assignment were not entered into in contemplation of or in connection with such Permitted Acquisition ~~or Permitted Foreign Acquisition~~ and (d) any agreement governing any other Indebtedness permitted under Section 7.2 and owed to Persons that are not Subsidiaries of the Borrower, provided, that such agreement does not impair the ability of the Loan Parties to comply with Section 6.9.

7.14 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) restrictions in effect on the Closing Date and listed on Schedule 7.14, (iii) in the case of clause (c) above, customary non-assignment clauses in leases and other contracts entered into in the ordinary course of business, (iv) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (v) restrictions with respect to a Subsidiary acquired pursuant to a Permitted Acquisition (provided, that such restrictions were not entered into in contemplation of or in connection with such Permitted Acquisition) and restrictions with respect to a Foreign Subsidiary arising under applicable law, (vi) consensual arrangements with insurance regulators with respect to the Insurance Subsidiary and (vii) restrictions applicable to Foreign Subsidiaries arising with respect to Indebtedness of Foreign Subsidiaries permitted pursuant to Section 7.2.

7.15 Lines of Business. (a) In the case of the Borrower and its Subsidiaries (other than the Insurance Subsidiary), enter into any business, either directly or through any Subsidiary, except for (i) those businesses in which the Borrower or any of its Subsidiaries are engaged on the Closing Date, (ii) any business associated with servicing loans to franchisees of the Borrower or its Subsidiaries, (iii) any business involved in or associated with servicing furniture, appliances, electronics, computers or other similar items or (iv) any business reasonably related or incidental to any of the businesses described above.

(b) In the case of the Insurance Subsidiary, enter into any business, except for providing insurance services to the Borrower and its Subsidiaries and activities reasonably related thereto.

7.16 Use of Proceeds. Use, and the respective directors, officers, employees and agents of the Borrower and its Subsidiaries shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.17 Chattel Paper. Provide any Person other than the Administrative Agent (or a designee of the Administrative Agent) with (i) possession of tangible chattel paper or (ii) control over electronic chattel paper, in each case within the meaning of the Uniform Commercial Code as in effect in New York.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any Loan Party shall fail to pay any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a)or Section 7 (other than Section 7.1) of this Agreement or Section 5.8(b) of the Guarantee and Collateral Agreement; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement (other than Section 7.1) or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of (i) three Business Days if such breach relates to terms or provisions of Section 6.2(g) or (ii) 30 days after notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) the Borrower or any of its Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans)on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable, repurchased, redeemed or defeased; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $50,000,000; or

(f) (i) the Borrower or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) the occurrence of a non-exempt “prohibited transaction” (as defined in Section 406 and 408 of ERISA or Section 4975 of the Code) involving any Plan with respect to which the Borrower or any Commonly Controlled Entity is liable; (ii) any failure to meet the minimum funding standards (within the meaning of Sections 412 or 430 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Single Employer Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity; (iii) a Single Employer Plan shall be determined to be, or be expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) a Reportable Event shall occur with respect to, or proceedings shall commence under Title IV of ERISA to have a trustee appointed, or a trustee shall be appointed under Title IV of ERISA, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan in a distress termination under Section 4041(c) of ERISA; (v) any Single Employer Plan shall terminate in a “distress termination” or an “involuntary termination,” as such terms are defined in Title IV of ERISA; (vi) the Borrower or any Commonly Controlled Entity shall, or could reasonably be expected to, incur any liability in connection with (x) any withdrawal from a Single Employer Plan or a Multiemployer Plan, or (y) ~~I~~insolvency ~~or Reorganization~~ of, a Multiemployer Plan or any determination that such Multiemployer Plan is in endangered or critical status; or (vii) any other event or condition shall occur or exist with respect to a Plan or Multiemployer Plan; and in each case in clauses (i) through (vii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $50,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason (other than, with respect to the guarantee of a Subsidiary, (i) as a result of a merger of such Subsidiary into the Borrower in accordance with the terms of this Agreement or (ii) as a result of a release pursuant to Section 8.15(b) of the Guarantee and Collateral Agreement), to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors, shall at any time become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d) 3 and 13(d) 5 under the Exchange Act), directly or indirectly, of a percentage equal to 35% or more of the Voting Stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) a Specified Change of Control shall occur or (iv) the Borrower shall cease to own, directly or indirectly, 100% of the Voting Stock of RAC East or Rent-A-Center West, Inc.;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the ~~Required~~Majority Facility Lenders in respect of the Revolving Facility, the Administrative Agent may, or upon the request of the ~~Required~~Majority Facility Lenders in respect of the Revolving Facility, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of LC Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; provided, that a breach of Section 7.1 shall not constitute an Event of Default for the Term Facility unless (A) the Revolving Loans have been accelerated or the Revolving Commitments have been terminated by the Majority Facility Lenders in respect of the Revolving Facility or (B)(i) such default results in a cross-default to other Indebtedness that exceeds in the aggregate $50,000,000, (ii) such Indebtedness is accelerated and (iii) such acceleration would otherwise cause a default with respect to the Term Facility. Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent and the Lenders shall be entitled to exercise any and all remedies available under the Security Documents, including, without limitation, the Guarantee and Collateral Agreement and the Mortgages, or otherwise available under applicable law or otherwise. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit, and the Borrower hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a continuing security interest in all amounts at any time on deposit in such cash collateral account to secure the undrawn and unexpired amount of such Letters of Credit and all other Obligations. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Loan Parties hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Loan Parties hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind (other than notices expressly required pursuant to this Agreement and any other Loan Document) are hereby expressly waived by the Borrower.

SECTION 9. THE AGENTS

9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

9.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. Neither any Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed in good faith by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

9.7 Indemnification. The Lenders agree to indemnify ~~each~~the Administrative Agent ~~and each Lead Arranger~~ in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against ~~such~~the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by ~~such~~the Administrative Agent ~~or such Lead Arranger, as the case may be~~, under or in connection with any of the foregoing; provided, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from ~~such~~the Administrative Agent’s ~~or such Lead Arranger’s, as the case may be,~~ gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

9.8 Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent was not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If (a) the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents or (b) either (i) the Administrative Agent is a Lender and is a Defaulting Lender or (ii) the Administrative Agent is not a Lender and satisfies the circumstances described in clause (b) of the definition of Defaulting Lender, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation or its designation as a Defaulting Lender, the retiring Administrative Agent’s resignation or removal shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation or removal as Administrative Agent, the provisions of this Section 9 and of Section 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10 Authorization to Release Guarantees and Liens. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each of the Lenders (without requirement of notice to or vote or consent of any Lender, except as expressly required by Section 10.1, or any affiliate of any Lender that is a party to any Specified Swap Agreement or is a provider of Banking Services) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 and the Administrative Agent shall do so if so requested.

9.11 Syndication Agents and Lead Arrangers. The Syndication Agents and the Lead Arrangers shall not have any duties or responsibilities hereunder in their respective capacities as such.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive, reduce, extend or waive the principal amount or extend or waive the final scheduled date of maturity of any Loan or Reimbursement Obligation, extend or waive the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend or waive the scheduled date of any payment thereof, increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) amend, modify or waive any provision of this Section 10.1 or reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents, or release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document that affects the rights or duties of the Administrative Agent without the written consent of the Administrative Agent; (v) amend, modify or waive any provision of Section 2.3 or 2.6 without the written consent of the Swingline Lender; (vi) amend, modify or waive any provision of Section 3 without the written consent of the applicable Issuing Lender; or (vii) amend, modify or waive any provision of Section 2.17 without the written consent of the Majority Facility Lenders in respect of each Facility adversely affected thereby; provided further that the financial covenants set forth in Section 7.1 may only be amended, modified, supplemented or waived solely with the consent of the Majority Facility Lenders in respect of the Revolving Facility. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended to the extent necessary to facilitate the making of Incremental Loans in an aggregate principal amount of up to $250,000,000 pursuant to Sections 2.1(c) and 2.2(b) and matters related thereto upon (a) execution and delivery by the Borrower, the Administrative Agent and each Lender providing Incremental Loans of an Increased Term Facility Activation Notice or an Increased Revolving Facility Activation Notice, as the case may be, and (b) delivery of such other documents with respect thereto as the Administrative Agent may reasonably request.

In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority Facility Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing, replacement or modification of all (but not less than all) outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”), provided, that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, plus any reasonable fees and expenses actually paid and accrued and unpaid interest and premium paid in connection with any such refinancing, replacement or modification, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the relevant Term Loans in effect immediately prior to such refinancing. The election by any Lender to provide or participate in the Replacement Term Loans shall not obligate any other Lender to so provide or participate. The Borrower shall pay to any Lender who elects not to provide or participate in any Replacement Term Loans an amount equal to the relevant outstanding Term Loans (plus any accrued and unpaid interest or other amounts due in connection therewith) held by such Lender prior to or simultaneously with any refinancing, replacement or modification of relevant outstanding Term Loans hereunder.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent or Assignment and Assumption (as applicable) in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Attention: Chief Financial Officer
Telecopy: (972) 943-0113
Telephone: (972) 801-1100

and

Rent-A-Center, Inc.
5501 Headquarters Drive
Plano, Texas 75024
Attention: General Counsel
Telecopy: (972) 801-1476
Telephone: (972) 801-1100

with copies to:	~~Fulbright & Jaworski~~Winston & Strawn LLP
~~2200 Ross Avenue, Suite 2800~~
2501 N. Harwood St., 17th Floor
Dallas, Texas 75201
Attention: Thomas W. Hughes
Telecopy: (214) 453-6400
Telephone: (214) 453-6500

The Administrative Agent and to JPMorgan Chase
Bank, as Issuing Lender:	JPMorgan Chase Bank, N.A.
~~Loan and Agency Services~~
Asset Based Lending Operations
10 South Dearborn, Floor ~~7~~L2
Chicago, IL 60603-2003
Attention: ~~Joyce P. King~~Maria Teodoro
Telecopy: (~~888~~312) ~~292~~377- ~~9533~~ 1100
Telephone: (312) ~~385~~732- ~~7025~~7592

provided, that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5 Payment of Expenses and Taxes. (a) The Borrower agrees (~~a~~i) to pay or reimburse the Administrative Agent and each Lead Arranger for all its reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Facilities, the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby (including the reasonable fees, disbursements and other charges of one outside counsel for the Administrative Agent and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction to all such Persons) and filing and recording fees and expenses and the charges of ~~IntraLinks~~Intralinks, in each case from time to time on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate~~,~~ and (~~b~~ii) to pay or reimburse each Lender and the Administrative Agent (in the case of each Lender, after the occurrence and during the continuance of an Event of Default) for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel (including the fees, disbursements and other charges of one outside counsel for the Administrative Agent and one outside counsel for the Lenders and, solely in the case of a conflict of interest, one additional counsel for all affected Persons that are similarly situated (and, if reasonably necessary, of one local counsel and one applicable regulatory counsel in each relevant material jurisdiction for all such Persons)) ~~and (c) to pay,~~. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(i) appraisals and insurance reviews;

(ii) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, together with the reasonable fees and expenses associated with collateral monitoring services performed by the Administrative Agent;

(iii) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(iv) Taxes, fees and other charges for (A) lien and title searches and title insurance and (B) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(v) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(vi) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b) The Borrower agrees to pay, indemnify, and hold each Lender, each Lead Arranger, each Agent, their respective affiliates, the officers, directors, trustees, employees, agents and controlling persons of any of the foregoing and investment advisors who manage a Lender (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the arrangement, execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents or arising in connection with any transactions relating to the foregoing, including any of the foregoing relating to the use of proceeds of the Loans or any Letter of Credit or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower or any of its Subsidiaries or any of the Properties or the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons without the consent of the Indemnitee or any action or proceeding brought by any Loan Party or representative of a Loan Party and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (~~d~~b), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach by such Indemnitee of its obligations under this Agreement; provided, further, that this Section 10.5( ~~d~~b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 Business Days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to the Chief Financial Officer (Telephone No. 972-801-1100) (Telecopy No. 972-943-0113), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 10.5 shall survive repayment of the Loans and all other amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the applicable Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”), other than a natural person, a Defaulting Lender or the Borrower or any of its Affiliates, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, delayed or conditioned), provided, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof;

(B) the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) in the case of assignments of Revolving Commitments, each Issuing Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans under any Facility, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 (or in the case of the Term Loans or Incremental Term Loans, $1,000,000), in each case unless each of the Borrower and the Administrative Agent otherwise consent, provided, that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with multiple, simultaneous assignments); and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire.

For the purposes of this Section 10.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and

Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities other than to a natural person, a Defaulting Lender or the Borrower or any of its Affiliates (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly affected thereby pursuant to clause (i) of the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18, 2.19 (subject to the requirements and limitations therein, including the requirements under Section 2.19(e) (it being understood that the documentation required under Section 2.19(e) shall be delivered to the participating Lender)) and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, provided such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the

“Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) Notwithstanding anything to the contrary, a Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law that occurs after the Participant acquired the applicable participation. Without limiting the foregoing, no Participant shall be entitled to the benefits of Section 2.19 unless such Participant agrees to comply and complies with Section 2.19 as if it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and including, further, in the case of any Lender that is a ~~F~~fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

10.7 Adjustments; Setoff. (a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 10.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender and its Affiliates shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, such Affiliate or any branch or agency of any thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender or any of its Affiliates, provided, that the failure to give such notice shall not affect the validity of such setoff and application.

10.8 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 Confidentiality. Each of the Administrative Agent, each Issuing Lender and each Lender agrees to keep confidential all ~~non-public i~~Information ~~provided to it by or on behalf of the Borrower or any of its Subsidiaries pursuant to this Agreement that is designated by such Person as confidential~~(as defined below); provided, that nothing herein shall prevent the Administrative Agent, any Issuing Lender or any Lender from disclosing any such ~~i~~Information (a) to the Administrative Agent, any ~~other~~Issuing Lender, any Lender or any Affiliate or Approved Fund of any Lender, (b) to any participant or assignee or prospective participant or assignee that agrees in writing to comply with the provisions of this Section, (c) to its employees, directors, trustees, agents, attorneys, accountants, investment advisors and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, provided, that in the case of any such request or requirement, the Administrative Agent or Lender (as applicable) so requested or required to make such disclosure shall as soon as practicable notify the Borrower thereof, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) to any pledgee referred to in Section 10.6(d) or any direct or indirect contractual counterparty in swap agreements with the Borrower or such contractual counterparty’s professional advisor (so long as such pledgee or contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.14). “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Lender or any Lender on a non-confidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the

Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

10.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.16 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.17 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.18 No Novation. Neither this Agreement nor the execution, delivery or effectiveness of the Fourth Amendment or the Guarantee and Collateral Agreement shall extinguish the obligations outstanding under the Security Documents or the other Loan Documents or discharge or release the lien or priority of the Security Documents. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Security Documents or the other Loan Documents or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith. Nothing implied in this Agreement, the Fourth Amendment, the Security Documents, the other Loan Documents or in any other document contemplated hereby or thereby shall be construed as a release or other discharge of any of the Borrower or any other Loan Party from any of its obligations and liabilities as a “Borrower,” “Guarantor,” “Loan Party,” or

“Grantor” under the Fourth Amendment, this Agreement, the Security Documents or any other Loan Document. Each of this Agreement and the Security Documents shall remain in full force and effect, until (as applicable) and except to any extent modified hereby or in connection herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

RENT-A-CENTER, INC.

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:
Name:
Title:

[Rent-A-Center Credit Agreement]

NAME OF LENDER: ,
as a Lender

By:
Name:
Title:

[Rent-A-Center Credit Agreement]

ANNEX II

ANNEX B

ANNEX B

REVOLVING COMMITMENTS

LENDER	REVOLVING COMMITMENT
JPMorgan Chase Bank, N.A.	$40,444,444.45
Bank of America, N.A.	$40,444,444.45
Compass Bank, dba BBVA Compass	$40,444,444.45
Wells Fargo Bank, N.A.	$40,444,444.45
SunTrust Bank	$40,444,444.45
Fifth Third Bank	$28,518,518.52
Comerica Bank	$25,925,925.92
Branch Banking and Trust Company	$18,148,148.15
Regions Bank	$18,148,148.15
Royal Bank of Canada	$15,555,555.55
Amegy Bank National Association	$15,555,555.55
Citibank, N.A.	$10,370,370.37
Citizens Bank, N.A.	$7,777,777.77
INTRUST Bank, N.A.	$7,777,777.77

TOTAL:	$350,000,000.00

ANNEX III

EXHIBIT H

	BORROWING BASE REPORT
(Actual in US Dollars)
Client Name: Rent-A-Center, Inc. (RAC)					Report #	0
Collateral Component Name:	Installment Notes	Rental Contracts	New	Used	Report Date:	04/30/17
Collateral Component:	AR01	AR02	INV01	INV02	Period Covered:	04/01/17	to	04/30/17

	COLLATERAL AVAILABILITY
1	Beginning Collateral Balance (Previous Report Line 10)	0.00	0.00	0.00	0.00
1.A	Foreign Exchange Currency Adjustment	0.00	0.00	0.00	0.00
2	Additions to Collateral (Gross Sales)	0.00	0.00
3	Additions to Collateral (Debit Memos, all)	0.00	0.00
4	Additions to Collateral (Other Non-Cash)	0.00	0.00
5	Deductions to Collateral (Net Cash Received)	0.00	0.00
6	Deductions to Collateral (Discounts)	0.00	0.00
7	Deductions to Collateral (Credit Memos, all)	0.00	0.00
8	Deductions to Collateral (Other Non-Cash)	0.00	0.00
9	Net Change to Collateral	0.00	0.00	0.00	0.00
10	Ending Collateral Balance	0.00	0.00	0.00	0.00	Total Revolver Gross Collateral	0.00
11	Less Collateral Ineligibles (see attached schedule)	0.00	0.00	0.00	0.00
12	Eligible Collateral	0.00	0.00	0.00	0.00	Total Revolver Eligible Collateral	0.00
12.A	Advance Rate Percentage	65.0%	75.0%	0.0%	0.0%
13	Gross Available - Borrowing Base Value	0.00	0.00	0.00	0.00
13.A	Collateral CAPS	0.00	0.00	0.00	0.00
14	Net Available - Borrowing Base Value	0.00	0.00	0.00	0.00
14.A	Suppressed Availability	0.00	0.00	0.00	0.00
14.B	Effective Advance Rate	0.0%	0.0%	0.0%	0.0%
15	Total Gross Availability - Borrowing Base Value	0.00
15.A	SOFA	0.00
15.B	Less Availability Reserves (see attached schedule)	0.00
16	Total Availability - Maximum Borrowing Base Value	0.00				Total Revolver Line Availability	0.00
17	Revolver Line of Credit	350,000,000.00
17.A	Less Line Reserves (see attached schedule)	0.00
18	Maximum Borrowing Limit (Lesser of Lines 16 less 17.A or 17 less 17.A)	0.00				Total Revolver Available to Borrow	0.00
18.A	Suppressed Availability	0.00
	LOAN STATUS
19	Previous Revolver Loan Balance (Previous Report Line 24)	0.00
20	Less: Net Collections (Current Report Line 5)	0.00
21	Less: Adjustments / Payoff	0.00
22	Add: Request for Funds	0.00
23	Add: Adjustments / Term Loan Proceeds	0.00
24	Current Revolver Loan Balance	0.00				Total Current Revolver Loan Balance	0.00
25	Letters of Credit/Bankers Acceptance Outstanding	0.00				Outstanding Letters of Credit	0.00
26	Term Loan					Term Loan(s)	0.00
27	Availability Not Borrowed (Lines 18 less 24 less 25 plus 26)	0.00				Revolver Availability Not Borrowed	0.00
28	OVERALL EXPOSURE (lines 24, 25 & 26)	0.00				OVERALL EXPOSURE	0.00

Pursuant to, and in accordance with, the terms and provisions of that certain Credit Agreement dated as of [Month Day, Year] (as it may be amended or modified from time to time, the “Agreement”; capitalized terms used but not defined herein have the meanings assigned thereto in the Agreement) among JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as Issuing Lender, the Lenders party thereto from time to time, Rent-A-Center, Inc. (the “Company” or the “Borrower”), the Borrower is executing and delivering to the Administrative Agent this Borrowing Base Report accompanied by supporting data (collectively referred to as the “Report”). The Borrower warrants and represents to Administrative Agent that this Report is true, correct and complete, and is based on information contained in Borrower’s own financial accounting records. The Borrower further warrants and represents to the Administrative Agent that all information set forth in the most recent Collateral Monitoring Template delivered on or prior to the date of delivery of this Report is true, correct and complete as of the date of delivery of such Collateral Monitoring Template. The Borrower, by the execution of this Report, hereby ratifies, confirms and affirms all of the terms, conditions and provisions of the Agreement, and further certifies on this              day of                     , 201      , that the Borrower is in compliance with the Agreement. Further, the representations and warranties of the Loan Parties set forth in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof. No Default has occurred or is continuing or would result after giving effect to any Borrowing as of the date hereof. Unless otherwise defined herein, capitalized terms used herein without definition are used as defined in the Agreement.

BORROWER NAME:	AUTHORIZED SIGNATURE:

Rent-A-Center, Inc.

ANNEX IV

EXHIBIT I

Rent-A-Center Rent Agreement Collateral Monitoring Template

1) Primary (Key) Inputs

Enter the remaining potential revenue and full RTO for CORE and ANOW in the appropriate highlighted cells below (in 000s):

Estimated CORE Remaining Potential Revenue ($000s):	$—	Estimated CORE Full RTO ($000s):	$—
Estimated ANOW Remaining Potential Revenue ($000s):	$—	Estimated ANOW Full RTO ($000s):	$—

The above inputs are the key drivers of the results belwo. The remaining potential revenue and Full RTO can be obtained directly from the Company or summed from a list of the contracts provided by the Company.

2) Secondary Inputs

LDW participation, LDW fees, store count, and estimated Annual Cost of Capital can be changed in the highlighted cells presented below.

Estimated CORE LDW Participation:	0.0%	Estimated ANOW LDW Participation:	0.0%
Estimated CORE LDW Fee (%):	0.0%	Estimated ANOW LDW Fee (%):	0.0%
Store Count:	—
Annual Cost of Capital:	0.0%

The above inputs are equivalent to what was used in the original model. If these inputs change, the results could change significantly. These inputs might need to change as business conditions and performance change. LDW Participation and store count can be examined via the Monthly Key Indicator report provided by management. Be aware that the store count utilized in the original analysis includes all CORE U.S. stores (including Get-It-Now and Home Choice) and Puerto Rico, but excludes Mexico. Changes in the average LDW fees (as a % of the monthly payment) will need to be discussed/estimated by management.

3) Results

The estimated calculated value is dependent on many assumptions including but not limited to those stated below.

Estimated Value based on a % of Remaining Potential Revenue:	#DIV/0!	Estimated Value based on a % of Full RTO:	#DIV/0!

These resulting estimated values of the rent agreement portfolio are presented in cells B71 in the “Remaining Rev. Rent Runout” and “Full RTO Rent Runout” tabs.

4) Assumptions and Limitations

The above results are dependent on many assumptions that are assumed to remain static, but may in actuality change over time, including but not limited to:

a) The early purchase option and ownership retention curves are static and have not changed.

b) Lost/stolen/collection loss (charge offs) retention curves are static and have not changed.

c) Returns retention curves are static and have not changed.

d) Mix of merchandise sales/rentals does not change.

e) Additional collection losses assumptions do not change.

f) Estimated tax liability assumptions do not change.

g) Expense assumptions do not change.

h) Rent runout period is limited to 12 months.

i) Inventory value is not included in the above results.

The above results further rely upon assumptions regarding the Rent Agreement Portfolio and the related earnings stream presented in a prior narrative report. Should any of the above or other assumptions change, the above results could change materially.

ANNEX V

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

EXECUTION VERSION

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

made by

RENT-A-CENTER, INC.

and certain of its Subsidiaries

in favor of

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

Dated as of June 6, 2017

TABLEOFCONTENTS

i

ii

SCHEDULES:

Schedule 1	Notice Addresses of Guarantors
Schedule 2	Description of Pledged Investment Property
Schedule 3	Filings and Other Actions Required to Perfect Security Interests
Schedule 4	Exact Legal Name, Jurisdiction of Organization and Location of Chief Executive Office
Schedule 5	Copyrights, Patents, Trademarks, Intellectual Property Licenses, Other Intellectual Property
Schedule 6	Letters of Credit
Schedule 7	Commercial Tort Claims
Schedule 8	Deposit Accounts; Lock Boxes

EXHIBITS:

Exhibit A	Form of Acknowledgment and Consent
Exhibit B-1	Form of Intellectual Property Security Agreement
Exhibit B-2	Form of After-Acquired Intellectual Property Security Agreement
Exhibit C	Form of Control Agreement (Uncertificated Securities)

ANNEX:

Annex 1	Assumption Agreement

iii

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT

AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, dated as of June 6, 2017, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Credit Agreement referred to below and (ii) the other Secured Parties (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to that certain Credit Agreement, dated as of March 19, 2014 (as amended by the First Amendment, dated as of February 1, 2016, the Second Amendment, effective as of September 30, 2016, and the Third Amendment and Waiver, dated as of May 1, 2017, the “Existing Credit Agreement”), among RENT-A-CENTER, INC., a Delaware corporation (the “Borrower”), the Lenders and the Administrative Agent, pursuant to which the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Existing Credit Agreement is being amended by that certain Fourth Amendment (the “Fourth Amendment”), dated as of June 6, 2017 (the Existing Credit Agreement as so amended and as further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, the Grantors and the Administrative Agent are parties to the Guarantee and Collateral Agreement, dated as of March 19, 2014 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Guarantee and Collateral Agreement”);

WHEREAS, it is a condition precedent to the effectiveness of the Fourth Amendment that the Grantors shall have executed and delivered this Agreement to the Administrative Agent for the ratable benefit of the Secured Parties; and

WHEREAS, the parties hereto desire to amend and restate the Existing Guarantee and Collateral Agreement pursuant to this Agreement rather than amend the Existing Guarantee and Collateral Agreement;

NOW, THEREFORE, in consideration of the above premises and to induce the Administrative Agent and the Lenders to enter into the Fourth Amendment and to induce the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement, each Grantor hereby agrees with the Administrative Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1. Definitions. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Account, Account Debtor, Authenticate, Certificated Security, Chattel Paper, Commercial Tort Claim, Commodity Account, Commodity Contract, Commodity Intermediary, Document, Electronic Chattel Paper, Entitlement Order, Equipment, Farm Products, Financial Asset, Fixtures, Goods, Instrument, Inventory, Letter of Credit Right, Payment Intangible, Securities Account, Securities Intermediary, Security, Security Entitlement, Supporting Obligation, Tangible Chattel Paper and Uncertificated Security.

(b) The following terms shall have the following meanings:

“After-Acquired Intellectual Property”: as defined in Section 5.10(k).

“Agreement”: this Amended and Restated Guarantee and Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Collateral”: as defined in Section 3.

“Collateral Access Agreement”: any landlord waiver or other agreement, in form and substance satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Collateral Account”: (i) any collateral account established by the Administrative Agent as provided in Section 6.4, (ii) any Controlled Account or (iii) any cash collateral account established as provided in Section 8 of the Credit Agreement.

“Collateral Deposit Account”: as defined in Section 5.13(a).

“Collection Account”: as defined in Section 5.13(b).

“Controlled Account”: as defined in Section 5.13(a).

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed in Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to reproduce, prepare derivative works, distribute, perform, display, exploit and sell materials derived from any Copyright, other than non-exclusive licenses to use products of third parties accepted in ordinary course in connection with purchases of software and similar items the absence of which would not have a Material Adverse Effect on the Grantors taken as a whole.

“Copyrights”: (i) all domestic and foreign copyrights, whether or not the underlying works of authorship have been published, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship and other intellectual property rights therein, all copyrights of works based on, incorporated in, derived from or relating to works covered by such copyrights, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations and copyright applications, and any renewals or extensions thereof, including, without limitation, each registration and application identified in Schedule 5, (ii) the rights to print, publish, reproduce, perform, display and distribute any of the foregoing, (iii) the right to sue or otherwise recover for any and all past, present and future infringements, misappropriations or violations (“Infringements”) thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Copyright Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future Infringements thereof), and (v) all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

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“Deposit Account”: (i) all “deposit accounts” as defined in Article 9 of the UCC and (ii) all other accounts maintained with any financial institution (other than Securities Accounts or Commodity Accounts), together, in each case, with all funds held therein and all certificates or instruments representing any of the foregoing.

“Deposit Account Control Agreement”: an agreement, in form and substance satisfactory to the Administrative Agent, among any Loan Party, a banking institution holding such Loan Party’s funds, and the Administrative Agent with respect to collection and control of all deposits and balances held in a Deposit Account maintained by any Loan Party with such banking institution.

“Excluded Assets”: (i) motor vehicles, (ii) aircraft, (iii) vessels, (iv) leasehold interests in real property, (v) Intellectual Property registrations outside the United States, (vi) any lease, license, contract, property right or agreement to which any Grantor is a party or any of its rights or interests thereunder if and only for so long as the grant of a security interest hereunder shall constitute or result in a breach, termination or default under any such lease, license, contract, property right or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that such security interest shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified above and (vii) those assets as to which the Administrative Agent shall determine, in its sole discretion, that that cost of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby.

“Excluded Foreign Subsidiary Voting Stock”: the voting Capital Stock of any Excluded Foreign Subsidiary.

“General Intangibles”: all “general intangibles” as such term is defined in Section 9-102(a)(42) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, including, without limitation, with respect to any Grantor, all rights of such Grantor to receive any tax refunds, all Swap Agreements and all contracts, agreements, instruments and indentures and all licenses, permits, concessions, franchises and authorizations issued by Governmental Authorities in any form, and portions thereof, to which such Grantor is a party or under which such Grantor has any right, title or interest or to which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, replaced or otherwise modified, including, without limitation, (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all rights of such Grantor to damages arising thereunder, and (iv) all rights of such Grantor to terminate and to perform, compel performance and to exercise all remedies thereunder.

“Guarantor Obligations”: with respect to any Guarantor (and without duplication of any Primary Obligations), all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including, without limitation, Section 2), in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to any Secured Party that are required to be paid by such Guarantor pursuant to the terms of this Agreement).

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“Guarantors”: the collective reference to each Grantor; provided, that each Grantor shall be considered a Guarantor only with respect to the Primary Obligations of any other Loan Party.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets and the Trade Secret Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral”: all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by this Agreement.

“Intellectual Property Security Agreement”: all Intellectual Property Security Agreements to be executed and delivered by the Loan Parties, each substantially in the form of Exhibit B-1 to this Agreement, as the same may be amended, supplemented, replaced or otherwise modified from time to time in accordance with this Agreement.

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Administrative Agent is the loss payee thereof).

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the Borrower or any of its Subsidiaries.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof including, without limitation, all Certificated Securities and Uncertificated Securities, all Security Entitlements, all Securities Accounts, all Commodity Contracts and all Commodity Accounts (other than any Excluded Foreign Subsidiary Voting Stock excluded from the definition of “Pledged Equity Interests”), (ii) security entitlements, in the case of any United States Treasury book-entry securities, as defined in 31 C.F.R. section 357.2, or, in the case of any United States federal agency book-entry securities, as defined in the corresponding United States federal regulations governing such book-entry securities, and (iii) whether or not constituting “investment property” as so defined, all Pledged Notes, all Pledged Equity Interests, all Pledged Security Entitlements and all Pledged Commodity Contracts.

“Issuers”: the collective reference to each issuer of a Pledged Security.

“Lock Box Agreement”: as defined in Section 5.13(a).

“Lock Boxes”: as defined in Section 5.13(a).

“New York UCC”: the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations”: with respect to any Loan Party, the collective reference to its Primary Obligations and Guarantor Obligations.

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“Patent License”: all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to make, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to in Schedule 5.

“Patents”: (i) all domestic and foreign patents, patent applications and patentable inventions, including, without limitation, each issued patent and patent application identified in Schedule 5, all certificates of invention or similar property rights, (ii) all inventions and improvements described and claimed therein, (iii) the right to sue or otherwise recover for any and all past, present and future Infringements thereof, (iv) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Patent Licenses entered into in connection therewith, payments arising out of any other sale, lease, license or other disposition thereof and damages and payments for past, present or future Infringement thereof), and (v) all reissues, divisionals, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon and all other rights of any kind whatsoever accruing thereunder or pertaining thereto.

“Permitted Liens” the collective reference to (i) in the case of Collateral other than Pledged Equity Interests, Liens permitted by Section 7.3 of the Credit Agreement and (ii) in the case of Collateral consisting of Pledged Equity Interests, non-consensual Liens permitted by Section 7.3 of the Credit Agreement to the extent arising by operation of law and Liens permitted by Section 7.3(h) of the Credit Agreement.

“Pledged Alternative Equity Interests” shall mean all interests of any Grantor in participation or other interests in any equity or profits of any business entity and the certificates, if any, representing such interests and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that Pledged Alternative Equity Interests shall not include any Pledged Stock, Pledged Partnership Interests, Pledged LLC Interests and Pledged Trust Interests.

“Pledged Commodity Contracts”: all commodity contracts listed on Schedule 2 (as such Schedule may be amended from time to time) and all other commodity contracts to which any Grantor is party from time to time.

“Pledged Debt Securities”: all debt securities now owned or hereafter acquired by any Grantor, including, without limitation, the debt securities listed on Schedule 2, (as such Schedule may be amended from time to time) together with any other certificates, options, rights or security entitlements of any nature whatsoever in respect of the debt securities of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests, Pledged Trust Interests and Pledged Alternative Equity Interests.

“Pledged LLC Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any limited liability company including, without limitation, all limited liability company interests listed on Schedule 2 hereto under the heading “Pledged LLC Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests and any other warrant, right or option to acquire any of the foregoing.

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“Pledged Notes”: all promissory notes now owned or hereafter acquired by any Grantor (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business) including, without limitation, those listed on Schedule 2 (as such Schedule may be amended from time to time) and all Intercompany Notes at any time issued to any Grantor.

“Pledged Partnership Interests” shall mean all interests of any Grantor now owned or hereafter acquired in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed on Schedule 2 hereto under the heading “Pledged Partnership Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests and any other warrant, right or option to acquire any of the foregoing.

“Pledged Securities”: the collective reference to the Pledged Debt Securities, the Pledged Notes and the Pledged Equity Interests.

“Pledged Security Entitlements”: all security entitlements with respect to the financial assets listed on Schedule 2 (as such Schedule may be amended from time to time) and all other security entitlements of any Grantor.

“Pledged Stock” shall mean all shares of capital stock now owned or hereafter acquired by such Grantor, including, without limitation, all shares of capital stock described on Schedule 2 hereto under the heading “Pledged Stock” (as such schedule may be amended from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall (i) more than 65% of the total outstanding Excluded Foreign Subsidiary Voting Stock be required to be pledged hereunder and (ii) the capital stock of the Insurance Subsidiary be required to be pledged hereunder.

“Pledged Trust Interests” shall mean all interests of any Grantor now owned or hereafter acquired in a Delaware business trust or other trust including, without limitation, all trust interests listed on Schedule 2 hereto under the heading “Pledged Trust Interests” (as such schedule may be amended from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests and any other warrant, right or option to acquire any of the foregoing; provided, however, that in no event shall the interests of any Grantor in Legacy Trust be required to be pledged hereunder.

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“Primary Obligations”: with respect to any Loan Party (and without duplication of any Guarantor Obligations), the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to such Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of such Loan Party to the Administrative Agent or to any Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, any other Loan Document (other than this Agreement), the Letters of Credit, any Specified Swap Agreement, Banking Services or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by such Loan Party pursuant hereto) or otherwise; provided, that (i) Primary Obligations of the Borrower or any other Loan Party under any Specified Swap Agreement or in respect of Banking Services Obligations (A) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Primary Obligations are so secured and guaranteed and (B) shall not include any such obligations entered into after the counterparty to such Specified Swap Agreement ceases to be a Lender or an Affiliate of a Lender or after assignment by such counterparty to another Person that is not a Lender or an Affiliate of a Lender, (ii) any release of Collateral or Guarantors effected in the manner permitted by the Credit Agreement or this Agreement shall not require the consent of holders of obligations under Specified Swap Agreements or holders of Banking Services Obligations and (iii) the amount of secured Primary Obligations under any Specified Swap Agreements shall not exceed the net amount, including any net termination payments, that would be required to be paid to the counterparty to such Specified Swap Agreement on the date of termination of such Specified Swap Agreement.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.

“Qualified Keepwell Provider”: in respect of any Swap Obligation, each Loan Party that, at the time the relevant guarantee (or grant of the relevant security interest, as applicable) becomes effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell or guarantee pursuant to Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivable”: all Accounts and any other any right to payment for goods or other property sold, leased, licensed or otherwise disposed of or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper or classified as a Payment Intangible and whether or not it has been earned by performance. References herein to Receivables shall include any Supporting Obligation or collateral securing such Receivable.

“Securities Act”: the Securities Act of 1933, as amended.

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“Trademark License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to in Schedule 5.

“Trademarks”: (i) all domestic and foreign trademarks, service marks, trade names, corporate names, company names, business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, and applications for trademark or service mark registrations and any renewals thereof, including, without limitation, each registration and application identified in Schedule 5, (ii) the right to sue or otherwise recover for any and all past, present and future Infringements thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments under all Trademark Licenses entered into in connection therewith, and damages and payments for past, present or future Infringements thereof), and (iv) all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trade Secret License”: any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trade Secret.

“Trade Secrets”: (i) all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, (ii) the right to sue or otherwise recover for any and all past, present and future Infringements thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including, without limitation, payments arising out of the sale, lease, license, assignment or other disposition thereof, and damages and payments for past, present or future Infringements thereof), and (iv) all other rights of any kind whatsoever of any Grantor accruing thereunder or pertaining thereto.

1.2. Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) The expressions “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Primary Obligations or the Guarantor Obligations shall mean the unconditional, final and irrevocable payment in full, in immediately available funds, of (i) the Loans, (ii) the payment in full in cash or posting of cash collateral in respect of all other obligations or amounts that are outstanding under the Credit Agreement or any other Loan Document, including the posting of the cash collateral for outstanding Letters of Credit as required by the terms of the Credit Agreement, (iii) the expiration or termination of all Commitments under the Credit Agreement and (iv) payment in full in cash of all amounts due and owing (or posting of collateral reasonably acceptable to the secured party under such Swap Agreement in respect of all such obligations) under, or the novation or termination of, each Swap Agreement giving rise to any Obligations.

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SECTION 2. GUARANTEE

2.1. Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Secured Parties and their respective successors and permitted indorsees, transferees and assigns, the prompt and complete payment and performance by the Loan Parties when due (whether at the stated maturity, by acceleration or otherwise) of the Primary Obligations (other than, with respect to any Guarantor, any Excluded Swap Obligations of such Guarantor).

(b) If and to the extent required in order for the Obligations of any Guarantor to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of such Guarantor hereunder shall be limited to the greatest amount which can lawfully be guaranteed by such Guarantor under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under Section 2.2.

(c) Each Guarantor agrees that Primary Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.1(b) without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of any Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until payment in full of the Obligations, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Primary Obligations.

(e) No payment made by the Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person or received or collected by any Secured Party from the Borrower, any other Loan Party with Primary Obligations, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Primary Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Primary Obligations or any payment received or collected from such Guarantor in respect of the Primary Obligations), remain liable for the Primary Obligations up to the maximum liability of such Guarantor hereunder until the Primary Obligations (other than Obligations in respect of any Swap Agreement) are paid in full, no Letter of Credit shall be outstanding and the Commitments are terminated or have expired.

2.2. Rights of Reimbursement, Contribution and Subrogation. In case any payment is made on account of the Obligations by any Grantor or is received or collected on account of the Obligations from any Grantor or its property:

(a) If such payment is made by the Borrower or from its property, then, if and to the extent such payment is made on account of Obligations arising from or relating to a Loan made to the Borrower or a Letter of Credit issued for account of the Borrower, the Borrower shall not be entitled (A) to demand or enforce reimbursement or contribution in respect of such payment from any other Grantor or (B) to be subrogated to any claim, interest, right or remedy of any Secured Party against any other Person, including any other Grantor or its property; and

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(b) If such payment is made by a Guarantor or from its property, such Guarantor shall be entitled, subject to and upon payment in full of the Obligations, (A) to demand and enforce reimbursement for the full amount of such payment from the Borrower and (B) to demand and enforce contribution in respect of such payment from each other Guarantor which has not paid its fair share of such payment, as necessary to ensure that (after giving effect to any enforcement of reimbursement rights provided hereby) each Guarantor pays its fair share of the unreimbursed portion of such payment. For this purpose, the fair share of each Guarantor as to any unreimbursed payment shall be determined based on an equitable apportionment of such unreimbursed payment among all Guarantors based on the relative value of their assets and any other equitable considerations deemed appropriate by a court of competent jurisdiction.

(c) If and whenever (after payment in full of the Obligations) any right of reimbursement or contribution becomes enforceable by any Grantor against any other Grantor under Sections 2.2(a) and 2.2(b), such Grantor shall be entitled, subject to and upon payment in full of the Obligations, to be subrogated (equally and ratably with all other Grantors entitled to reimbursement or contribution from any other Grantor as set forth in this Section 2.2) to any security interest that may then be held by the Administrative Agent upon any Collateral granted to it in this Agreement. Such right of subrogation shall be enforceable solely against the Grantors, and not against the Secured Parties, and neither the Administrative Agent nor any other Secured Party shall have any duty whatsoever to warrant, ensure or protect any such right of subrogation or to obtain, perfect, maintain, hold, enforce or retain any Collateral for any purpose related to any such right of subrogation. If subrogation is demanded by any Grantor, then (after payment in full of the Obligations) the Administrative Agent shall deliver to the Grantors making such demand, or to a representative of such Grantors or of the Grantors generally, an instrument satisfactory to the Administrative Agent transferring, on a quitclaim basis without any recourse, representation, warranty or obligation whatsoever, whatever security interest the Administrative Agent then may hold in whatever Collateral may then exist that was not previously released or disposed of by the Administrative Agent.

(d) All rights and claims arising under this Section 2.2 or based upon or relating to any other right of reimbursement, indemnification, contribution or subrogation that may at any time arise or exist in favor of any Grantor as to any payment on account of the Obligations made by it or received or collected from its property shall be fully subordinated in all respects to the prior payment in full of all of the Obligations. Until payment in full of the Obligations, no Grantor shall demand or receive any collateral security, payment or distribution whatsoever (whether in cash, property or securities or otherwise) on account of any such right or claim. If any such payment or distribution is made or becomes available to any Grantor in any bankruptcy case or receivership, insolvency or liquidation proceeding, such payment or distribution shall be delivered by the person making such payment or distribution directly to the Administrative Agent, for application to the payment of the Obligations. If any such payment or distribution is received by any Grantor, it shall be held by such Grantor in trust, as trustee of an express trust for the benefit of the Secured Parties, and shall forthwith be transferred and delivered by such Grantor to the Administrative Agent, in the exact form received and, if necessary, duly endorsed.

(e) The obligations of the Grantors under the Loan Documents, including their liability for the Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectibility or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2.2. The invalidity, insufficiency, unenforceability or uncollectibility of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by any Secured Party against any Grantor or its property. The Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

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(f) Each Grantor reserves any and all other rights of reimbursement, contribution or subrogation at any time available to it as against any other Grantor, but (i) the exercise and enforcement of such rights shall be subject to Section 2.2(d) and (ii) neither the Administrative Agent nor any other Secured Party shall ever have any duty or liability whatsoever in respect of any such right, except as provided in Section 2.2(c).

2.3. Amendments, etc. with respect to the Primary Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Primary Obligations made by any Secured Party may be rescinded by such Secured Party and any of the Primary Obligations continued, and the Primary Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by any Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders under the Credit Agreement or all Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Primary Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Primary Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.4. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Primary Obligations and notice of or proof of reliance by any Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Primary Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Loan Parties, on the one hand, and the Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower, any other Loan Party with Primary Obligations or any of the Guarantors with respect to the Primary Obligations. Each Guarantor understands and agrees that the guarantee contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Primary Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by any Secured Party, (b) any defense, set-off or counterclaim (other than a defense of payment or performance hereunder) which may at any time be available to or be asserted by the Borrower or any other Person against any Secured Party, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower, any other Loan Party with Primary Obligations or such Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Loan Parties for the Primary Obligations, or of such Guarantor for its Guarantor Obligations, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, any Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Loan Party with Primary

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Obligations, any other Guarantor or any other Person or against any collateral security or guarantee for the Primary Obligations or any right of offset with respect thereto, and any failure by any Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Loan Party with Primary Obligations, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of any Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.5. Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Primary Obligations is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Loan Party with Primary Obligations or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower, any other Loan Party with Primary Obligations or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.6. Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office.

2.7. Keepwell. Each Qualified Keepwell Provider hereby jointly and severally absolutely, unconditionally, and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this guarantee in respect of any Swap Obligation (provided, however, that each Qualified Keepwell Provider shall only be liable under this Section 2.7 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.7, or otherwise under this guarantee, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified Keepwell Provider under this Section 2.7 shall remain in full force and effect until payment in full or termination of the Obligations.Each Qualified Keepwell Provider intends that this Section 2.7 constitute, and this Section 2.7 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 3. GRANT OF SECURITY INTEREST;

CONTINUING LIABILITY UNDER COLLATERAL

(a) Each Grantor hereby assigns and transfers to the Administrative Agent, and hereby grants to the Administrative Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the personal property of such Grantor, including, without limitation, the following property, in each case, wherever located and now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

(i) all Accounts;

(ii) all Chattel Paper;

(iii) all Deposit Accounts;

(iv) all Documents;

(v) all Equipment;

(vi) all Fixtures;

(vii) all General Intangibles;

(viii) all Instruments;

(ix) Insurance

(x) all Intellectual Property;

(xi) all Inventory;

(xii) all Investment Property;

(xiii) all Letter of Credit Rights;

(xiv) all Goods not otherwise described above;

(xv) any Collateral Account;

(xvi) all books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon;

(xvii) the Commercial Tort Claims set forth on Schedule 7; and

(xviii) to the extent not otherwise included, all other property of the Grantor and all Proceeds, Supporting Obligations, and products accessions, rents and profits of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding anything to the contrary in this Agreement, none of the Excluded Assets shall constitute Collateral.

(b) Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Administrative Agent or any Secured Party, (ii) each Grantor shall remain liable under and each of the agreements included in the Collateral, including, without limitation, any Receivables and any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither the Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related

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thereto nor shall the Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to any Receivables, Pledged Partnership Interests or Pledged LLC Interests and (iii) the exercise by the Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Agents and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby represents and warrants to the Secured Parties that:

4.1. Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of them as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.l, be deemed to be a reference to such Guarantor’s knowledge.

4.2. Title; No Other Liens. Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except for Permitted Liens. No financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Administrative Agent, for the ratable benefit of the Secured Parties pursuant to this Agreement or as are permitted by the Credit Agreement and financing statements for which duly authorized termination statements have been delivered to the Administrative Agent on or prior to the Closing Date.

4.3. Perfected First Priority Liens. (a) The security interests granted pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 3 (all of which, in the case of all filings and other documents referred to on such Schedule, have been delivered to the Administrative Agent in duly completed and duly executed form, as applicable, and may be filed by the Administrative Agent at any time) and payment of all filing fees, will constitute valid fully perfected security interests in all of the Collateral in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor’s Obligations, enforceable in accordance with the terms hereof and (ii) are prior to all other Liens on the Collateral except for, in the case of Collateral other than Pledged Equity Interests, Permitted Liens. Without limiting the foregoing, each Grantor has taken all actions necessary or desirable, including without limitation those specified in Section 5.2 to: (i) establish the Administrative Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property constituting Certificated Securities and Uncertificated Securities and Securities Accounts and all Securities Entitlements, (ii) establish the Administrative Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter of Credit Rights, (iii) establish the Administrative Agent’s control (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper and (iv) establish the Administrative Agent’s “control” within the meaning of Section 16 of the Uniform Electronic Transaction Act as in effect in the applicable jurisdiction (the “UETA”) over all “transferable records” (as defined in UETA).

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4.4. Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 4. Such Grantor has furnished to the Administrative Agent a certified charter, certificate of incorporation or other organization document and long-form good standing certificate as of a date that is recent to the date hereof.

4.5. Inventory and Equipment. None of the Inventory or Equipment is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC, a “Negotiable Document”) therefor or is otherwise in the possession of any bailee or warehouseman.

4.6. Farm Products. None of the Collateral constitutes, or is the Proceeds of, Farm Products.

4.7. Investment Property. (a) Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule. Schedule 2 hereto (as such schedule may be amended from time to time) sets forth under the heading “Pledged Debt Securities” or “Pledged Notes” all of the Pledged Debt Securities and Pledged Notes owned by any Grantor and all of such Pledged Debt Securities and Pledged Notes has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and is not in default and constitutes all of the issued and outstanding inter-company indebtedness evidenced by an instrument or certificated security of the respective issuers thereof owing to such Grantor. No Grantor has consented to, and no Grantor is otherwise aware of, any Person (other than the Administrative Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto other than the securities intermediary or depository bank in respect thereof which may have a lien on any such account being held by it to secure only the payment of fees and expenses owed to it in respect of the maintenance of such account.

(b) The shares of Pledged Equity Interests pledged by such Grantor hereunder constitute all of the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, if less, 65% of the outstanding Excluded Foreign Subsidiary Voting Stock of each relevant Issuer.

(c) All the shares of the Pledged Equity Interests have been duly and validly issued and are fully paid and nonassessable.

(d) The terms of any uncertificated Pledged LLC Interests and Pledged Partnership Interests do not provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect in any jurisdiction.

(e) The terms of any certificated Pledged LLC Interests and Pledged Partnership Interests do not provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect in any jurisdiction.

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(f) Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property and Deposit Accounts pledged by it hereunder, free of any and all Liens or options in favor of, or claims of, any other Person, except Permitted Liens. All of the Deposit Accounts of such Grantor as of the Amendment Effective Date are listed on Schedule 8.

(g) Each Issuer which is an Affiliate of the Borrower that is not a Grantor hereunder has executed and delivered to the Administrative Agent an Acknowledgment and Consent, in substantially the form of Exhibit A, to the pledge of the Pledged Securities pursuant to this Agreement.

4.8. Receivables. (a) No amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument which has not been delivered to the Administrative Agent or constitutes Electronic Chattel Paper that has not been subjected to the control (within the meaning of Section 9-105 of the UCC) of the Administrative Agent.

(b) Each Grantor is in compliance with Section 6.14 of the Credit Agreement.

(c) The amounts represented by such Grantor to the Lenders from time to time as owing to such Grantor in respect of the Receivables will at such times be accurate, except for immaterial errors.

4.9. Intellectual Property. (a) Schedule 5 lists all Intellectual Property registered or applied to be registered in the United States (the “Registered IP”) owned by such Grantor in its own name on the date hereof. Except as set forth in Schedule 5, such Grantor is the exclusive owner of the entire and unencumbered right, title and interest in and to such Registered IP and all Intellectual Property used in such Grantor’s business that is material to such business and proprietary to such Grantor (collectively, the “Company IP”), and such Grantor is otherwise entitled to use all such Company IP, without limitation, subject only to the license terms of the licensing or franchise agreements referred to in paragraph (c) below.

(b) On the date hereof, all Registered IP is valid, subsisting, unexpired and enforceable, has not been abandoned and does not Infringe the intellectual property rights of any other Person in any respect that could reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth in Schedule 5, on the date hereof (i) none of the Intellectual Property is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor, and (ii) there are no other obligations, orders or judgments which affect the use of any material Intellectual Property.

(d) The rights of such Grantor in or to the Intellectual Property do not conflict with or Infringe upon the rights of any third party, and no claim (including any “cease and desist” letter or invitation to take a patent license) has been asserted that Grantor’s use of such Intellectual Property does or may Infringe upon the rights of any third party, in either case, which conflict or Infringement could reasonably be expected to have a Material Adverse Effect. There is currently no Infringement or unauthorized use of any item of Intellectual Property that could reasonably be expected to have a Material Adverse Effect.

(e) No holding, decision or judgment has been rendered by any Governmental Authority which would limit, cancel or question the validity or enforceability of, or such Grantor’s rights in, any Intellectual Property in any respect that could reasonably be expected to have a Material Adverse Effect. With respect to any item of Intellectual Property the invalidity or unenforceability of which could reasonably be expected to have a Material Adverse Effect, such Grantor is not aware of any uses of any item of Intellectual Property that could reasonably be expected to lead to such item becoming invalid or unenforceable, including, without limitation, unauthorized uses by third parties and uses which were not supported by the goodwill of the business connected with Trademarks and Trademark Licenses.

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(f) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any material Intellectual Property or such Grantor’s ownership interest therein, (ii) alleging that any services provided by, processes used by, or products manufactured or sold by such Grantor materially Infringe any patent, trademark, copyright, or any other right of any third party, or (iii) alleging that any material Intellectual Property is being licensed, sublicensed or used in violation of any patent, trademark, copyright or any other right of any third party, or (iv) which, if adversely determined, would have a Material Adverse Effect on the value of any Collateral taken as a whole. To the knowledge of such Grantor, no Person is engaging in any activity that Infringes upon the Intellectual Property or upon the rights of such Grantor therein which could reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 5 hereto, such Grantor has not granted any license, release, covenant not to sue or non-assertion assurance to any person with respect to any material part of the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the Intellectual Property.

(g) With respect to each material Copyright License, Trademark License and Patent License: (i) such license is valid and binding and in full force and effect; (ii) such license will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interests granted herein, nor will the grant of such rights and interests constitute a breach or default under such license or otherwise give the licensor or licensee a right to terminate such license; (iii) such Grantor has not received any notice of termination or cancellation under such license; (iv) such Grantor has not received any notice of a breach or default under such license, which breach or default has not been cured; (v) such Grantor has not granted to any other third party any rights, adverse or otherwise, under such license; and (vi) such Grantor is not in breach or default in any material respect, and no event has occurred that, with notice and/or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such license.

(h) Except as set forth in Schedule 5, such Grantor has performed all acts and has paid all required fees and taxes to maintain each and every item of material Intellectual Property in full force and effect and to protect and maintain its interest therein as deemed advisable in the exercise of its reasonable business judgment. Such Grantor has used proper statutory notice in connection with its use of each material Patent, Trademark and Copyright required by applicable Requirements of Law.

(i) To the knowledge of such Grantor, none of the material Trade Secrets of such Grantor has been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person; no employee, independent contractor or agent of such Grantor has misappropriated any trade secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor; and no employee, independent contractor or agent of such Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of such Grantor’s material Intellectual Property.

(j) As deemed advisable in the exercise of its reasonable business judgment, such Grantor has made all filings and recordations necessary to adequately protect its interest in its Intellectual Property including, without limitation, recordation of its interests in the Patents and Trademarks with the United States Patent and Trademark Office and in corresponding national, multinational and international patent offices, and recordation of any of its interests in the Copyrights with the United States Copyright Office and in corresponding national, multinational and international copyright offices.

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(k) Such Grantor is not subject to any settlement, consent, judgment, injunction, order, decree, covenant not to sue, non-assertion assurance or release that would impair the validity or enforceability of, or such Grantor’s rights in, any material Intellectual Property.

4.10. Letter of Credit Rights. No Grantor is a beneficiary or assignee under any letter of credit other than the letters of credit described on Schedule 6 (as such schedule may be amended from time to time) hereto. Each Grantor has caused all issuers and nominated persons under letters of credit in which the Grantor is the beneficiary or assignee to consent to the assignment provisions of such letter of credit to the Administrative Agent and has agreed that upon the occurrence of an Event of Default it will cause all payments thereunder to be made to the Collateral Account.

4.11. Commercial Tort Claims. No Grantor has any commercial tort claims other than (i) as described in Schedule 7 or (ii) as to which the actions described in Section 5.11 have been taken.

SECTION 5. COVENANTS

Each Grantor covenants and agrees with the Secured Parties that, from and after the date of this Agreement until the Obligations (other than Obligations in respect of any Swap Agreement) shall have been paid in full, no Letter of Credit shall be outstanding and the Commitments shall have terminated or expired:

5.1. Covenants in Credit Agreement. Each Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2. Delivery and Control of Instruments, Chattel Paper, Negotiable Documents and Investment Property. (a) If any of the Collateral with a value in excess of $25,000 individually is or shall become evidenced or represented by any Instrument, Certificated Security or Negotiable Document, such Instrument (other than checks received in the ordinary course of business), Certificated Security or Negotiable Documents shall be immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(b) Such Grantor shall ensure that it is in compliance with Section 6.14 of the Credit Agreement. If any of the Collateral (other than any Subject Agreements) with a value in excess of $25,000 individually is or shall become evidenced or represented by any Tangible Chattel Paper, such Tangible Chattel Paper shall be immediately delivered to the Administrative Agent, duly endorsed in a manner satisfactory to the Administrative Agent, to be held as Collateral pursuant to this Agreement.

(c) If any of the Collateral with a value in excess of $25,000 individually or $200,000 in the aggregate is or shall become “Electronic Chattel Paper” such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable, unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Administrative Agent as the assignee and is communicated to and maintained by the Administrative Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Administrative Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision.

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(d) If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security, such Grantor shall cause the Issuer thereof either (i) to register the Administrative Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Administrative Agent that such Issuer will comply with instructions with respect to such Uncertificated Security originated by the Administrative Agent without further consent of such Grantor, such agreement to be in substantially the form of Exhibit C.

(e) In addition to and not in lieu of the foregoing, if any Issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or as may be reasonably requested by the Administrative Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Administrative Agent.

5.3. Maintenance of Insurance. (a) Such Grantor will maintain, with financially sound and reputable insurance companies, insurance on all its property (including, without limitation, all Inventory, Equipment and motor vehicles) in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent with copies for each Secured Party, upon written request, full information as to the insurance carried. All insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof and (ii) be reasonably satisfactory in all other respects to the Administrative Agent. The Administrative Agent shall be named as additional insured on all such liability insurance policies of such Grantor and the Administrative Agent shall be named as loss payee on all property and casualty insurance policies of such Grantor.

(b) The Borrower shall deliver annually to the Administrative Agent and the Lenders a certificate of a reputable insurance broker with respect to such insurance as promptly as practicable upon receipt thereof from such insurance broker and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

5.4. Payment of Obligations. Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all material claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any material interest therein.

5.5. Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 4.3 and shall defend such security interest against the claims and demands of all Persons whomsoever.

(b) Such Grantor will furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the assets and property of such Grantor as the Administrative Agent may reasonably request, all in reasonable detail.

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(c) At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly authorize, execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of Investment Property, Letter of Credit Rights and any other relevant Collateral, taking any actions necessary to enable the Administrative Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto.

5.6. Changes in Locations, Name, Jurisdiction of Incorporation, Etc. Such Grantor will not, except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein:

(a) without limiting the prohibitions on mergers involving the Grantors contained in the Credit Agreement, change its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business from that referred to in Section 4.4; or

(b) change its legal name.

5.7. Notices. Such Grantor will advise the Administrative Agent promptly, in reasonable detail, of:

(a) any Lien (other than any Permitted Lien) on any material portion of the Collateral which would adversely affect the ability of the Administrative Agent to exercise any of its remedies hereunder; and

(b) the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby taken as a whole.

5.8. Investment Property. (a) If such Grantor shall become entitled to receive or shall receive any stock or other ownership certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), option or rights in respect of the Capital Stock or other Pledged Equity Interest of any Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of or other ownership interests in the Pledged Securities, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Secured Parties, hold the same in trust for the Secured Parties and deliver the same forthwith to the Administrative Agent in the exact form received, duly endorsed by such Grantor to the Administrative Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and to be held by the Administrative Agent, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Pledged Securities upon the liquidation or dissolution of any Issuer shall be paid over to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Securities or any property shall be distributed upon or with respect to the Pledged Securities pursuant to the recapitalization or reclassification of the capital of any Issuer or pursuant to the reorganization thereof, the property so distributed shall, unless otherwise subject

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to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Pledged Securities shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Secured Parties, segregated from other funds of such Grantor, as additional collateral security for the Obligations.

(b) Without the prior written consent of the Administrative Agent, such Grantor will not (i) vote to enable, or take any other action to permit, any Issuer to issue any stock, partnership interests, limited liability company interests or other equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any stock, partnership interests, limited liability company interests or other equity securities of any nature of any Issuer, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, any of the Investment Property or Proceeds thereof or any interest therein (except, in each case, pursuant to a transaction expressly permitted by the Credit Agreement), (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Investment Property or Proceeds thereof, or any interest therein, except for the security interests created by this Agreement, (iv) enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any of the Investment Property or Proceeds thereof or any interest therein or (v) without (a) the prior written notice to the Administrative Agent and (b) such Grantor taking all steps necessary or advisable to establish the Administrative Agent’s “control” thereof, cause or permit any Issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC.

(c) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) with respect to the Pledged Securities issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Securities issued by it. In addition, each Grantor which is either an Issuer or an owner of any Pledged Security hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Administrative Agent and to the transfer of any Pledged Security to the Administrative Agent or its nominee upon the occurrence or during the continuation of an Event of Default and to the substitution of the Administrative Agent or its nominee as a partner, member or shareholder of the Issuer of the related Pledged Security. The Administrative Agent agrees to notify any Grantor before transferring the Pledged Securities pledged by such Grantor into the name of the Administrative Agent pursuant to this section.

5.9. Receivables. (a) Other than in the ordinary course of business consistent with its past practice, such Grantor will not (i) grant any extension of the time of payment of any Receivable, (ii) compromise or settle any Receivable for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Receivable, (iv) allow any credit or discount whatsoever on any Receivable or (v) amend, supplement or modify any Receivable in any manner that could materially adversely affect the value thereof.

(b) Such Grantor will deliver to the Administrative Agent a copy of each material demand, notice or document received by it that questions or calls into doubt the validity or enforceability of outstanding Receivables constituting a material portion of the Collateral.

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5.10. Intellectual Property. (a) Such Grantor (either itself or through licensees) will (i) as deemed advisable in the exercise of its reasonable business judgment, continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark and take all necessary steps to ensure that all licensed users of such Trademark maintain as in the past such quality, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement and the Intellectual Property Security Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.

(b) As deemed advisable in the exercise of its reasonable business judgment, such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent may become forfeited, abandoned or dedicated to the public.

(c) As deemed advisable in the exercise of its reasonable business judgment, such Grantor (either itself or through licensees) (i) will employ each Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any portion of the Copyrights may become invalidated or otherwise impaired. As deemed advisable in the exercise of its reasonable business judgment, such Grantor will not (either itself or through licensees) do any act whereby any portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to Infringe the intellectual property rights of any other Person.

(e) Except with respect to any Patent, Trademark or Copyright the invalidity of which would not have a Material Adverse Effect, such Grantor (either itself or through licensees) will use proper statutory notice in connection with the use of each Patent, Trademark and Copyright included in the Intellectual Property.

(f) To the extent as could be reasonably be expected to have a Material Adverse Effect, such Grantor will notify the Administrative Agent as promptly as practicable if it knows, or has reason to know, that any application or registration relating to any Intellectual Property may become forfeited, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country) regarding such Grantor’s ownership of, or the validity of, any Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(g) As deemed advisable in the exercise of its reasonable business judgment, as promptly as practicable upon such Grantor’s acquisition or creation of any U.S. copyrightable work, invention, trademark or other similar property that is material to the business of Grantor, apply for registration thereof with the United States Copyright Office, the United States Patent and Trademark Office and any other appropriate office. Whenever such Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any U.S. Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any other applicable Governmental Authority, such Grantor shall report such filing to the Administrative Agent concurrently with the next delivery of the Compliance Certificate pursuant to Section 6.2(b) of the Credit Agreement

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for the fiscal quarter in which such filing occurs and shall provide the Administrative Agent with an amended Schedule 5 hereto reflecting the same. Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, any and all agreements, instruments, documents, and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in any Copyright, Patent, Trademark or other Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(h) Except as provided in Section 5.10(i), such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of material Intellectual Property, including, without limitation, the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal or substitute applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, Infringement and misappropriation proceedings.

(i) Such Grantor (either itself or through licensees) will not, without the prior written consent of the Administrative Agent, discontinue use of or otherwise abandon any Intellectual Property, or abandon any application or any right to file an application for letters patent, trademark, or copyright, unless such Grantor, in its reasonable business judgment, determines that such use or the pursuit or maintenance of such Intellectual Property is no longer desirable in the conduct of such Grantor’s business and that the loss thereof could not reasonably be expected to have a Material Adverse Effect.

(j) In the event that any material Intellectual Property owned by a Grantor is Infringed by a third party, such Grantor shall (i) take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property and (ii) if such Intellectual Property is of material economic value, take such actions as are reasonably appropriate under the circumstances, including, as appropriate, sue for Infringement to seek injunctive relief where appropriate and to recover any and all damages for such Infringement and promptly notify the Administrative Agent after it takes any such action, or promptly notify the Administrative Agent of any decision not to pursue or take any such action.

(k) Such Grantor agrees that, should it obtain an ownership interest in any item of intellectual property which is not now a part of the Intellectual Property Collateral (the “After-Acquired Intellectual Property”), (i) the provisions of Section 3 shall automatically apply thereto and (ii) any such After-Acquired Intellectual Property, and in the case of trademarks, the goodwill of the business connected therewith or symbolized thereby, shall automatically become part of the Intellectual Property Collateral.

(l) Such Grantor agrees to execute an Intellectual Property Security Agreement with respect to Registered IP owned by such Grantor in its own name as of the date hereof, in substantially the form of Exhibit B-1 in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.

(m)Such Grantor agrees to execute an After-Acquired Intellectual Property Security Agreement with respect to its registered or applied to be registered U.S. After-Acquired Intellectual Property in substantially the form of Exhibit B-2 in order to record the security interest granted herein to the Administrative Agent for the ratable benefit of the Secured Parties with the United States Patent and Trademark Office, the United States Copyright Office, and any other applicable Governmental Authority.

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(n) Such Grantor shall take all steps reasonably necessary to protect the secrecy of all material Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents.

5.11. Commercial Tort Claims. If such Grantor shall obtain an interest in any Commercial Tort Claim with an estimated value in excess of $25,000, such Grantor shall within 30 days of obtaining such interest sign and deliver documentation acceptable to the Administrative Agent granting a security interest under the terms and provisions of this Agreement in and to such Commercial Tort Claim.

5.12. Collateral Access Agreements.

With respect to each Collateral Access Agreement that a Grantor obtains from the lessor of each leased property, mortgagee of owned property or bailee or consignee with respect to any warehouse, processor, converter facility, store, distribution center, collection center or national product service center or other location where Inventory Held for Rent is stored or located, such agreement or letter shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Inventory at that location, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. The Collateral Access Agreement obtained with respect to the Specified Location shall provide access rights, contain a waiver or subordination of all Liens or claims that the landlord, mortgagee, bailee or consignee may assert against the Inventory or Subject Agreements, and shall otherwise be reasonably satisfactory in form and substance to the Administrative Agent. With respect to such locations or warehouse space leased as of the Amendment Effective Date and thereafter where Inventory Held for Rent is stored or located, if the Administrative Agent has not received a Collateral Access Agreement as of the Amendment Effective Date (or, if later, as of the date such location is acquired or leased), the Borrower’s Eligible Inventory Held for Rent at that location shall be subject to such Reserves as may be established by the Administrative Agent. Such Grantor shall timely and fully pay and perform its obligations under all leases and other agreements with respect to the Specified Location and each leased location or third party warehouse where any Inventory Held for Rent is or may be located.

5.13. Deposit Accounts

(a) Within 90 days of the Amendment Effective Date, each Grantor shall (i) execute and deliver to the Administrative Agent Deposit Account Control Agreements for each material Deposit Account maintained by such Grantor into which all cash, checks or other similar payments relating to or constituting payments made in respect of Receivables will be deposited (each such material Deposit Account, a “Collateral Deposit Account”; and each Collateral Deposit Account subject to a Deposit Account Control Agreement, a “Controlled Account”), which Collateral Deposit Accounts are identified as such on Schedule 8, and (ii) establish lock box service (the “Lock Boxes”) as set forth on Schedule 8, which lock boxes shall be subject to irrevocable lockbox agreements in the form provided by or otherwise acceptable to the Administrative Agent and shall be accompanied by an acknowledgment by the bank where the Lock Box is located of the Lien of the Administrative Agent granted hereunder and of irrevocable instructions to wire all amounts collected therein to the Collection Account (a “Lock Box Agreement”). After the date that is 90 days after the Amendment Effective Date, each Grantor will comply with the terms of Section 5.13(b).

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(b) During any Cash Dominion Period, each Grantor shall, subject to Section 6.2(b), direct all of its Account Debtors to forward payments directly to (i) Lock Boxes subject to Lock Box Agreements or (ii) a Controlled Account. During any Cash Dominion Period, the Administrative Agent shall have sole access to the Lock Boxes and Collateral Deposit Accounts at all times and each Grantor shall take all actions necessary to grant the Administrative Agent such sole access. During any Cash Dominion Period, at no time shall any Grantor remove any item from a Lock Box or from a Collateral Deposit Account without the Administrative Agent’s prior written consent. If any Grantor should refuse or neglect to notify any Account Debtor to forward payments directly to a Lock Box subject to a Lock Box Agreement or Controlled Account after notice from the Administrative Agent, the Administrative Agent shall, notwithstanding anything to the contrary herein be entitled to make such notification directly to the Account Debtor. If notwithstanding the foregoing instructions during any Cash Dominion Period, any Grantor receives any proceeds of any Receivables, such Grantor shall receive such payments as the Administrative Agent’s trustee, and shall immediately deposit all cash, checks or other similar payments related to or constituting payments made in respect of Receivables received by it to a Controlled Account. During any Cash Dominion Period, all funds deposited into any Lock Box subject to a Lock Box Agreement or a Controlled Account will be swept on a daily basis into a collection account maintained by the Borrower with the Administrative Agent (the “Collection Account”). The Administrative Agent shall hold and apply funds received into the Collection Account as provided by the terms of Section 6.5(b).

(c) Before opening or replacing any Collateral Deposit Account, other Deposit Account which would constitute Collateral, or establishing a new Lock Box, each Grantor shall (i) notify the Administrative Agent of the opening of such Deposit Account or Lock Box and (ii) cause each bank or financial institution in which it seeks to open (x) a Deposit Account which would constitute Collateral, to enter into a Deposit Account Control Agreement with the Administrative Agent in order to give the Administrative Agent Control of such Deposit Account, or (y) a Lock Box, to enter into a Lock Box Agreement with the Administrative Agent in order to give the Administrative Agent Control of the Lock Box. In the case of Deposit Accounts or Lock Boxes maintained with Lenders, the terms of such letter shall be subject to the provisions of the Loan Documents regarding setoffs.

SECTION 6. REMEDIAL PROVISIONS

6.1. Certain Matters Relating to Receivables. (a) The Administrative Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Administrative Agent may require in connection with such test verifications. After an Event of Default has occurred and is continuing, at any time and from time to time, upon the Administrative Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) The Administrative Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, and each Grantor hereby agrees to continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable and any Supporting Obligation, in each case, at its own expense; provided, however, that the Administrative Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default.

6.2. Communications with Obligors; Grantors Remain Liable. (a) The Administrative Agent in its own name or in the name of others may at any time during reasonable business hours after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Receivables.

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(b) If an Event of Default shall have occurred and be continuing, the Administrative Agent may at any time notify, or require any Grantor to so notify, the Account Debtor or counterparty on any Receivable of the security interest of the Administrative Agent therein. In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent may upon written notice to the applicable Grantor, notify, or require any Grantor to notify, the Account Debtor or counterparty to make all payments under the Receivables directly to the Administrative Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. No Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by any Secured Party of any payment relating thereto, nor shall any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3. Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given notice to the relevant Grantor of the Administrative Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Equity Interests and all payments made in respect of the Pledged Notes, in each case paid in the normal course of business of the relevant Issuer and consistent with past practice, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities not inconsistent with the purposes of this Agreement; provided, however, that no vote shall be cast or corporate or other ownership right exercised or other action taken which, in the Administrative Agent’s reasonable judgment, would materially impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(b) If an Event of Default shall occur and be continuing and the Administrative Agent shall give notice of its intent to invoke the provisions of this Section 6.3(b) to the relevant Grantor(s): (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Administrative Agent who shall thereupon have the sole right, but shall be under no obligation, to exercise or refrain from exercising such voting and other consensual rights and (ii) the Administrative Agent shall have the right to transfer all or any portion of the Investment Property to its name or the name of its nominee or agent. In addition, the Administrative Agent shall have the right at any time to exchange any certificates or instruments representing any Investment Property for certificates or instruments of smaller or larger denominations. In order to permit the Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and each Grantor acknowledges that the Administrative Agent may utilize the power of attorney set forth herein.

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(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Administrative Agent.

6.4. Proceeds to be Turned Over To Administrative Agent.

In addition to the rights of the Secured Parties specified in Section 5.13 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, all Proceeds received by any Grantor consisting of cash, Cash Equivalents, checks and other near-cash items shall be held by such Grantor in trust for the Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Administrative Agent in the exact form received by such Grantor (duly endorsed by such Grantor to the Administrative Agent, if required). All Proceeds received by the Administrative Agent hereunder shall be held by the Administrative Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Administrative Agent in a Collateral Account (or by such Grantor in trust for the Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.5.

6.5. Application of Proceeds. Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as required by the Loan Documents), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11 of the Credit Agreement) or (C) amounts to be applied from the Collection Account when a Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.11(g) of the Credit Agreement) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably:

First, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and the Issuing Bank from the Borrower (other than in connection with Banking Services Obligations or Obligations in respect of Specified Swap Agreements);

Second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Banking Services Obligations or Obligations in respect of Specified Swap Agreements);

Third, to pay interest then due and payable on the Loans ratably;

Fourth, to prepay principal on the Loans and unreimbursed LC Disbursements, ratably;

Fifth, to pay an amount to the Administrative Agent equal to 105% of the aggregate LC Exposure, to be held as cash collateral for such Obligations;

Sixth, to pay any amounts owing with respect to Banking Services Obligations and Obligations in respect of Specified Swap Agreements up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.25 of the Credit Agreement; and

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Seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrower. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Facility, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Facility and, in any such event, the Borrower shall pay the break funding payment required in accordance with Section 2.20 of the Credit Agreement. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations.

6.6. Code and Other Remedies. (a) If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC (whether or not the New York UCC applies to the affected Collateral) or its rights under any other applicable law or in equity. Without limiting the generality of the foregoing, the Administrative Agent (i) may give notice of sole control or any other instruction under any Deposit Account Control Agreement or Lock Box Agreement or any other control agreement with any depository bank or securities intermediary and take any action therein with respect to such Collateral, and (ii) without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, license, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of any Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Each Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. The Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely effect the commercial reasonableness of any sale of the Collateral. Each Grantor agrees that it would not be commercially unreasonable for the Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Administrative Agent arising by reason of the fact that the

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price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall have the right to enter onto the property where any Collateral is located and take possession thereof with or without judicial process.

(b) The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the New York UCC, need the Administrative Agent account for the surplus, if any, to any Grantor. If the Administrative Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, the Administrative Agent may resell the Collateral and the Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against any Secured Party arising out of the exercise by them of any rights hereunder.

(c) In the event of any Disposition of any of the Intellectual Property and/or if an Event of Default shall have occurred and be continuing, the goodwill of the business connected with and symbolized by any Trademarks subject to such Disposition shall be included, and the applicable Grantor shall supply the Administrative Agent or its designee with such Grantor’s know-how and expertise, and with documents and things embodying the same, relating to the manufacture, distribution, advertising and sale of products or the provision of services relating to, and such Grantor’s use of, any Intellectual Property subject to such Disposition, and such Grantor’s customer lists and other records and documents relating to such Intellectual Property and to the manufacture, distribution, advertising and sale of such products and services.

6.7. Registration Rights. (a) If the Administrative Agent shall determine to exercise its right to sell any or all of the Pledged Equity Interests or the Pledged Debt Securities pursuant to Section 6.6, and if in the opinion of the Administrative Agent it is necessary or advisable to have the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Administrative Agent, necessary or advisable to register the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Equity Interests or the Pledged Debt Securities, or that portion thereof to be sold, provided, that the Administrative Agent shall furnish to the relevant Grantor such information regarding the Administrative Agent as shall be required in connection with such registration and requested by such Grantor in writing, and (iii) make all amendments thereto and/or to the related prospectus which, in the opinion of the Administrative Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Administrative Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) which will satisfy the provisions of Section 11(a) of the Securities Act.

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(b) Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any or all the Pledged Equity Interests or the Pledged Debt Securities, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any of the Pledged Equity Interests or the Pledged Debt Securities for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(c) Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Equity Interests or the Pledged Debt Securities pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Secured Parties, that the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement or a defense of payment.

6.8. Waiver; Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

SECTION 7. THE ADMINISTRATIVE AGENT

7.1. Administrative Agent’s Appointment as Attorney-in-Fact, Etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

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(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Administrative Agent may request to evidence the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.6 or 6.7, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Administrative Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this Section 7.1(a) to the contrary notwithstanding, the Administrative Agent agrees that, except as provided in Section 7.1(b), it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement; provided, however, that unless and Event of Default has occurred and is continuing or time is of the essence, the Administrative Agent shall not exercise this power without first making demand on the Grantor and the Grantor failing to immediately comply therewith.

(c) The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

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(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2. Duty of Administrative Agent. The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, nor any other Secured Party nor any of their respective officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Secured Parties hereunder are solely to protect the Secured Parties’ interests in the Collateral and shall not impose any duty upon any Secured Party to exercise any such powers. The Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, partners, employees, agents, attorneys and other advisors, attorneys-in-fact or affiliates shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.

7.3. Execution of Financing Statements. Each Grantor hereby authorizes the Administrative Agent to file or record financing or continuation statements, and assignments and amendments thereto, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor (to the extent permitted by applicable law) in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect or maintain the perfection of the security interests of the Administrative Agent under this Agreement. Each Grantor agrees that such financing statements may describe the collateral in the same manner as described in the Security documents or as “all assets” or “all personal property” of the undersigned, whether now owned or hereafter existing or acquired by the undersigned or such other description as the Administrative Agent, in its sole judgment, determines is necessary or advisable.

7.4. Authority of Administrative Agent. Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

7.5. Appointment of Co-Collateral Agents. At any time or from time to time and upon written notice to the Grantors, in order to comply with any Requirement of Law, the Administrative Agent may appoint another bank or trust company or one of more other persons, either to act as co-agent or agents on behalf of the Secured Parties with such power and authority as may be necessary for the effectual operation of the provisions hereof and which may be specified in the instrument of appointment (which may, in the discretion of the Administrative Agent, include provisions for indemnification and similar protections of such co-agent or separate agent).

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SECTION 8. MISCELLANEOUS

8.1. Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2. Notices. All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1.

8.3. No Waiver by Course of Conduct; Cumulative Remedies. No Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4. Enforcement Expenses; Indemnification. (a) Each Guarantor agrees to pay or reimburse each Lender and the Administrative Agent (in the case of each Lender, after the occurrence and during the continuance of an Event of Default) for all its costs and expenses incurred in collecting against such Guarantor under the guarantee contained in Section 2 or otherwise enforcing or preserving any rights under this Agreement and the other Loan Documents to which such Guarantor is a party, including, without limitation, the fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel (but not both outside and in-house counsel)) to each Secured Party and of counsel to the Administrative Agent.

(b) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

(c) Each Guarantor agrees to pay, and to save the Secured Parties harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement.

(d) The agreements in this Section shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

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(e) Each Guarantor agrees that the provisions of Section 2.19 of the Credit Agreement are hereby incorporated herein by reference, mutatis mutandis, and each Secured Party shall be entitled to rely on each of them as if they were fully set forth herein.

8.5. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Secured Parties and their successors and assigns; provided that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

8.6. Set-Off. Each Grantor hereby irrevocably authorizes each Secured Party at any time and from time to time while an Event of Default pursuant to Section 8(a) of the Credit Agreement shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as such Secured Party may elect, against and on account of the obligations and liabilities of such Grantor to such Secured Party hereunder and claims of every nature and description of such Secured Party against such Grantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as such Secured Party may elect, whether or not any Secured Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Secured Party shall notify such Grantor promptly of any such set-off and the application made by such Secured Party of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application; provided, further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Guarantor shall be applied to any Excluded Swap Obligations of such Guarantor. The rights of each Secured Party under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Secured Party may have.

8.7. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by email or telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

8.8. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9. Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

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8.11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

8.12. Submission to Jurisdiction; Waivers. Each Grantor hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13. Acknowledgments. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) no Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Grantors and the Secured Parties.

8.14. Additional Grantors.Each Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.9 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

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8.15. Releases. (a) At such time as the Loans, the Reimbursement Obligations and the other Obligations (other than Obligations in respect of any Specified Swap Agreement) shall have been paid in full, the Commitments have been terminated or expired and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral held by the Administrative Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) If any of the Collateral shall be Disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Administrative Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the release of the Liens created hereby on such Collateral. At the request and sole expense of the Borrower, a Subsidiary Guarantor shall be released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be Disposed of in a transaction permitted by the Credit Agreement; provided that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Subsidiary Guarantor and the terms of the Disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents and that the Proceeds of such Disposition will be applied in accordance therewith.

(c) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement originally filed in connection herewith without the prior written consent of the Administrative Agent subject to such Grantor’s rights under Section 9-509(d)(2) of the New York UCC.

8.16. WAIVER OF JURY TRIAL. EACH GRANTOR AND THE ADMINISTRATIVE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17. Amendment and RestatementThis Agreement amends and restates the Existing Guarantee and Collateral Agreement. All terms, conditions, agreements, covenants and representations and warranties contained in the Existing Guarantee and Collateral Agreement remain in full force and effect, except as expressly amended herein. Nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of the Grantors for the Guarantor Obligations incurred before the date hereof and the security interests, Liens and other interests in the Collateral granted, pledged and or assigned by the Grantors to the Administrative Agent pursuant to the Existing Guarantee and Collateral Agreement.

(b) The amendment and restatement herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of any of the obligations, liabilities and indebtedness of the Grantors evidenced by or arising under the Existing Guarantee and Collateral Agreement and the other Loan Documents, and the Lien and security interests securing such obligations, liabilities and indebtedness, which shall continue in full force and effect and shall not in any manner be impaired, limited, terminated, waived or released.

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IN WITNESS WHEREOF, each of the undersigned has caused this Amended and Restated Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

RENT A CENTER, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: Chief Executive Officer

RENT-A-CENTER EAST, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RENT-A-CENTER TEXAS, L.L.C.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RENT-A-CENTER TEXAS, L.P.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: Chief Executive Officer

RENT-A-CENTER ADDISON, L.L.C.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RENT-A-CENTER FRANCHISING
INTERNATIONAL, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: Vice President

[Signature Page to Amended & Restated Guarantee and Collateral Agreement]

RENT-A-CENTER WEST, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

COLORTYME FINANCE, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

REMCO AMERICA, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RENT-A-CENTER INTERNATIONAL, INC.

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

GET IT NOW, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RAC NATIONAL PRODUCT SERVICE, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RAC ACCEPTANCE EAST, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

[Signature Page to Amended & Restated Guarantee and Collateral Agreement]

RAC ACCEPTANCE TEXAS, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RAC ACCEPTANCE WEST, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RAC WELTON, INC.

By	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RAC MEXICO HOLDINGS I, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

RAC MEXICO HOLDINGS II, LLC

By:	/s/ Mark E. Speese
Name: Mark E. Speese
Title: President

[Signature Page to Amended & Restated Guarantee and Collateral Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Thomas M. Vertin
Name: Thomas M. Vertin
Title: Authorized Officer

[Signature Page to Amended and Restated Guarantee and Collateral Agreement]

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantors	Address

Rent-A-Center, Inc.	5501 Headquarters Drive
ColorTyme Finance, Inc.	Plano, Texas 75024
Get It Now, LLC
RAC National Product Service, LLC
Remco America, Inc.
Rent-A-Center Addison, L.L.C.
Rent-A-Center East, Inc.
Rent-A-Center Franchising International, Inc.
Rent-A-Center International, Inc.
Rent-A-Center Texas, L.P.
Rent-A-Center West, Inc.
RAC Acceptance East, LLC
RAC Acceptance Texas, LLC
RAC Acceptance West, LLC
Rent-A-Center Texas, L.L.C.
RAC Welton, Inc.
RAC Mexico Holdings I, LLC
RAC Mexico Holdings II, LLC

Schedule 2

DESCRIPTION OF PLEDGED INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Class of Stock	Stock Certificate No.	Percentage of Shares	No. of Shares
Rent-A-Center East, Inc.	Rent-A-Center Franchising International, Inc. (f/k/a ColorTyme, Inc.)	Texas	Common	003	100%	1,000
Rent-A-Center West, Inc.	Remco America, Inc.	Delaware	Common	30	100%	1,000
Rent-A-Center East, Inc.	Rent-A-Center West, Inc.	Delaware	Common	4	100%	1,000
Rent-A-Center, Inc.	Rent-A-Center East, Inc.	Delaware	Common	1	100%	1,000
Rent-A-Center East, Inc.	Rent-A-Center International, Inc.	Delaware	Common	1	100%	1,000
Rent-A-Center East, Inc.	RAC Welton, Inc.	Texas	Common	1	100%	1,000
Rent-A-Center Franchising International, Inc. (f/k/a ColorTyme, Inc.)	ColorTyme Finance, Inc.	Texas	Common	1	100%	1,000

Pledged Notes:

Grantor	Issuer	Payee	Principal Amount
None.

Pledged Debt Securities:

Grantor	Issuer	Issuer’s Jurisdiction Under New York UCC Section 9-305(a)(2)	Payee	Principal Amount
None.

Pledged Security Entitlements:

Grantor	Issuer of Financial Asset	Description of Financial Asset	Securities Intermediary (Name and Address)	Securities Account (Number and Location)	Securities Intermediary’s Jurisdiction Under New York UCC Section 9-305(a)(3)
None.

Pledged Commodity Contracts:

Grantor	Description of Commodity Contract	Commodity Intermediary (Name and Address)	Commodity Account (Number and Location)	Commodity Intermediary’s Jurisdiction Under New York UCC Section 9-305(a)(4)
None.

Pledged Partnership Interests:

Grantor	Issuer	Type of Partnership Interest (e.g., General or Limited)	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Partnership Interests of the Partnership
Rent-A-Center East, Inc.	Rent-A-Center Texas, L.P.	General partnership interest	No	N/A	0.1%
Rent-A-Center Texas, L.L.C.	Rent-A-Center Texas, L.P.	Limited partnership interest	No	N/A	99.9%

Pledged LLC Interests:

Grantor	Issuer	Certificated (Y/N)	Certificate No. (if any)	No of Pledged Units	% of Outstanding LLC Interests of the Issuer
Rent-A-Center East, Inc.	Get It Now, LLC	No	N/A	N/A	100%
Rent-A-Center East, Inc.	Rent-A-Center Texas, L.L.C.	No	N/A	N/A	100%
Rent-A-Center Texas, L.P.	Rent-A-Center Addison, L.L.C.	No	N/A	N/A	100%
Rent-A-Center Texas, L.P.	RAC Acceptance Texas, LLC	No	N/A	N/A	100%
Rent-A-Center East, Inc.	RAC National Product Service, LLC	No	N/A	N/A	100%
Rent-A-Center East, Inc.	RAC Acceptance East, LLC	No.	N/A	N/A	100%
Rent-A-Center West, Inc.	RAC Mexico Holdings I, LLC	No	N/A	N/A	100%
Rent-A-Center West, Inc.	RAC Mexico Holdings II, LLC	No	N/A	N/A	100%
Rent-A-Center West, Inc.	RAC Acceptance West, LLC	No	N/A	N/A	100%

Pledged Trust Interests:

Grantor	Issuer	Class of Trust Interests	Certificated (Y/N)	Certificate No. (if any)	% of Outstanding Trust Interests of the Issuer
None.

Schedule 3

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

File financing statement describing the Collateral in

each office described in the table below.

Company:	UCC Filing Jurisdiction:
Rent-A-Center, Inc.	Delaware Secretary of State
Rent-A-Center East, Inc.	Delaware Secretary of State
Rent-A-Center Franchising International, Inc.	Texas Secretary of State
ColorTyme Finance, Inc.	Texas Secretary of State
Remco America, Inc.	Delaware Secretary of State
Rent-A-Center West, Inc.	Delaware Secretary of State
Get It Now, LLC	Delaware Secretary of State
Rent-A-Center Texas, L.L.C.	Nevada Secretary of State
Rent-A-Center Texas, L.P.	Texas Secretary of State
Rent-A-Center International, Inc.	Delaware Secretary of State
RAC National Product Service, LLC	Delaware Secretary of State
RAC Acceptance East, LLC	Delaware Secretary of State
RAC Welton, Inc.	Texas Secretary of State
Rent-A-Center Addison, L.L.C.	Delaware Secretary of State
RAC Acceptance Texas, LLC	Delaware Secretary of State
RAC Acceptance West, LLC	Delaware Secretary of State
RAC Mexico Holdings I, LLC	Delaware Secretary of State
RAC Mexico Holdings II, LLC	Delaware Secretary of State

Patent and Trademark Filings

Recordation with the U. S. Patent and Trademark Office.

Copyright Filings

Recordation with the U.S. Copyright Office.

Actions with respect to Chattel Paper, Negotiable Documents and Instruments

File financing statement describing the Collateral in each office described in the table above or obtain possession with respect to Chattel Paper, Negotiable Documents and Instruments.

Actions with respect to Investment Property

File financing statement describing the Collateral in each office described in the table above or obtain control as described in the Uniform Commercial Code with respect to Investment Property.

Actions with respect to Letter of Credit Rights

Obtain control as described in Uniform Commercial Code with respect to Letter of Credit Rights.

Schedule 4

EXACT LEGAL NAME, JURISDICTION OF ORGANIZATION AND LOCATION OF CHIEF EXECUTIVE OFFICE

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Location of Chief Executive Office
Rent-A-Center Franchising	Texas	139914600	5501 Headquarters Drive
International, Inc.			Plano, Texas 75024

ColorTyme Finance, Inc.	Texas	800716150	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center, Inc.	Delaware	3595771	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center West, Inc.	Delaware	2442248	5501 Headquarters Drive
			Plano, Texas 75024

Remco America, Inc.	Delaware	2099358	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center East, Inc.	Delaware	2101702	5501 Headquarters Drive
			Plano, Texas 75024

Get It Now, LLC	Delaware	3560682	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center Texas, L.L.C.	Nevada	LLC 14630-02	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center Texas, L.P.	Texas	800146329	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center Addison, L.L.C.	Delaware	3735240	5501 Headquarters Drive
			Plano, Texas 75024

RAC Welton, Inc.	Texas	801882809	5501 Headquarters Drive
			Plano, Texas 75024

Rent-A-Center International, Inc.	Delaware	3734129	5501 Headquarters Drive
			Plano, Texas 75024

RAC National Product Service, LLC	Delaware	3780584	5501 Headquarters Drive
			Plano, Texas 75024

RAC Acceptance East, LLC	Delaware	5244670	5501 Headquarters Drive
			Plano, Texas 75024

RAC Acceptance Texas, LLC	Delaware	5244667	5501 Headquarters Drive
			Plano, Texas 75024

RAC Acceptance West, LLC	Delaware	5244673	5501 Headquarters Drive
			Plano, Texas 75024

Exact Legal Name	Jurisdiction of Organization	Organizational I.D.	Location of Chief Executive Office
RAC Mexico Holdings I, LLC	Delaware	4810497	5501 Headquarters Drive
			Plano, Texas 75024

RAC Mexico Holdings II, LLC	Delaware	4810500	5501 Headquarters Drive
			Plano, Texas 75024

Schedule 5

INTELLECTUAL PROPERTY

See Attached.

Schedule of Intellectual Property for Rent-A-Center, Inc.

U.S. TRADEMARKS, REGISTRATIONS AND APPLICATIONS

	Application No./	Application Date/
Mark	Registration No.	Registration Date	Status	Owner
ACCEPTANCE NOW	86/074,127	9/25/2013	Registered	Rent-A-Center West, Inc.

	4,590,262	8/19/2014
ACCEPTANCE NOW & Design	86/113,407	11/8/2013	Registered	Rent-A-Center West, Inc.
(Horizontal)	4,590,359	8/19/2014

ACCEPTANCE NOW BENEFITS PLUS	86/108,137	11/1/2013	Registered	Rent-A-Center West, Inc.
	4,777,989	9/9/2014

AMERICA’S HOME OF RENT TO OWN	75/161,025	8/28/1996	Registered	Rent-A-Center West, Inc.
	2,125,173	12/30/1997

Approvalink	86/860,243	12/29/2015	Pending	Rent-A-Center West, Inc.

COLORTYME	73/290,829	12/22/1980	Registered	Rent-A-Center Franchising
	1,216,129	11/9/1982		International, Inc.

ColorTyme	78/571,456	2/21/2005	Registered	Rent-A-Center Franchising
	3,276,638	8/7/2007		International, Inc.

COLORTYME	75/029,755	12/8/1995	Registered	Rent-A-Center Franchising
	2,048,813	4/1/1997		International, Inc.

COLORTYME	73/290,809	12/22/1980	Registered	Rent-A-Center Franchising
	1,191,104	3/2/1982		International, Inc.

COLORTYME	74/470,558	12/17/1993	Registered	Rent-A-Center Franchising
	1,872,515	1/10/1995		International, Inc.

COLORTYME	85/444,121	10/11/2011	Registered	Rent-A-Center Franchising
	4,405,390	9/24/2013		International, Inc.

COLORTYME	85/466,382	11/7/2011	Registered	Rent-A-Center Franchising
	4,157,885	6/12/2012		International, Inc.

COLORTYME & Design	75/029,756	12/8/1995	Registered	Rent-A-Center Franchising
	2,054,385	4/22/1997		International, Inc.

CREDITFREE	87/034,930	05/15/2016	Pending	Rent-A-Center West, Inc.

GET IT NOW	76/461,852	10/28/2002	Registered	Rent-A-Center West, Inc.
	2,850,252	6/8/2004

GET IT NOW! & Design	76/461,851	10/28/2002	Registered	Rent-A-Center West, Inc.
	2,850,251	6/8/2004

	Application No./	Application Date/
Mark	Registration No.	Registration Date	Status	Owner
HOME CHOICE	78/981,029	4/6/2006	Registered	Rent-A-Center West, Inc.
	3,659,513	7/21/2009

LIFE BEGINS AT HOME	86/424,119	10/15/2014	Registered	Rent-A-Center West, Inc.
	4,833,472	3/17/2015

OPERATION: JUST LIKE HOME	85/525,159	1/25/2012	Registered	Rent-A-Center Texas, L.P.
	4,277,107	1/15/2013

RAC	85/267,791	3/15/2011	Registered	Rent-A-Center West, Inc.
	4,048,564	11/1/2011

RAC	78/559,090	2/2/2005	Registered	Rent-A-Center West, Inc.
	3,161,654	10/24/2006

RAC & Design	74/038,721	3/15/1990	Registered	Rent-A-Center West, Inc.
	1,667,049	12/3/1991

RAC & Design	85/267,817	3/15/2011	Registered	Rent-A-Center West, Inc.
	4,048,565	11/1/2011

RAC ACCEPTANCE	85/466,418	11/7/2011	Registered	Rent-A-Center West, Inc.
	4,154,196	6/5/2012

RAC ACCEPTANCE	78/923,518	7/6/2006	Registered	Rent-A-Center West, Inc.
	3,346,229	11/27/2007

RAC BENEFITS PLUS	78/558,985	2/2/2005	Registered	Rent-A-Center West, Inc.
	3,054,671	1/31/2006

RAC NATIONAL PRODUCT SERVICE	78/624,453	5/6/2005	Registered	Rent-A-Center West, Inc.
	3,055,502	1/31/2006

RAC RENT-A-CENTER & Design	76/477,879	12/24/2002	Registered	Rent-A-Center West, Inc.
	2,876,244	8/24/2004

RAC RENT-A-CENTER FURNITURE	85/272,496	3/21/2011	Registered	Rent-A-Center West, Inc.
APPLIANCES ELECTRONICS	4,031,722	9/27/2011
COMPUTERS & Design (Button Logo)

RAC RENT-A-CENTER FURNITURE	85/272,525	3/21/2011	Registered	Rent-A-Center West, Inc.
APPLIANCES ELECTRONICS	4,059,335	11/22/2011
COMPUTERS & Design (Button Logo)

	Application No./	Application Date/
Mark	Registration No.	Registration Date	Status	Owner
RAC WORRY FREE GUARANTEE	77/287,249	9/24/2007	Registered	Rent-A-Center West, Inc.
	3,620,129	5/12/2009

RAC WORRY FREE GUARANTEE	77/287,277	9/24/2007	Registered	Rent-A-Center West, Inc.
	3,620,130	5/12/2009

RAC WORRY FREE GUARANTEE	77/287,308	9/24/2007	Registered	Rent-A-Center West, Inc.
	3,620,131	5/12/2009

RAC WORRY FREE GUARANTEE	77/287,323	9/24/2007	Registered	Rent-A-Center West, Inc.
	3,623,803	5/19/2009

RAC WORRY FREE GUARANTEE	77/287,341	9/24/2007	Registered	Rent-A-Center West, Inc.
	3,623,804	5/19/2009

RAC WORRY FREE GUARANTEE	77/287,216	9/24/2007	Registered	Rent-A-Center West, Inc.
	3,620,128	5/12/2009

RENT-A-CENTER	85/444,100	10/11/2011	Registered	Rent-A-Center West, Inc.
	4,153,948	6/5/2012

RENT-A-CENTER	85/466,404	11/7/2011	Registered	Rent-A-Center West, Inc.
	4,154,195	6/5/2012

RENT-A-CENTER	76/477,880	12/24/2002	Registered	Rent-A-Center West, Inc.
	2,870,944	8/10/2004

RENT-A-CENTER	73/382,791	8/30/1982	Registered	Rent-A-Center West, Inc.
	1,264,550	1/17/1984

RENT-A-CENTER	78/567,643	2/15/2005	Registered	Rent-A-Center West, Inc.
	3,055,184	1/31/2006

RENTERS CHOICE	74/165,881	5/13/1991	Registered	Rent-A-Center West, Inc.
	1,763,556	4/6/1993

RENTWAY	75/139,190	7/24/1996	Registered	Rent-A-Center East, Inc.
	2,094,767	9/9/1997

RENT-WAY & Design (Arrow)	75/015,035	11/6/1995	Registered	Rent-A-Center East, Inc.
	2,011,934	10/29/1996

RENTWAY (Stylized) & Design	75/139,176	7/24/1996	Registered	Rent-A-Center East, Inc.
	2,097,244	9/16/1997

RIMTYME	78/893,263	5/25/2006	Registered	Rent-A-Center Franchising
	3,341,976	11/20/2007		International, Inc.

RIMTYME	78/893,269	5/25/2006	Registered	Rent-A-Center Franchising
	3,341,977	11/20/2007		International, Inc.

	Application No./	Application Date/
Mark	Registration No.	Registration Date	Status	Owner
RIMTYME CUSTOM WHEELS AND	85/323,128	5/17/2011	Registered	Rent-A-Center Franchising
TIRES & Design	4,166,707	7/3/2012		International, Inc.

RIMTYME CUSTOM WHEELS AND	85/323,026	5/17/2011	Registered	Rent-A-Center Franchising
TIRES & Design	4,083,155	1/10/2012		International, Inc.

RIMTYME CUSTOM WHEELS	86/419,024	10/09/2014		Rent-A-Center Franchising
			Registered
AND TIRES & Design	4,767,757	4/21/2015		International, Inc.

TRY IT BEFORE YOU BUY IT	75/137,859	7/17/1996	Registered	Rent-A-Center West, Inc.
	2,170,721	7/7/1998

WE MAKE IT EASY TO MAKE IT	78/970,998	9/11/2006	Registered	Rent-A-Center West, Inc.
YOUR HOME	3,490,677	8/19/2008

WE MAKE IT EASY TO MAKE IT	78/971,002	9/11/2006	Registered	Rent-A-Center West, Inc.
YOUR HOME	3,538,990	11/25/2008

WE MAKE IT EASY TO MAKE IT	78/971,007	9/11/2006	Registered	Rent-A-Center West, Inc.
YOUR HOME	3,490,678	8/19/2008

WE MAKE IT EASY TO MAKE IT	78/971,010	9/11/2006	Registered	Rent-A-Center West, Inc.
YOUR HOME	3,490,679	8/19/2008

WE MAKE IT EASY TO MAKE IT	78/971,013	9/11/2006	Registered	Rent-A-Center West, Inc.
YOUR HOME	3,490,680	8/19/2008

WE MAKE IT EASY TO MAKE IT	78/835,816	3/13/2006	Registered	Rent-A-Center West, Inc.
YOUR OWN	3,201,581	1/23/2007

WORRY FREE GUARANTEE	77/736,343	5/13/2009	Registered	Rent-A-Center West, Inc.
	3,891,827	12/21/2010

YOUR HOMETOWN COLORTYME	78/843,976	3/23/2006	Registered	Rent-A-Center Franchising
	3,314,479	10/16/2007		International, Inc.

U.S. COPYRIGHT REGISTRATIONS

Title	Registration No.	Registration Date	Owner
Rent-A-Center	VA518452	July 31, 1992	Rent-A-Center West, Inc.
Renter Defender; Rent-A-Center renter defender

RACA PC Store Systems	TXU547160	November 2, 1992	Rent-A-Center West, Inc.

PC to AS400 High Performance Data File Transfer System	TX3237702	January 15, 1992	Rent-A-Center West, Inc.

RACA PC Store System	TXU500938	December 30, 1991	Rent-A-Center West, Inc.

File Application Special Transfer	TX3189508	November 8, 1991	Rent-A-Center West, Inc.

RAC Revision 3.53	TXU471002	August 28, 1990	Rent-A-Center West, Inc.

RACA PC Store System V353.BAS	TXU415494	May 5, 1990	Rent-A-Center West, Inc.

Store Operations Training: Level 1	TXU448124	November 29, 1990	Rent-A-Center West, Inc.

Standards of Operations	TXU445751	November 5, 1990	Rent-A-Center West, Inc.

Standards of Operations: Evaluator Manual	TXU445750	November 5, 1990	Rent-A-Center West, Inc.

Identity Standards and Usage Guidelines	TXU432800	August 15, 1990	Rent-A-Center West, Inc.

RAC Systems Computer Operations Manual	TXU429014	July 26, 1990	Rent-A-Center West, Inc.

Rental Agreement	TX2809479	May 4, 1990	Rent-A-Center West, Inc.
Consumer friendly rental agreement

RACS Rev. 3.3	TXU376529	March 28, 1989	Rent-A-Center West, Inc.

Advanced Sales Techniques	TXU375775	May 26, 1989	Rent-A-Center West, Inc.

Rent-A-Center Selection Interviewing Workshop	TXU374311	May 26, 1989	Rent-A-Center West, Inc.

Selection and training manual	TXU374310	May 26, 1989	Rent-A-Center West, Inc.
Rent-A-Center selection and training manual

Zone Certification Manager’s Manual	TXU374309	May 26, 1989	Rent-A-Center West, Inc.

General information manual	TXU374308	May 26, 1989	Rent-A-Center West, Inc.
Rent-A-Center general information manual

Sales and service manual	TXU374307	May 26, 1989	Rent-A-Center West, Inc.
Rent-A-Center sales and service manual

Rent-A-Center Collections Manual	TXU374218	May 26, 1989	Rent-A-Center West, Inc.

Account Manager I Certification Packet	TXU369577	May 26, 1989	Rent-A-Center West, Inc.

Implementation Kit for Human Resources Planning at Rent-A-Center Inc.	TXU369447	May 26, 1989	Rent-A-Center West, Inc.

Assistant Manager Certification Packet	TXU369446	May 26, 1989	Rent-A-Center West, Inc.

Collections Skills Workbook: Store Operations Training	TXU301483	May 7, 1987	Rent-A-Center West, Inc.

RACS Rev. 2.30	TXU290611	July 31, 1987	Rent-A-Center West, Inc.

RACS Rev. 3.0	TXU290610	July 31, 1987	Rent-A-Center West, Inc.

Store Operations Training: Sales and Service Workbook	TXU281464	May 7, 1987	Rent-A-Center West, Inc.

Macntlin	TXU207428	August 16, 1985	Rent-A-Center West, Inc.

Our 10 Commitments to You	TX1663355	October 11, 1985	Rent-A-Center West, Inc.

Rent-A-Center - A Special Place	PAU1230331	May 26, 1989	Rent-A-Center West, Inc.

Collection Practices - One to Six Day Accounts	PAU1230330	May 26, 1989	Rent-A-Center West, Inc.

Title	Registration No.	Registration Date	Owner
The Basics of Successful Renting and the Sales Track	PAU1230329	May 26, 1989	Rent-A-Center West, Inc.

Collection Practices - Seven to Twenty-Nine Day Accounts	PAU1230328	May 26, 1989	Rent-A-Center West, Inc.

THORN Services International - Field Management System V.015	TXU676521	February 27, 1995	Rent-A-Center West, Inc.

THORN Services International - Warranty Claims V.012	TXU676519	February 27, 1995	Rent-A-Center West, Inc.

THORN Services International - Central Parts Procurement System V 3.0	TXU676518	February 27, 1995	Rent-A-Center West, Inc.

Credit Analysis Package	TXU830675	December 23, 1997	Rent-A-Center West, Inc.

RAC Rent-A-Center : Apr./May 04	TX6002233	July 28, 2004	Rent-A-Center West, Inc.

RAC : Rent-A-Center, June-July 11	TX6069856	August 24, 2004	Rent-A-Center West, Inc.

RAC: Rent-A-Center, July 11-Aug 28	TX6069857	August 24, 2004	Rent-A-Center West, Inc.

RAC : Rent-A-Center, May	TX6069858	August 24, 2004	Rent-A-Center West, Inc.

Consumer Lease Agreement	TXU1777399	September 29, 2011	Rent-A-Center West, Inc.

Carpe Diem 2 / with an introd. by George Fink; compiled by Heidi Beale; edited by Heidi Beale, Matt Campbell, George Fink... [et al.] ; cover design by Heidi Beale, Connie Connor and George Fink; cover art by Connie Conner and Kelley Walker	TX3572214	March 2, 1993	Remco America, Inc.

U.S. PATENTS

Title	Application No.	Filing Date	Owner
Lease Purchase System & Method	14/696,217	April 24, 2015	Rent-A-Center West, Inc.

INTELLECTUAL PROPERTY LICENSES

Title	Date	Licensor	Licensee
Amended and Restated	September 1, 2013	Rent-A-Center West, Inc.	Rent-A-Center Franchising
Trademark LicenseAgreement			International, Inc. (formerly known as ColorTyme, Inc.)

Trademark License Agreement	December 31, 2002,	Rent-A-Center West, Inc.	Rent-A-Center Texas, L.P.
as amended December 31, 2004

Trademark License Agreement	December 31, 2002,	Rent-A-Center West, Inc	Rent-A-Center East, Inc.
as amended December 31, 2004

Trademark License Agreement	April 22, 2005	Rent-A-Center West, Inc.	Get It Now, LLC

Trademark License Agreement	April 14, 2004	Rent-A-Center West, Inc.	RAC National Product Service, LLC

Franchise agreements with Rent-A-Center Franchising International, Inc. franchisees

Other inter-company licenses

Schedule 6

LETTERS OF CREDIT

None.

Schedule 7

COMMERCIAL TORT CLAIMS

None.

Schedule 8

DEPOSIT ACCOUNTS

			Check here if	Description of Deposit Account if
			Deposit Account is	not a Collateral
Name of Grantor	Name of Institution	Account Number	a Collateral Deposit Account	Deposit Account
Rent-A-Center Texas, LP	Compass		X

Rent-A-Center East, Inc.	M&T Bank		X

Rent-A-Center East, Inc.	Banco Popular		X

Rent-A-Center, Inc.	Fifth Third Bank		X

Rent-A-Center East, Inc.	Regions		X

Rent-A-Center East, Inc.	Chase		X

Rent-A-Center East, Inc.	Bank of America		X

Rent-A-Center West, Inc.	Bank of America		X

Rent-A-Center West, Inc.	Wells Fargo		X

Rent-A-Center Texas, LP	Wells Fargo		X

Rent-A-Center East, Inc.	BB&T		X

Rent-A-Center East, Inc.	Citizens Bank		X

Rent-A-Center East, Inc.	Wells Fargo		X

Rent-A-Center East, Inc.	Suntrust		X

Rent-A-Center, Inc.	Intrust		X

LOCK BOXES

Name of Grantor	Name of Institution	Lock Box Number
None

Exhibit A to

Amended and Restated Guarantee and Collateral Agreement

FORM OF ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Amended and Restated Guarantee and Collateral Agreement, dated as of June 6, 2017 (the “Agreement”; capitalized terms used but not defined herein have the meanings given such terms therein), made by the Grantors parties thereto for the benefit of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) under the Credit Agreement, dated as of March 19, 2014 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among Rent-A-Center, Inc., a Delaware corporation, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement and the Administrative Agent. The undersigned agrees for the benefit of the Administrative Agent and the Secured Parties as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The undersigned confirms the statements made in the Agreement with respect to the undersigned including, without limitation, in Section 4.7 and Schedule 2.

3. The undersigned will notify the Administrative Agent promptly in writing of the occurrence of any of the events described in Section 5.8(a) of the Agreement.

4. The terms of Sections 5.8(c), 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.8(c), 6.3(c) or 6.7 of the Agreement.

[NAME OF ISSUER]

By
Name:
Title:

Address for Notices:

Fax:

A-1

Exhibit B-1 to

Amended and Restated Guarantee and Collateral Agreement

FORM OF [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT

This [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT, dated as of [ ], 2017 (as amended, supplemented or otherwise modified from time to time, the “Intellectual Property Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Rent-A-Center, Inc., a Delaware corporation (the “Borrower”) has entered into an Credit Agreement, dated as of March 19, 2014 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement and the Administrative Agent.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement, dated as of June 6, 2017 in favor of the Administrative Agent for the benefit of the Secured Parties (as amended, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, certain Intellectual Property of the Grantors (the “[Copyrights][Patents][Trademarks]”) to the Administrative Agent for the ratable benefit of the Secured Parties, and have agreed as a condition thereof to execute this Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, and other applicable Governmental Authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Intellectual Property Security Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

SECTION 2. Grant of Security. Each Grantor hereby pledges and grants to the Administrative Agent for the ratable benefit of the Secured Parties a continuing security interest in and to all of such Grantor’s right, title and interest in the [Copyrights][Patents][Trademarks] listed on Schedule A, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations.

SECTION 3. Recordation. This Intellectual Property Security Agreement has been executed and delivered by Grantor for the purpose of recording the grant of security interest herein with the Register of Copyrights, the Commissioner of Patents and Trademarks and any other applicable government officer. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner of Patents and Trademarks and any other applicable government officer record this Intellectual Property Security Agreement.

SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Governing Law. This Intellectual Property Security Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 6. Conflict Provision. This Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Intellectual Property Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

Schedule A

[COPYRIGHTS]

[PATENTS]

[TRADEMARKS]

[EXCLUSIVE INTELLECTUAL PROPERTY LICENSES]

Exhibit B-2 to

Amended and Restated Guarantee and Collateral Agreement

FORM OF AFTER-ACQUIRED [COPYRIGHT][PATENT][TRADEMARK] SECURITY

AGREEMENT

([FIRST] SUPPLEMENTAL FILING)

This [COPYRIGHT][PATENT][TRADEMARK] SECURITY AGREEMENT ([FIRST] SUPPLEMENTAL FILING), dated as of         , 201     (as amended, supplemented or otherwise modified from time to time, the “[First] Supplemental Intellectual Property Security Agreement”), is made by each of the signatories hereto (collectively, the “Grantors”) in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

WHEREAS, Rent-A-Center, Inc., a Delaware corporation (the “Borrower”), has entered into an Credit Agreement, dated as of March 19, 2014 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties to the Credit Agreement and the Administrative Agent.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered that certain Amended and Restated Guarantee and Collateral Agreement, dated as of June 6, 2017 in favor of the Administrative Agent for the benefit of the Secured Parties (as amended, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”).

WHEREAS, under the terms of the Guarantee and Collateral Agreement, the Grantors have granted a security interest in certain property, including, without limitation, certain Intellectual Property, including but not limited to After-Acquired Intellectual Property of the Grantors (the “[Copyrights][Patents][Trademarks]”) to the Administrative Agent for the ratable benefit of the Secured Parties, and have agreed as a condition thereof to execute this [First] Supplemental Intellectual Property Security Agreement for recording with the United States Patent and Trademark Office, the United States Copyright Office, and other applicable Governmental Authorities.

WHEREAS, the Intellectual Property Security Agreement was recorded against certain United States Intellectual Property at [INSERT REEL/FRAME NUMBER] [IF SECOND OR LATER SUPPLEMENTAL, ADD PRIOR REEL/FRAME NUMBERS].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantors agree as follows:

SECTION 1. Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Intellectual Property Security Agreement, including its preamble and recitals, have the meanings provided or provided by reference in the Credit Agreement or the Guarantee and Collateral Agreement, as applicable.

SECTION 2. Grant of Security. Each Grantor hereby pledges and grants to the Administrative Agent for the ratable benefit of the Secured Parties a continuing security interest in and to all of such Grantor’s right, title and interest in the [Copyrights][Patents][Trademarks] listed on Schedule A, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations:

B-2-1

SECTION 3. Recordation. This Intellectual Property Security Agreement has been executed and delivered by Grantor for the purpose of recording the grant of security interest herein with the Register of Copyrights, the Commissioner of Patents and Trademarks and any other applicable government officer. Each Grantor authorizes and requests that the Register of Copyrights, the Commissioner of Patents and Trademarks and any other applicable government officer record this [First] Supplemental Intellectual Property Security Agreement.

SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Governing Law. This [First] Supplemental Intellectual Property Security Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

SECTION 6. Conflict Provision. This [First] Supplemental Intellectual Property Security Agreement has been entered into in conjunction with the provisions of the Guarantee and Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to, and are in addition to those set forth in the Guarantee and Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this [First] Supplemental Intellectual Property Security Agreement are in conflict with the Guarantee and Collateral Agreement or the Credit Agreement, the provisions of the Guarantee and Collateral Agreement or the Credit Agreement shall govern.

B-2-2

IN WITNESS WHEREOF, each of the undersigned has caused this [First] Supplemental Intellectual Property Security Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

B-2-3

Schedule A

[COPYRIGHTS]

[PATENTS]

[TRADEMARKS]

[EXCLUSIVE INTELLECTUAL PROPERTY LICENSES]

Exhibit C to

Amended and Restated Guarantee and Collateral Agreement

FORM OF CONTROL AGREEMENT

This CONTROL AGREEMENT (as amended, supplemented or otherwise modified from time to time, the “Control Agreement”) dated as of             , 201    , is made by and among             , a              (the “Grantor”), JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Secured Parties (as defined in the Guarantee and Collateral Agreement referred to below), and             , a              (the “Issuer”).

WHEREAS, the Grantor has granted to the Administrative Agent for the benefit of the Secured Parties a security interest in the uncertificated securities of the Issuer owned by the Grantor from time to time (collectively, the “Pledged Securities”), and all additions thereto and substitutions and proceeds thereof (collectively, with the Pledged Securities, the “Collateral”) pursuant to an Amended and Restated Guarantee and Collateral Agreement, dated as of June 6, 2017 (as amended, supplemented, replaced or otherwise modified from time to time, the “Guarantee and Collateral Agreement”), among the Grantor and the other persons party thereto as grantors in favor of the Administrative Agent for the benefit of the Secured Parties.

WHEREAS, the following terms which are defined in Articles 8 and 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) are used herein as so defined: Adverse Claim, Control, Instruction, Proceeds and Uncertificated Security.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Notice of Security Interest. The Grantor, the Administrative Agent and the Issuer are entering into this Control Agreement to perfect, and to confirm the priority of, the Administrative Agent’s security interest in the Collateral. The Issuer acknowledges that this Control Agreement constitutes written notification to the Issuer of the Administrative Agent’s security interest in the Collateral. The Issuer agrees to promptly make all necessary entries or notations in its books and records to reflect the Administrative Agent’s security interest in the Collateral and, upon request by the Administrative Agent, to register the Administrative Agent as the registered owner of any or all of the Pledged Securities. The Issuer acknowledges that the Administrative Agent has control over the Collateral.

SECTION 2. Collateral. The Issuer hereby represents and warrants to, and agrees with the Grantor and the Administrative Agent that (i) the terms of any limited liability company interests or partnership interests included in the Collateral from time to time shall expressly provide that they are securities governed by Article 8 of the Uniform Commercial Code in effect from time to time in the State of [            ], (ii) the Pledged Securities are uncertificated securities, (iii) the issuer’s jurisdiction is, and during the term of this Control Agreement shall remain, the State of [            ], (iv) Schedule 1 contains a true and complete description of the Pledged Securities as of the date hereof and (v) except for the claims and interests of the Administrative Agent and the Grantor in the Collateral, the Issuer does not know of any claim to or security interest or other interest in the Collateral.

SECTION 3. Control. The Issuer hereby agrees, upon written direction from the Administrative Agent who shall have provided the Grantor with written notice to such written direction to the Issuer, and without further consent from the Grantor, (a) to comply with all instructions and directions of any kind originated by the Administrative Agent concerning the Collateral, to liquidate or otherwise dispose of the Collateral as and to the extent directed by the Administrative Agent and to pay over to the Administrative Agent all proceeds without any setoff or deduction, and (b) except as otherwise directed by the Administrative Agent, not to comply with the instructions or directions of any kind originated by the Grantor or any other person.

SECTION 4. Other Agreements. The Issuer shall notify promptly the Administrative Agent and the Grantor if any other person asserts any lien, encumbrance, claim (including any adverse claim) or security interest in or against any of the Collateral. In the event of any conflict between the provisions of this Control Agreement and any other agreement governing the Pledged Securities or the Collateral, the provisions of this Control Agreement shall control.

SECTION 5. Protection of Issuer. The Issuer may rely and shall be protected in acting upon any notice, instruction or other communication that it reasonably believes to be genuine and authorized.

SECTION 6. Termination. This Control Agreement shall terminate automatically upon receipt by the Issuer of written notice executed by the Administrative Agent.

SECTION 7. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, to the Grantor’s and the Administrative Agent’s addresses as set forth in the Guarantee and Collateral Agreement, and to the Issuer’s address as set forth below, or to such other address as any party may give to the others in writing for such purpose:

[Name of Issuer]

[Address of Issuer]

Attention:

Telephone: (       )       -

Telecopy: (       )       -

SECTION 8. Amendments in Writing. None of the terms or provisions of this Control Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the parties hereto.

SECTION 9. Entire Agreement. This Control Agreement and the Guarantee and Collateral Agreement constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

SECTION 10. Execution in Counterparts. This Control Agreement may be executed in any number of counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 11. Successors and Assigns. This Control Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Grantor may not assign, transfer or delegate any of its rights or obligations under this Control Agreement without the prior written consent of the Administrative Agent.

SECTION 12. Governing Law and Jurisdiction. This Control Agreement has been delivered to and accepted by the Administrative Agent and will be deemed to be made in the State of New York. THIS CONTROL AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto submits for itself and its property in any legal action or proceeding relating to this Control Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

SECTION 13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS CONTROL AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, each of the undersigned has caused this Control Agreement to be duly executed and delivered as of the date first above written.

[NAME OF GRANTOR]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[NAME OF ISSUER]

By:
Name:
Title:

Annex 1 to

Amended and Restated Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of             , 201    , made by             , a              (the “Additional Grantor”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for (i) the banks and other financial institutions and entities (the “Lenders”) parties to the Credit Agreement referred to below, and (ii) the other Secured Parties (as defined in the Guarantee and Collateral Agreement (as hereinafter defined)). All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H:

WHEREAS, Rent-A-Center, Inc. (the “Borrower”), the Lenders and the Administrative Agent have entered into an Credit Agreement dated as of March 19, 2014 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Administrative Agent;

WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Amended and Restated Guarantee and Collateral Agreement, dated as of June 6, 2017 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Grantor and Guarantor thereunder as of the date hereof and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor and Guarantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules 1 to 7 to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date (except for representations and warranties expressly stated to relate to a specific earlier date).

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

2

Annex 1-A

SUPPLEMENTAL INFORMATION